As filed with the U.S. Securities and Exchange Commission on January 27, 2023

Registration No. 333-[                  ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	81-3224056
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Kirk Huntsman

Chairman of the Board and Chief Executive Officer

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 27, 2023

13,333,334 shares

common stock

This prospectus relates to the offer for sale of up to an aggregate of 13,333,334 shares of common stock, par value $0.0001 per share, of Vivos Therapeutics, Inc., by the stockholder of our company named herein (who we refer to as the selling stockholder), which is comprised of: (i) 2,000,000 shares of common stock, (ii) 4,666,667 shares of common stock underlying a pre-funded warrant held by the selling stockholder and (iii) 6,666,667 shares of common stock underlying a warrant held by the selling stockholder, all of which securities were issued to the selling stockholder in a private placement which closed on January 9, 2023.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the warrants held by the selling stockholder. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The distribution of securities offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder.

The selling stockholder and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our common stock listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “VVOS.” On January 26, 2023, the last reported sale price of the shares of our common stock as reported on NASDAQ was $1.34 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2023.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We and the selling stockholder have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary of the prospectus highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to moderate obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

Our primary focus has been on expanding awareness of, and providing treatment options for OSA for, the dentistry market, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our treatment and marketing programs to encompass a more multidisciplinary approach as we have learned even more about how OSA and its comorbidities are diagnosed and treated. In this prospectus, we sometimes refer to dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to moderate OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP). We call our solution The Vivos Method.

Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

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Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action.

●	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults.

●	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults.

●	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are a Class I FDA-registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

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●	Vivos Versa is an FDA 510k cleared Class II device for treating mild to moderate OSA. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products.

●	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

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Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

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Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

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During 2022, we continued to expand and grow our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. During 2022, Vivos providers performed nearly 60,000 VivoScore home sleep tests, up 99% over 2021. Due to the volume of business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the rapid growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment, however, and based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover and labor shortages that continue to plague the dental workplace. Throughout 2022, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatments. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and rolled out in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. As of December 31, 2022, there are approximately 70 Vivos-trained (VIP) dental offices who are at some stage of onboarding with our Treatment Navigator program. Based on early feedback, we expect the Treatment Navigator program to continue to grow into a material and important revenue stream as we move forward.

Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “Gold Standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive and cost-effective treatment for adults with dentofacial abnormalities and/or patients diagnosed with mild to moderate OSA and snoring. Combining technologies that typically expand the upper airway by altering its tissues’ size, shape and position, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

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A recently published peer reviewed study in a high impact medical journal (Sleep Medicine) showed that use of our CARE appliances under the guidance of trained Vivos dentists with access to the complete Vivos Method led to significantly lower Apnea Hypopnea Index scores, significant decreases in OSA severity categories, and significantly increased airway volumes, as measured with no appliance in the mouth. These results come from a set of 220 treated patients. A second database review looking at a set of 786 patients undergoing CARE treatment by providers with access to the Vivos Method was presented at the American Academy of Sleep Medicine’s annual scientific meeting in 2022 with results largely consistent with this published set. A peer reviewed paper on this set is currently in editorial review and anticipated soon. These two data sets furthermore are consistent with data seen in multiple smaller case series published over the preceding decade.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 31,000 patients treated worldwide by more than 1,750 trained dentists.

Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

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Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe sleep apnea (OSA). We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

Our Treatment Alternative for OSA – The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild to moderate OSA and snoring. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their mild to moderate OSA and snoring symptoms. The primary products used in The Vivos Method are the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®, each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 10 to 24 months, with 12 to 18 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated. Through the course of treatment with The Vivos Method, patients have reported a variety of outcomes, including:

●	Reduction of snoring;

●	Reduction in AHI level and/or other indicators of mild to moderate OSA;

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●	Relief of mild to moderate OSA symptoms;

●	Restoration and improvement of normal (nasal) breathing;

●	Improvement in overall sleep quality;

●	Reduction in the need for other lifetime treatment options such as CPAP;

●	Restoration and maintenance of proper facial symmetry and alignment;

●	Dentofacial and orthodontic improvement and/or correction;

●	Resolution of TMJ pain, clicking, and locking;

●	Facial aesthetic improvement, including a broader smile and reduced ‘gummy smile’; and

●	Improved posture with better balance and facial symmetry.

Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to moderate OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP. We plan to continue to create public demand for Vivos treatments to drive adoption by healthcare providers and coverage by insurance payers. We also plan to continue building consumer awareness through our direct-to-patient marketing initiatives which we anticipate will include celebrity endorsements, paid search, radio, television, social media, influencers, company sponsored events, corporate wellness programs, and online video.

●	Drive more qualified new patients to our VIP practices. By making our Vivos-trained providers more productive and profitable, more new dentists will be encouraged to enroll and get trained.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment. We are working to broaden and extend the insurance coverage available to patients for The Vivos Method beyond what it is today. Most insurance payers will reimburse at about 50% of the cost of treatment. We need to drive that percentage up so patients don’t have to pay as much out of pocket. To this end, in December 2022, we announced a collaboration with Nexus Dental Systems (or Nexus), which effectively combines our proprietary out-of-network Billing Intelligence Service with the Nexus’ in-network medical billing platform. The goal is to provide both companies’ medical professional networks with greater access to both in or out-of-network billing with all major medical insurance companies, facilitating case acceptances, insurance billing procedures and reimbursement.

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●	Make it easy for both patients and professionals to interact and do business with Vivos. We are simplifying our training, our software, and our products in order to make working with us smooth and easy and a great customer experience.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through DSO marketing and our Medical Integration Division. In late 2021, we began to market The Vivos Method to the large and rapidly growing segment of private equity and corporate sponsored dental groups known as dental service organizations (known as DSOs). With an estimated 2,600 DSO groups in the U.S. and Canada covering total office locations in excess of 40,000, we believe makes the integration of sleep medicine as part of the DSO offering an ideal fit for Vivos to help drive awareness of OSA, new VIP subscriptions and sales of our products and services. Our MID and our collaborations with Pneusomnia sleep centers, which are owned jointly by both doctors and dentists and managed by Vivos, are also a part of our marketing strategy. We are also continuing to promote awareness of the value proposition of The Vivos Method through training and educating dentists, physicians, and other healthcare providers, including at our TVI in Denver, Colorado.

●	Invest in research and development to drive innovation and expand indications. We are committed to ongoing research and development, and we intend to invest in our business to further improve our products and validate our value proposition.

●	Pursue strategically adjacent markets and international opportunities. We believe there is a significant opportunity for our products outside the United States. We have begun an initial assessment of the development and commercialization of The Vivos Method for markets outside of North America, and we plan to conduct further strategic evaluation of such markets as we expand our market penetration throughout the United States, Canada, and most recently Australia.

Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system.

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●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to moderate OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments. We have built into our core MID business model a great degree of flexibility, such that elements of each Pneusomnia Center as described above may change and be adapted to local state laws and regulations, and entity formation laws as any such alterations do not violate any state or federal statutes or regulations. We believe our market response from MID activities has been promising, and in March 2021 we announced the opening of the first Pneusomnia Center in Del Mar, California, and in May 2021, the second in Modesto. 2022 was a good year for the MID with the addition of three new locations located in Toluca Lake California, Newport Beach California and Aliso Viejo, California. These three new locations are branded under the name Pneusomnia Plus as these are dental offices jointly owned by independent dentists and physicians. The MID has plans to assist in the opening of additional Pneusomnia Centers in several other cities in the U.S. including two locations in Las Vegas, Nevada. The MID is expected to enhance the overall practice level economics for independent VIP offices and generate additional lines of recurring revenue for us.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. This OMT therapy can be a component of obstructive sleep apnea treatment in conjunction with The Vivos Method which includes our Class II oral appliances and treatment guidelines. OMT, which is given by a certified OMT therapist, involves exercises and other techniques aimed at strengthening the tongue and orofacial muscles by teaching individuals how to engage the muscles to the appropriate position.

January 2023 Private Placement

On January 5, 2023, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (who is the selling stockholder named herein) pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 2,000,000 shares of our common stock, a pre-funded warrant to purchase up to an aggregate of 4,666,667 shares of our common stock and a common stock purchase warrant to purchase up to an aggregate of 6,666,667 shares of our common stock (as the context requires, we sometimes refer to the pre-funded warrant and the common stock purchase warrant issued in our January 2023 private placement as the “warrants”). The purchase price per share and associated common stock purchase warrant was $1.20, and the purchase price per pre-funded warrant and associated common stock purchase warrant was $1.1999.

The private placement closed on January 9, 2023. After the placement agent fees and estimated offering expenses payable by us, we received net proceeds of approximately $7.4 million. We intend to use the net proceeds from the private placement for general working capital and general corporate purposes.

The common stock purchase warrant entitles the holder, for a period of five years and 6 months, to purchase one share of common stock at an exercise price of $1.20 per share. The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase one share of common stock at an exercise price of $0.0001 per share. Both warrants contain a customary 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us.

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The Purchase Agreement includes standard representations, warranties and covenants. In addition, and subject to customary exceptions, the Purchase Agreement provides that:

(a) from January 5, 2023 until ninety (90) days after the effective date of the registration statement of which this prospectus forms a part, neither our company nor any subsidiary of our company shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible into or exercisable for common stock or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated by the Registration Rights Agreement (as defined below); or

(b) from January 5, 2023 until nine (9) months after the effective date of the registration statement of which this prospectus forms a part, we shall be prohibited from effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of any shares of common stock or securities convertible into or exercisable for common stock (or a combination of units thereof) involving a “variable rate transaction”, meaning a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of common stock either (i) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the common stock or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price.

On January 5, 2023, in connection with the private placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor, pursuant to which we agreed to file a registration statement with the SEC to register for resale the shares issued in the private placement and the shares of common stock issuable upon exercise of the warrants. We is subject to customary penalties and liquidated damages in the event we does not meet certain filing and effectiveness deadlines set forth in the Registration Rights Agreement, up to a maximum aggregate penalty of 10.5% of the gross proceeds of the private placement. We have filed the registration statement of which this prospectus forms a part in order to satisfy our obligations under the Registration Rights Agreement.

Roth Capital Partners, LLC and A.G.P./Alliance Global Partners acted as placement agents for the Private Placement (the “Placement Agents”). Pursuant to a placement agency agreement, dated January 5, 2023, between us and the Placement Agents (the “Placement Agency Agreement”), we agreed to pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds received by us in the private placement, in addition to the reimbursement of $40,000 of expenses. The Placement Agency Agreement contains customary representations, warranties, terms and conditions, including for indemnification of the Placement Agents and their related parties by us.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. You should carefully consider the risks and uncertainties discussed under the section titled “Risk Factors” elsewhere in this prospectus before making a decision to invest in our common stock. Certain of the key risks we face include, without limitation:

Risks Related to Our Business and Industry

●	Our business has a limited operating history, and we continue to refine our business model, which makes it difficult to evaluate our past performance and future prospects. Moreover, we have recently made significant strategic, operational and staffing changes to our business, and it is impossible to know how or if such changes will affect future revenue and earnings.

●	We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

●	Our VIP program is a relatively new business model for us, and management has limited experience operating this model.

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●	We will need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner, which could adversely affect our liquidity, financial position, and ability to continue operations.

●	We have identified material weaknesses in our internal control over financial reporting.

●	A material portion of our future revenue is expected to derive from sales and enrollments of new dentists into our Vivos Integrated Practice (VIP) program, including dentists who are part of a Dental Service Organization (DSO) which leaves us reliant on the willingness of dentists and/or DSO groups to continue to enroll.

●	We will not be successful if The Vivos Method is not sufficiently adopted by the medical and dental communities, including independent practitioners and dental service organizations.

●	We may not be able to successfully implement our growth strategies for our VIPs, which could harm our business, financial condition and results of operations.

●	The long-term success of our VIP program is highly dependent on our ability to successfully identify, recruit and enroll target dental practices as well as to convince other medical professionals to participate in the treatment of OSA with our products and services.

●	Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

●	The SleepImage® home sleep test used in our VivoScore Program is a relatively new technology which may not be utilized by VIPs to the degree anticipated.

●	Further clinical studies of our products comprising The Vivos Method may adversely impact our ability to generate revenue if they do not demonstrate that The Vivos Method is effective.

●	Our business and results of operations may be impacted by the extent to which patients using The Vivos Method achieve adequate levels of third-party insurance reimbursement.

●	Our products and third-party contract manufacturing activities are subject to extensive governmental regulation that could prevent us from selling Vivos appliances or introducing new and/or improved products in the United States or internationally.

●	We face significant competition in the market for treating sleep breathing disorders, and we may be unable to manage or respond to competitive pressures.

●	We may not be able to protect our patents and proprietary technology and may become subject to intellectual property claims or litigation.

●	We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

●	If we are unable to comply, or have not fully complied, with federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations, we could face substantial penalties.

●	The misuse or off-label use of The Vivos Method could result in injuries that lead to product liability suits or result in costly investigations, fines, or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

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Risks Related to Our Products and Regulation

●	Our failure to obtain government approvals, or to comply with ongoing, and ever increasing, governmental regulations relating to our technologies and products, could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

●	We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

●	Modifications to The Vivos Method may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

●	We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements.

●	Treatment with The Vivos Method has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

●	Our Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

Risks Related to Our Securities Generally

●	The market for our common stock is relatively new and may not develop to provide investors with adequate liquidity.

●	The market price of our common stock has been and may continue to be highly volatile resulting in substantial losses for investors.

●	Our failure to meet the continuing listing requirements of The Nasdaq Capital Market could result in a de-listing of our securities.

●	Our officers and directors may have the ability to exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

●	The terms of our January 2023 private placement could hamper our fundraising efforts.

Emerging Growth Company under the JOBS Act

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

Available Information

We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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THE OFFERING

Shares of common stock offered by selling stockholder	13,333,334 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholder. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholder which, if such warrants are exercised in full for cash, would be approximately $8.0 million. Proceeds, if any, received from the exercise of any such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “VVOS”.

Risk factors:	Investing in our common stock is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13.

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. Before you invest in our securities, you should give careful consideration to the following risk factors, in addition to the other information included in this this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business has a limited operating history, and we continue to refine our business model, which makes it difficult to evaluate our past performance and future prospects. Moreover, we have recently made significant strategic, operational and staffing changes to our business, and it is impossible to know how or if such changes will affect future revenue and earnings.

Our business was formed only in 2016, and therefore there is limited historical data on which to evaluate our company. This is particularly true because our current VIP-focused business model only commenced in mid-2018. In addition, since the roll out of our VIP-focused business model, we have continued to refine our strategies, for example by experimenting with different VIP enrollment and subscription plans and by adding strategic offerings like OMT. Therefore, there is limited and evolving or differing historical operating data on which to evaluate the results of and prospects for our current business model.

We have a history of operating losses and may never achieve cash flow positive or profitable results of operations.

Since our inception, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2021 and 2020, we reported net losses of $20.3 million and $12.1 million respectively, and negative cash flow from operating activities of $15.7 million and $5.7 million, respectively. As of December 31, 2021, we had an aggregate accumulated deficit of $55.6 million. As of September 30, 2022, the Company had an accumulated deficit of approximately $73.4 million and ended the period with approximately $6.7 million in cash assets. For the nine months ended September 30, 2022 and 2021, the Company incurred a net loss of approximately $17.8 and $12.9 million, respectively. Net cash used in operating activities amounted to approximately $16.6 million and $11.6 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, the Company had total liabilities of approximately $8.5 million. We anticipate that we will continue to report losses and negative cash flow until we can substantially increase our revenues, which we may be unable to do. There is therefore a risk that we will be unable to operate our business in a manner that generate positive cash flow or profit, and our failure to increase our revenues, generate positive cash flow and operate our business profitably would damage our reputation and stock price.

Our VIP program is a relatively new business model for us, and management has limited experience operating this model.

Our VIP program is a relatively new business model for us, and members of our management team have only a few years of experience in operating our company through this model. As a result, our historical financial results may not be comparable to future results. Also, we are subject to many risks associated with the VIP business model, some of which we have faced and some which we may be unable to presently identify, such as risks associated pricing, competition, marketing and regulatory matters. Moreover, our ability to onboard new VIPs may be impeded by the investments VIPs must make in adapting their practices to the use of The Vivos Method. We cannot assure you that management will be able to recruit and adopt new VIPs. Any such failure may have an adverse impact on our business, financial condition and results of operations.

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We will need to raise additional capital to fund and grow our business. Such funding, even if obtained, could result in substantial dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms in a timely manner or at all, which could adversely affect our liquidity, financial position, and ability to continue operations.

In order to fund and grow our business, we will need to obtain additional financing, either through borrowings, private offerings, public offerings, or some type of business combination, such as a merger, or buyout, and there can be no assurance that we will be successful in such pursuits. We may be unable to acquire the additional funding necessary to fund our growth or to continue operating. Accordingly, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell one or more lines of business or all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. Any of these possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our investors losing all of their investment in our company.

Even if we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital, coupled with our inability to generate adequate cash from operations, could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity and ability to pay dividends. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Additionally, during 2022, we actively began a process of reducing staff, eliminating or renegotiating certain vendor contracts, strategically reorganizing our business and revamping our business model. Further such steps, or even more, may be required before management is satisfied that we are positioned to succeed or even survive, and there is a risk that we will be unable to implement cost cutting programs effectively.

We have identified material weaknesses in our internal control over financial reporting.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately. Material errors were also identified in our analysis and review of our VIP contracts for applicable factors to meet the definition of a contract under ASC 606 Contracts with Customers, step 1, and our evaluation of our note receivable with respect to our former Orem dental clinic for impairment in accordance with ASC 310 Receivables.

Furthermore, material errors were also identified during 2022 in our analysis and review of our VIP contracts for applicable factors to meet the definition of a contract under ASC 606 Contracts with Customers. Our management (with the concurrent of our Audit Committee of the Company’s Board of Directors) determined that our existing revenue recognition policy was not consistent with the guidance in ASC 606. After analyzing our contracts using the five-step process in ASC 606, we determined that for VIP enrollment contracts, it is necessary for us to separately identify the performance obligations and recognize the revenue as the performance obligations are satisfied or over the customer life as applicable. These errors led to a restatement of our Quarterly Report on Form 10-Q for the period ended March 31, 2022 and significant delays in the filing of our Quarterly Reports on Form 10-Q for the periods ended June 30, and September 30, 2022.

In summary, we identified a material weaknesses related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately for the revenue recognition issues described above and for those items which we had previously identified in Part II, Item 9A of our 2021 Form 10-K.

If we are unable to remedy these or similar material weakness that may arise in the future, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may continue to conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price. Delays in filing our periodic reports have led and could in the future lead to the loss of our ability to use certain “short form” registration statements (including “shelf” registration statements used for more efficient fundraising).

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We expect to derive a substantial portion of our prospective future revenue from sales of our appliances and treatments, which leaves us reliant on the commercial viability of The Vivos Method.

Currently, our primary product is The Vivos Method, inclusive of MyoCorrect and our SleepImage HST. Our secondary source of revenue is our clinical training and practice support programs, including Billing Intelligence Services, Airway Intelligence System and AireO2. We expect that sales of the component aspects of The Vivos Method and our services to our VIPs related to the use of such treatments will account for a significant majority of our prospective revenue for the foreseeable future. We currently market and sell our appliances (which are central to The Vivos Method) primarily in the United States and Canada, with a very limited presence in Australia. The Vivos Method is different from current surgical and non-surgical treatments dentofacial abnormalities and/or mild to moderate OSA and snoring, therefore we cannot assure you that dentists in corroboration with physicians will use The Vivos Method or become VIPs, and demand for The Vivos Method may decline or may not increase as quickly as we expect. Also, we cannot assure you that The Vivos Method will compete effectively as a treatment alternative to other more well-known and well-established therapies, such as CPAP, mandibular advancement, or palatal surgical procedures. Since The Vivos Method currently represents our primary product, and since our VIP program is our primary means of commercialization, we are significantly reliant on the level of recurring sales of The Vivos Method treatment and decreased or lower than expected sales or recruitment and maintenance of new VIPs would cause us to lose all or substantially all of our revenue.

A material portion of our future revenue is expected to derive from sales and enrollments of new dentists into our Vivos Integrated Practice (VIP) program, including dentists who are part of a Dental Service Organization (DSO) which leaves us reliant on the willingness of dentists and/or DSO groups to continue to enroll.

We believe that The Vivos Method is the first commercially available treatment based on our proprietary technology for the treatment of dentofacial abnormalities and/or mild to moderate OSA. Our success depends both on the sufficient acceptance and adoption by the medical/dental community of The Vivos Method as a non-invasive treatment for the treatment of dentofacial abnormalities and/or mild to moderate OSA. Currently, a relatively limited number of dentists and other medical clinicians provide treatment with The Vivos Method. We cannot predict how quickly, if at all, the medical/dental community will accept The Vivos Method, or, if accepted, the extent of its use. For us to be successful:

●	our dentist customers and referring physicians must believe that The Vivos Method offers meaningful clinical and economic benefits for the treating provider and for the patient as compared to the other surgical and non-surgical procedures or devices currently being used to treat individuals with dentofacial abnormalities and/or mild to moderate OSA and referring physicians must write a prescription for the use of a Class II Vivos appliance;

●	our dentist customers must believe patients will pay for The Vivos Method out-of-pocket, and patients must believe that paying out-of-pocket for treatment in The Vivos Method is the best alternative to either doing nothing or entering into another treatment option; and

●	Our dentist customers must be willing to pay us for the right to become VIPs and to commit the time and resources required to learn the new clinical and technical skills and invest in the technology required to treat patients with dentofacial abnormalities and/or mild to moderate OSA using The Vivos Method. Independent dentists as well as dentists affiliated with a DSO may not desire to continue to enroll in our VIP or DSO program.

In reference to the treatment of mild to moderate OSA and snoring, studies have shown that a significant percentage of people who have OSA remain undiagnosed and therefore do not seek treatment. Many of those patients who are diagnosed with OSA may be reluctant to seek treatment because of the significant costs of treatment given the less severe nature of their condition, the potentially negative lifestyle effects of traditional treatments, and the lack of awareness of new treatment options. If we are unable to increase public awareness of the prevalence of OSA or if the medical/dental community is slow to adopt or fails to adopt The Vivos Method as a treatment for their patients, we would suffer a material adverse effect on our business, financial condition and results of operations.

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The failure of large U.S. customers or Dental Service Organizations (DSO) to pay for their purchases of The Vivos Method products and services on a timely basis could reduce our future sales revenue and negatively impact our liquidity.

The timing and extent of our future growth in sales revenue depends, in part, on our ability to continue to increase the number of U.S. dentists using The Vivos Method, as well as expanding the number of The Vivos Method treatments used by these physicians/dentists. To the extent one or more of our large U.S. dentist customers or DSO groups fails to pay us on a timely basis, we may be required to discontinue selling to these organizations and find new customers, which could reduce our future sales revenue and negatively impact our liquidity.

We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect our dentist customers, our business and our results of operations.

Our business and prospects have been and could continue to be materially adversely affected by the COVID-19 pandemic or recurrences of COVID-19 (such as has occurred in the fall of 2020 and into 2021) or any other similar diseases in the future. Material adverse effects from COVID-19 and similar diseases could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair our marketing and sales efforts to dentists or other medical professionals. During the COVID-19 pandemic, dental offices throughout the U.S. and Canada shut down for extended periods of time (and may be shut down again due to recurrences of COVID-19), thus negatively impacting our product revenues. The pandemic and reactions to the pandemic or future outbreaks of COVID-19 and variants of COVID-19 could also impair the timing of obtaining necessary consents and approvals from the FDA, as its employees could also be under such quarantines and lockdowns and their time could be mandatorily required to be allocated to more immediate global and domestic concerns relating to COVID-19. In addition, we purchase materials for our products from suppliers located in affected areas, and we may not be able to procure required components or secure manufacturing capability. The effects of the COVID-19 pandemic have also placed travel restrictions on us and our VIPs, as well as temporary closures of the facilities of our suppliers and our VIPs as non-essential medical and dental procedures have been limited, which could also adversely impact our business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and impair our business prospects including as a result of being unable to raise additional capital on acceptable terms to us, if at all.

We may not be able to successfully implement our growth strategy for our VIPs on a timely basis or at all, which could harm our business, financial condition, and results of operations.

The growth of our VIP base depends on our ability to execute our plan to recruit and enroll new VIPs. Our ability to recruit and enroll VIPs depends on many factors, including our ability to:

●	achieve brand awareness in new and existing markets;
●	convince potential VIPs of the value of our products and services and to make the required investments in becoming a VIP and using The Vivos Method;
●	manage costs, which could give rise to delays or cost overruns;
●	recruit, train, and retain qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other staff in our local markets;
●	obtain favorable reimbursement rates for services rendered at VIP offices;
●	outperform competitors; and
●	maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules and regulations (including licensure requirements) could negatively impact our ability to recruit and enroll VIPs.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our VIP base as planned, any new VIPs may not be profitable or otherwise perform as planned. Failure to successfully implement our growth strategy would likely have an adverse impact on our business, financial condition, and results of operations.

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The long-term success of our VIP program is highly dependent on our ability to successfully identify, recruit and enroll target independent dental practices as well as to convince other medical professionals to participate in the treatment of OSA with our products and services.

To achieve our growth strategy, we will need to identify, recruit, and enroll new VIPs and have them operate on a profitable and recurring basis. We consider numerous factors in identifying target markets where we can enter or expand. The number and timing of new VIPs enrolled during any given period may be negatively impacted by several factors including, without limitation:

●	the identification and availability of attractive practices to be VIPs;

●	our ability to successfully identify and address pertinent risks and benefits during the onboarding process, including designing, implementing and as necessary modifying pricing programs for VIP enrollment and subscription fees that are acceptable to dental practices;

●	the proximity of VIPs to one of our or our competitors’ existing centers;

●	our VIP’s ability to obtain required governmental licenses, permits and authorizations on a timely basis; and

●	our VIP’s ability to recruit qualified dentists, dental hygienists, physicians, physician assistants, medical technologists and other personnel to staff their practices using The Vivos Method.

If we are unable to find and onboard attractive VIPs in existing markets or new markets, our revenue and profitability may be harmed, we may not be able to implement our growth strategy and our financial results may be negatively affected.

Moreover, we have begun to expand marketing and related efforts to medical professional beyond the dentistry community. We may be unable to convince medical sleep specialists, cardiologists, pediatric sleep specialists, chiropractors, nutritionists and other professionals of the benefits of The Vivos Method specifically and a multidisciplinary approach to treating OSA in general. Our inability to implementing.

Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

Our limited history of sales of The Vivos Method and VIP enrollments and subscriptions, together with our history of losses, make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. Our valuation and the price of our securities likely will fall in the event our operating results (notably our revenue growth, with the goal of achieving cash flow positive and profitable operations) do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:

●	our inability to attract demand for and obtain acceptance of The Vivos Method for the treatment of dentofacial abnormalities and/or mild to moderate OSA and snoring by both medical professionals and their patients;

●	the success of alternative therapies and surgical procedures to treat individuals, and the possible future introduction of new products and treatments;

●	our ability to design, implement and as necessary modifying pricing programs for VIP enrollment and subscription fees;

●	our ability to expand by adding additional VIPs in leading major metro areas;

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●	the expansion and rate of success of our marketing and advertising efforts to both consumers and dentists as well as other medical professionals, and the rate of success of our direct sales force in the United States and internationally;

●	Failure of third-party contract manufacturers to deliver products or provide services in a cost effective and timely manner;

●	our failure to develop, find or market new products;

●	the successful completion of current and future clinical studies, and the possibility that the results of any future study may be adverse to our product and services, or reveal some heretofore unknown risk to patients from treatment in The Vivos Method; the failure by us to make professional presentation and publication of positive outcomes data from these clinical studies, and the increased adoption of The Vivos Method by dentists as a result of the data from these clinical studies;

●	actions relating to ongoing FDA compliance;

●	the size and timing of orders from dentists and independent distributors;

●	our ability to obtain reimbursement for The Vivos Method (i.e., billable oral appliances and orofacial myofunctional therapy) in the future from third-party healthcare insurers;

●	the willingness of patients to pay out-of-pocket for treatment in The Vivos Method in the absence of reimbursement from third-party healthcare insurers, for; decisions by one or more commercial health insurance companies to preclude, deny, limit, reduce, eliminate, or curtain reimbursement for treatment in whole or part by The Vivos Method;

●	unanticipated delays in the development and introduction of our current and future products and/or our inability to control costs;

●	the effects of global or local pandemics or epidemics and governmental responses, such as COVID-19;

●	seasonal fluctuations in revenue due to the elective nature of sleep-disordered breathing treatments for mild to moderate OSA, as well as seasonal fluctuations resulting from adverse weather conditions, earthquakes, floods or other acts of nature in certain areas or regions that result in power outages, transportation interruptions, damages to one or more of our facilities, food shortages, or other events which may cause a temporary or long-term disruption in patient priorities, finances, or other matters; and

●	general economic conditions as well as those specific to our customers and markets.

Therefore, you should expect that our results of operations will be difficult to predict, which will make an investment in our company uncertain.

Our MID program may not perform as anticipated or may take longer than expected to gain acceptance.

Begun only in 2020, our MID is a new business offering for us, and the model is yet unproven. As a result, actual results may be lower than expected due to lower than expected referrals and other factors. Also, we are subject to many risks associated with this new business model that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner, our financial condition and results of operations could be adversely affected.

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The SleepImage® home sleep test used in our VivoScore Program is a relatively new technology which may not be utilized by VIPs to the degree anticipated.

The SleepImage HST used in our VivoScore Program is a relatively new technology which could take longer to gain acceptance within the medical and dental communities. If medical and dental care providers do not utilize this new technology, or if the test is not as effective as anticipated, the financial results from the program may be lower than currently expected. Also, we are subject to many risks associated with this new technology that we are unable to presently identify, such as pricing, competition, marketing and regulatory risks. If we fail to adequately identify and respond to such risks in a timely manner, on our business, financial condition and results of operations could be adversely affected.

Moreover, the design and implementation of our VivoScore Program is new, as the current program arose following our renegotiated agreement with MyCardio LLC in early 2022. Therefore, we face the risks associated with establishing a new revenue center as the VivoScore Program itself (under which we lease the SleepImage ring recorder to dentists) may not attract a following sufficient to make the program a successful revenue generator for us.

We may not be able to respond in a timely and cost-effective manner to changes in consumer preferences.

The Vivos Method is subject to changing consumer preferences. A shift in consumer preferences away from the protocol and products we offer would result in significantly reduced revenue. Our future success depends in part on our ability to anticipate and respond to changes in consumer preferences. Failure to anticipate and respond to changing consumer preferences in the products we market could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased product returns and lower margins. If we are not successful in anticipating and responding to changes in consumer preferences, our results of operations in future periods will be materially adversely impacted.

Further clinical studies of our products comprising The Vivos Method may adversely impact our ability to generate revenue if they do not demonstrate that The Vivos Method is clinically effective.

We have conducted, and continue to conduct, a number of clinical studies of the use of The Vivos Method to treat patients with dentofacial abnormalities and/or mild to moderate OSA in the United States and Canada. We are involved in a number of ongoing clinical studies evaluating clinical outcomes from the use of The Vivos Method including prospective, randomized, placebo-controlled studies, as well as clinical studies that are structured to obtain additional clearances from the FDA for expanded clinical indications for use of The Vivos Method.

We cannot assure you that these clinical studies will continue to demonstrate that The Vivos Method provides clinical effectiveness for individuals with dentofacial abnormalities and patients diagnosed with mild to moderate OSA, nor can we assure you that the use of The Vivos Method will prove to be safe and effective in clinical studies under United States or international regulatory guidelines for any expanded indications. Additional clinical studies of The Vivos Method may identify significant clinical, technical or other obstacles that will have to be overcome prior to obtaining clearance from the applicable regulatory bodies to market The Vivos Method for such expanded indications. If further studies of The Vivos Method indicate that it is not a safe and effective, our ability to market The Vivos Method, and generate substantial revenue from additional sales, may be materially limited.

Individuals selected to participate in these further clinical studies must meet certain anatomical and other criteria to participate. We cannot assure you that an adequate number of individuals can be enrolled in clinical studies on a timely basis. Further, we cannot assure you that the clinical studies will be completed as planned. A delay in the analysis and publication of the positive outcomes data from these clinical studies, or the presentation or publication of negative outcomes data from these clinical studies, including data related to approval of The Vivos Method for expanded indications, may materially impact our ability to increase revenue through sales and negatively impact our stock price.

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Our business and results of operations may be impacted by the extent to which patients using The Vivos Method achieve adequate levels of third-party insurance reimbursement.

Whenever practical, The Vivos Method is paid for primarily out-of-pocket by patients, with any available health insurance coverage being reimbursed if and as paid at a later date, where the patient is being treated for dentofacial abnormalities and/or mild to moderate OSA.

The cost of treatments for dentofacial abnormalities and/or mild to moderate OSA, such as CPAP, and most surgical procedures generally are covered and reimbursed in whole or part by third-party healthcare insurers. The Vivos Method is a customized protocol often combined with custom oral appliance therapy, some of which currently qualify for reimbursement. Our ability to generate revenue from additional sales of The Vivos Method for the treatment of dentofacial abnormalities and/or mild to moderate OSA may be materially limited by the extent to which reimbursement of The Vivos Method is available in the future. In addition, third-party healthcare insurers are increasingly challenging the prices charged for medical products and procedures. If we are successful in our efforts to obtain reimbursement for the billable procedures within The Vivos Method, any changes in this reimbursement system could materially affect our ability to continue to grow our business.

Reimbursement and healthcare payment systems in international markets vary significantly by country and reimbursement for the billable procedures within The Vivos Method may not be available at all under either government or private reimbursement systems. If we are unable to achieve reimbursement approvals in international markets, it could have a negative impact on market acceptance of The Vivos Method and potential revenue growth in the markets in which these approvals are sought.

In an effort to help expand in-network insurance coverage for The Vivos Method, in December 2022, we announced a collaboration with Nexus which effectively combines our proprietary out-of-network Billing Intelligence Service with the Nexus’ in-network medical billing platform. The goal is to provide both companies’ medical professional networks with greater access to both in or out-of-network billing with all major medical insurance companies, facilitating case acceptances, insurance billing procedures and reimbursement. However, our collaboration with Nexus may not achieve the result of expanding insurance coverage for The Vivos Method, which in turn could have an adverse effect on our results of operations (particularly if our outlay of resources in connection with the Nexus collaboration exceed the revenues, if any, generated).

Our products and third-party contract manufacturing activities are subject to extensive governmental regulation that could prevent us from selling our appliances or introducing new and/or improved products in the United States or internationally.

Our products and third-party contract manufacturing activities are subject to extensive regulation by several governmental agencies, including the FDA and comparable international regulatory bodies. We are required to:

●	obtain clearance from the FDA and certain international regulatory bodies before we can market and sell our products;

●	satisfy all content requirements for the sales and promotional materials associated with The Vivos Method; and

●	undergo rigorous inspections of our facilities, manufacturing and quality control processes, records and documentation.

Compliance with the rules and regulations of these various regulatory bodies have created regulatory challenges for us in the past and may delay or prevent us from introducing any new models of The Vivos Method or other new products. In addition, government regulations may be adopted that could prevent, delay, modify or rescind regulatory clearance or approval of our products.

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Our contract manufacturing labs are further required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforce their quality system regulations through pre-approval and periodic post-approval inspections by representatives from the FDA. These regulations relate to product testing, vendor qualification, design control and quality assurance, as well as the maintenance of records and documentation. If we fail to conform to these regulations, the FDA may take actions that could seriously harm our business. These actions include sanctions, including temporary or permanent suspension of our operations, product recalls and marketing restrictions. A recall or other regulatory action could substantially increase our costs, damage our reputation and materially affect our operating results.

Our products are currently not recommended by most medical sleep specialists, who are integral to the diagnosis and treatment of sleep breathing disorders.

The majority of patients being treated today for OSA, domestically and internationally, are initially referred to pulmonologists or other sleep specialists by their primary care physicians. Pulmonologists or other sleep specialists typically administer a polysomnogram, or overnight sleep study, to diagnose the presence and severity of OSA. If an individual is diagnosed with OSA by a qualified medical doctor, CPAP is typically prescribed as the therapy of choice. Although we offer The Vivos Method through our VIPs, our domestic sales organization does not generally call on sleep specialists or third-party sleep centers to sell The Vivos Method, and we do not believe that most qualified sleep specialists today would recommend The Vivos Method to their patients with mild to moderate OSA. We cannot predict the extent to which medical doctors will, in the future, endorse or recommend our protocol to their patients, even for those who are unwilling or unable to comply with other alternative therapies.

We face significant competition in the rapidly changing market for treating mild to moderate OSA and snoring in adults, and we may be unable to manage or respond to competitive pressures.

The market for treating mild to moderate OSA and snoring in adults, is highly competitive and evolving rapidly. According to the American Sleep Apnea Association, over 100 different oral appliances are FDA cleared for the treatment of snoring and mild to moderate obstructive sleep apnea. The Vivos Method must compete with more established products, treatments and surgical procedures, which may limit our growth and negatively affect our business. Many of our competitors have an established presence in the field and have established relationships with pulmonologists, sleep clinics and ear, nose and throat specialists, which play a significant role in determining which product, treatment or procedure is recommended to the patient. We believe certain of our competitors are attempting to develop innovative approaches and new products for diagnosing and treating OSA and other sleep disordered breathing conditions. We cannot predict the extent to which ENTs, oral maxillofacial surgeons, primary care physicians or pulmonologists would or will recommend The Vivos Method over new or other established devices, treatments or procedures.

Moreover, we are in the early stages of implementing our business plan and have limited resources with which to market, develop and sell The Vivos Method. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs who have more experience and capability in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing, selling, and distributing products. Some of our competitors may achieve patent protection, regulatory approval, or product commercialization more quickly than we do, which may decrease our ability to compete. If we are unable to be competitive in the market for OSA, our revenue will decline, which would negatively affect our results of operations.

The Vivos Method may become obsolete if we are unable to anticipate and adapt to rapidly changing technology.

The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product can be short. Alternative products, procedures or other discoveries and developments to treat dentofacial abnormalities and/or OSA may render The Vivos Method obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than we can to technological advances. If we fail to develop new technologies, products, or procedures to upgrade or improve our existing treatments to respond to a changing market before our competitors are able to do so, our ability to market our products and protocol and generate substantial revenue may be limited.

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Our international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize The Vivos Method in international markets.

We do not have significant international sales outside of Canada, although we hope to more broadly introduce The Vivos Method into international markets. Our ability to generate international sales is subject to several risks, including:

●	our ability to obtain appropriate regulatory approvals to market The Vivos Method in certain countries;

●	our ability to identify new independent third-party distributors in international markets where we do not currently have distributors;

●	the impact of recessions in economies outside the United States;

●	greater difficulty in negotiating with socialized medical systems, maintaining profit margins comparable to those achieved in the United States, collecting accounts receivable, and longer collection periods;

●	unexpected changes in regulatory requirements, tariffs or other trade barriers;

●	weaker intellectual property rights protection in some countries;

●	potentially adverse tax consequences; and

●	political and economic instability.

The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in international markets, thereby limiting our growth and revenue.

We depend on a few suppliers for key components, making us vulnerable to supply shortages and price fluctuation.

We purchase components for The Vivos Method from a variety of vendors on a purchase order basis; we have no long-term supply contracts with any of our vendors. While it is our goal to have multiple sources to procure certain key components, in some cases it is not economically practical or feasible to do so. To mitigate this risk, we maintain an awareness of alternate supply sources that could provide our currently single-sourced components with minimal or no modification to the current version of The Vivos Method, practice supply chain management, maintain safety stocks of critical components and have arrangements with our key vendors to manage the availability of critical components. Despite these efforts, if our vendors are unable to provide us with an adequate supply of components in a timely manner, or if we are unable to locate qualified alternate vendors for components at a reasonable cost, the cost of our products would increase, the availability of our products to our customers would decrease and our ability to generate revenue could be materially limited.

There are risks associated with outsourced production that may hurt our results of operations.

We outsource the manufacture of substantially all our products to third-party manufacturers on a case-by-case basis. By law, the selection of the manufacturer is at the sole discretion of the treating dentist. However, we select our approved and certified manufacturers by training and screening them in advance based on their capabilities, supply capacity, reputation, regulatory registration and compliance, and other relevant traits. Most of these manufacturers are located in the U.S., but at least one important manufacturer is located in South Korea, and other smaller manufacturers are located in Canada. In any case, the possibility of delivery delays, product defects, import or customs blockages, and other production-side risks stemming from outsourcers creates the risk that our expenses associated with these issues could unexpectedly increase in any period. In addition, inadequate production capacity among outsourced manufacturers could result in our being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial. All of these risks could have a material adverse effect on our results of operations.

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We do not have any long-term contracts with manufacturers, suppliers or other service providers for our products. Our business would be harmed if manufacturers and service providers are unable to deliver products or provide services in a timely and cost-effective manner, or if we are unable to timely fulfill orders.

We do not have any long-term contracts with contract manufacturers, suppliers or other service providers for our products. We do not anticipate that this will change. As a result, if any manufacturer or supplier is unable, either temporarily or permanently, to manufacture or deliver products or provide services to us in a timely and cost-effective manner, it could have an adverse effect on our financial condition and results of operations. Our ability to provide effective customer service and efficiently fulfill orders for merchandise depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related call centers, distribution centers, and management information systems, some of which are run by third parties. Any material disruption or slowdown in manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and fulfill orders and may cause orders to be lost or to be shipped or delivered late. As a result, these disruptions could adversely affect our financial condition or results of operations in future periods.

We depend on our patents and proprietary technology, which we may not be able to protect.

Our success depends, in part, on our ability to obtain and maintain patent protection for The Vivos Method components and the confidentiality of proprietary clinical treatments. Our success further depends on our ability to obtain and maintain trademark protection for our name and mark; to preserve our trade secrets and know-how; and to operate without infringing the intellectual property rights of others.

We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents We cannot assure you that any of our patents pending will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of device companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, treatments and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Any patents we have obtained or do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the United States Patent and Trademark Office (or USPTO). Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

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The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on trademarks to protect the recognition of our company and product in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information will not be shared, our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary clinical treatments. We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology and our proprietary clinical treatments. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations in which event and you could lose all of your investment.

We may face intellectual property infringement claims that would be costly to resolve.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry, and our competitors and others may initiate intellectual property litigation, including as a means of competition. Intellectual property litigation is complex and expensive, and outcomes are difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings, to determine the priority of inventions. Litigation or regulatory proceedings also may be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities, or require us to seek licenses from or pay royalties to others that may be substantial. Furthermore, we cannot predict the extent to which the necessary licenses would be available to us on satisfactory terms, if at all.

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Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the medical device industry, we may employ individuals who were previously employed at other companies similar to ours, including our competitors or potential competitors. We may become subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business.

Our business exposes us to the risk of product liability claims that are inherent in the testing manufacturing and marketing of medical devices. This risk exists even if a device is registered, cleared and approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Any side effects, manufacturing defects, misuse or abuse associated with use of our appliance could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if the use of our appliance may cause, or merely appeared to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our appliances, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	costs of litigation;
●	distraction of management’s attention from our primary business;
●	the inability to commercialize our appliances or new products;
●	decreased demand and brand reputation for our appliances;
●	product recalls or withdrawals from the market;
●	withdrawal of clinical trial participants;
●	substantial monetary awards to patients or other claimants; or
●	loss of sales.

Any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we will be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

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We may not be able to maintain adequate product liability insurance.

Our product liability and clinical study liability insurance is subject to deductibles and coverage limitations. Our product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

We bear the risk of warranty claims on our appliances.

We bear the risk of warranty claims on our appliances. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

Our sales and marketing efforts may not be successful.

We currently market and sell our appliances and associated treatments and services to a limited number of licensed professionals, primarily general dentists. Less than 1% of the general dentists in the U.S. have been trained and certified in The Vivos Method. The commercial success of The Vivos Method ultimately depends upon a number of factors, including the number of dentists who use The Vivos Method, the number of Vivos appliances used by these dentists, the number of patients who become aware of The Vivos Method by self-referral or referrals by their primary care physicians, the number of patients who elect to use The Vivos Method, and the number of patients who, having successfully used The Vivos Method, endorse and refer The Vivos Method to other potential patients. The Vivos Method may not gain significant increased market acceptance among physicians/dentists who use it or who refer their patients, other patients, third-party healthcare insurers and managed care providers. We believe that primary care physicians typically elect to refer individuals to pulmonologists or other physicians who treat sleep disordered breathing, and these physicians may not recommend The Vivos Method to patients for any number of reasons, including safety and clinical efficacy, the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. In addition, while positive patient experiences can be a significant driver of future sales, it is impossible to influence the manner in which this information is transmitted and received, the choices potential patients may make and the recommendations that treating physicians make to their patients.

Although we sell our product directly to our corporate-owned and independent VIP practices, our experience in marketing and selling The Vivos Method or VIP program through a direct sales organization in the United States is limited. We may not be able to maintain a suitable sales force in the United States or train up a suitable number of VIPs, or enter into or maintain satisfactory marketing and distribution arrangements with others. Our marketing and sales efforts may not be successful in increasing awareness and sales of The Vivos Method. In addition, other marketing efforts like MID and our collaborations with Candid and Empower Sleep may not increase revenue to the extent we currently anticipate.

In addition, we conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. These marketing and sales efforts may not be successful in increasing awareness and sales of The Vivos Method, and if we are not successful in these efforts, we will have incurred expenses without materially increasing revenue. Furthermore, other marketing efforts like MID and the VivoScore Program may not increase revenue to the extent we currently anticipate.

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The failure to educate or train a sufficient number of physicians and dentists in the use of The Vivos Method could reduce the market acceptance and reduce our revenue.

It is critical to the success of our sales efforts that there is an increasing number of dentists familiar with, trained in, and proficient in the use of The Vivos Method. Currently, dentists learn to use The Vivos Method through hands-on, on-site training or virtual training by our representatives. However, to receive this training, dentists must be aware of The Vivos Method as a treatment option for dentofacial abnormalities and/or mild to moderate OSA and snoring in adults and be interested in using the protocol in their practice. We cannot predict the extent to which dentists will dedicate the time and energy necessary for adequate training in the use of our proprietary treatments, have the knowledge of or experience in the clinical outcomes or feel comfortable enough to recommend it to their patients. Even if a dentist is well versed in The Vivos Method, he or she may be unwilling to require patients to pay for it out-of-pocket. If dentists do not continue to accept and recommend The Vivos Method, our revenue could be materially and adversely affected.

We rely on third-party suppliers and contract manufacturers for the manufacture and assembly of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party suppliers and contract manufacturers for the raw materials and components used in our appliances and to manufacture and assemble our products. Any of our other suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our products reliably and at the levels we anticipate or that are required by the market. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. While our suppliers and contract manufacturers have generally met our demand for their products and services on a timely basis in the past, we cannot guarantee that they will in the future be able to meet our demand for their products, either because of acts of nature, the nature of our agreements with those manufacturers or our relative importance to them as a customer, and our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

Establishing additional or replacement suppliers for any of these materials, components or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance specifications of our appliances or could require that we modify its design. Even if we are able to find replacement suppliers or third-party contract manufacturers, we will be required to verify that the new supplier or third-party manufacturer maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our appliances, the supply of our products to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products and services, Vivos trained clinicians, as well as on our particular culture and the experience of the patients of our VIPs. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice, failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

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Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain VIPs and other medical professionals. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. We expect to continue to undertake aggressive marketing campaigns to increase medical and dental community awareness about our product and service capabilities. We conduct our marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The OSA market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts.

The market for providing treatment for OSA is highly competitive. Our VIP offices and our VIPs face competition from existing facilities providing treatment for OSA, depending on the type of patient and geographic market. Our VIPs compete on the basis of our protocol/products (The Vivos Method), quality, price, accessibility, and overall experience. We compete with national, regional, and local enterprises, many of which have greater financial and other resources available to them, greater access to dentists and physicians or greater access to potential patients. We also compete on the basis of our multistate, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our VIP offices may be volatile. If we are unable to compete effectively with any of these entities or groups, or we are unable to implement our business strategies, there could be a material adverse effect on our business, prospects, results of operations and financial condition.

We have limited clinical evidence to support patient compliance with the use our products is superior to competitive products.

We believe that our non-surgical treatment of limited duration is preferable relative to mild to moderate OSA CPAP users or other oral appliance or surgical therapies, resulting in improved patient compliance. However, we have limited clinical evidence to support our beliefs that patient compliance in the use of our products is superior to competitive products. If actual patient compliance as studied in a clinical trial (should we conduct one) proves less than what we had anticipated, the acceptance of The Vivos Method in the marketplace, and our revenues and overall results of operations, may be adversely impacted.

Government healthcare programs may reduce reimbursement rates, which could adversely affect sales of our appliances and demand for dental practitioners from becoming or remaining VIPs.

In recent years, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the healthcare system. Any change in the laws, regulations, or policies governing the healthcare system could adversely affect reimbursement rates, which could adversely affect sales of our appliances and thus adversely affect our operations and financial condition. Enacted in 2010, the Affordable Care Act (or ACA) seeks to expand healthcare coverage, while increasing quality and limiting costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state healthcare reforms measures there could be limits to the amounts that federal and state governments will pay for healthcare services, which could result in reduced demand for, or profitability of our appliances and for dental practitioners from becoming or remaining VIPs.

Significant uncertainty exists as to the reimbursement status of healthcare products. The regulations that govern marketing approvals, pricing and reimbursement for medical devices vary widely from country to country. In the United States, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, is significantly changing the way healthcare is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this law or any amendment to it will continue to have in general or specifically on The Vivos Method or any product that we commercialize, the ACA or any such amendment may result in downward pressure on reimbursements, which could negatively affect market acceptance of The Vivos Method. In addition, although the United States Supreme Court has upheld the constitutionality of most of the ACA, several states have not implemented certain sections of the ACA, including 19 that have rejected the expansion of Medicaid eligibility for low-income citizens, and some members of the U.S. Congress are still working to repeal the ACA. We expect that the ACA, as currently enacted or as it may be amended or repealed in the future, and other healthcare reform measures that may be adopted in the future, could have a material adverse effect on our industry generally and on our ability to successfully commercialize our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or our collaborators are not able to maintain regulatory compliance, our products may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

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If payments from commercial or governmental payors are significantly delayed, reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We will depend upon revenue from sales of the billable procedures from The Vivos Method, and in turn on reimbursement from third-party payors. The amount that our VIPs receive in payment for the billable procedures may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these reimbursements could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from our VIPs. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen by our VIPs could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in our VIPs’ payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse our VIPs for healthcare services. Because we believe that our VIPs will receive a higher payment rate from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, could occur for reasons beyond our control and could lessen demand for The Vivos Method, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure by our Billing Intelligence Service to bill timely or accurately for billable services rendered by participating VIP providers could have a negative impact on our revenue and cash flow.

Billing for medical services rendered in connection with billable procedures of The Vivos Method is often complex and time consuming. The practice of providing dental or medical services in advance of payment or prior to assessing a patient’s ability to pay for such services may have a significant negative impact on a VIP provider’s patient service revenue, bad debt expense and cash flow. Not all our VIPs subscribe to our Billing Intelligence Service. For VIPs who do subscribe, we bill numerous medical payors, including various forms of commercial health insurance providers on their behalf. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on providing the proper procedure and diagnosis codes, supportive documentation to show medical necessity. Medical insurance is never a guarantee of payment.

Additional factors that could affect our ability to collect from insurers for the services rendered by our participating VIP providers include:

●	disputes among payors as to which party is responsible for payment;

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●	variations in coverage among various payors for similar services;
●	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;
●	the institution of new coding standards; and
●	failure to properly credential a dentist to enable them to bill various payors.

The complexity associated with billing for The Vivos Method procedures may lead to delays in cash collections by our VIPs, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

Because we accept electronic payment cards for payments at our facilities and the facilities of our VIPs, we may incur costs resulting from related security risks in connection with the electronic processing of confidential information by our partner banks. Recently, several large national banks have experienced potential or actual breaches in which similar data has been or may have been stolen. Such occurrences could cause patient dissatisfaction resulting in decreased visits or could also distract our management team from the management of the day-to-day operations.

Our relationships with VIPs, other healthcare providers, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers (including our VIPs), physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation of The Vivos Method. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors may subject us to various federal and state fraud and abuse laws and other health care laws, including, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal false claims laws and the law commonly referred to as the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our clinical research, sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct or may conduct our business. The laws that will affect our operations include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between medical device manufacturers on the one hand, and physicians and patients on the other. The Patient Protection and Affordable Care Act, as amended (or the PPACA), amended the intent requirement of the federal Anti-Kickback Statute and, as a result, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

●	federal civil and criminal false claims laws, including, without limitation, the False Claims Act, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent or making a false statement to Avoid, decrease or conceal an obligation to pay money to the federal government. The PPACA provides, and recent government cases against medical device manufacturers support, the view that federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

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●	the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

●

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (or HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus Rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers, and their respective business associates;

●	Federal transparency laws, including the federal Physician Payments Sunshine Act, which is part of the PPACA, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (or CMS), information related to: (i) payments or other “transfers of value’’ made to physicians and teaching hospitals; and (ii) ownership and investment interests held by physicians and their immediate family members;

●	state and foreign law equivalents of each of the above federal laws, state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws that require medical device companies to comply with the specific industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or to adopt compliance programs as prescribed by state laws and regulations, or that otherwise restrict payments that may be made to healthcare providers; and

●	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion of our products from government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

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The misuse or off-label use of The Vivos Method may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

We train our marketing personnel and direct sales force to not promote the oral appliances of The Vivos Method for uses outside of the FDA-cleared indications for use, known as off-label uses. We cannot, however, prevent a medical professional from using our appliances off label when, in their independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury or other side effects to patients if physicians attempt to use our appliances and associated treatments off label. Furthermore, the use of our appliances and associated treatments for indications other than those cleared by the FDA or cleared by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

Given that we are aware that, notwithstanding our training guidelines, our independent VIPs may use our appliances off-label, there is a risk that we could face regulatory scrutiny because of such use. If the FDA or any foreign regulatory body determines that our promotional (labeling) materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violations that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, dentists may misuse our appliances within The Vivos Method or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If The Vivos Method is misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Similarly, in an effort to decrease costs, physicians may also reuse our appliances despite them being intended for a single use or may purchase reprocessed Vivos appliances from third-party processors in lieu of purchasing a new Vivos appliance from one of our contract manufacturers, which could result in product failure and liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management, and which may not be integrated successfully into our existing business.

We may pursue acquisitions or licenses of technology to, among other things, expand the scope of products services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating an acquired business or technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

Our business is seasonal, which impacts our results of operations.

We believe that the patient volumes of our VIPs will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

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We could be subject to lawsuits for which we are not fully insured.

Healthcare providers have become subject to an increasing number of lawsuits alleging malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Our medical professionals are also required to provide their own medical malpractice insurance coverages. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including our Chief Executive Officer, R. Kirk Huntsman, our Chief Financial Officer, Brad Amman, Susan McCullough, our EVP of Operations, and Patrick Kircher, our EVP of Sales and Marketing, among others. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train and retain highly skilled technical, managerial, product development, sales and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Members of our board of directors and our executive officers will have other business interests and obligations to other entities.

Neither our directors nor our executive officers will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.

To achieve increased revenue levels, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, clinical research, reimbursement, research and development, manufacturing and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, as well as our procedures and controls across our business, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition and results of operations.

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We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States and Canada. Our business plan also anticipates VIP offices outside the United States and Canada. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As we expect to expand our international operations in the future, we will become increasingly subjected to these laws and regulations. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

Risks Related to Our Products and Regulation

We depend in large part on The Vivos Method technology, and the loss of access to this technology would terminate or delay the further development of our products, injure our reputation or force us to pay higher fees.

We depend, in large part, on The Vivos Method technology. The loss of this key technology would seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our treatments/products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the products of The Vivos Method technology or other technologies we gain access to in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to acquire or enter into license agreements with third parties for replacement technologies, we could be subject to higher fees, milestone or royalty payments, assuming we could access such technologies at all.

Our failure to obtain government approvals, including required FDA approvals, or to comply with ongoing, and ever increasing, governmental regulations relating to our technologies and products could delay or limit introduction of our products and result in failure to achieve revenue or maintain our ongoing business.

Our development activities and the manufacture and marketing of The Vivos Method are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United States and abroad. Before receiving FDA or foreign regulatory clearance to market our future products needing approval, we will have to demonstrate that these products are safe and effective in the patient population and for the diseases that are to be treated. Clinical trials, manufacturing and marketing of medical devices are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of medical devices. As a result, regulatory approvals for our products not yet approved or that we may develop in the future can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

Clinical trials that may be required to support regulatory submissions in the United States are expensive. We cannot assure that we will be able to complete any required clinical trial programs successfully within any specific time period, and if such clinical trials take longer to complete than we project, our ability to execute our current business strategy will be adversely affected.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through clinical trials the safety and effectiveness of our products. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, product development, pilot trial testing, clinical trials and regulated, compliant manufacturing processes.

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Even if completed, we do not know if these trials will produce statistically significant or clinically meaningful results sufficient to support an application for marketing approval. If and how quickly we complete clinical trials is dependent in part upon the rate at which we are able to advance the rate of patient enrollment, and the rate to collect, clean, lock and analyze the clinical trial database.

Patient enrollment in trials is a function of many factors. These include the design of the protocol; the size of the patient population; the proximity of patients to and availability of clinical sites; the eligibility criteria for the study; the perceived risks and benefits of the product candidate under study; the medical investigators’ efforts to facilitate timely enrollment in clinical trials; the patient referral practices of local physicians; the existence of competitive clinical trials; and whether other investigational, existing or new products are available or cleared for the indication. If we experience delays in patient enrollment and/or completion of our clinical trial programs, we may incur additional costs and delays in our development programs and may not be able to complete our clinical trials on a cost-effective or timely basis. Accordingly, we may not be able to complete the clinical trials within an acceptable time frame, if at all. If we fail to enroll and maintain the number of patients for which the clinical trial was designed, the statistical power of that clinical trial may be reduced, which would make it harder to demonstrate that the product candidate being tested in such clinical trial is safe and effective. Further, if we or any third party have difficulty enrolling a sufficient number of patients in a timely or cost-effective manner to conduct clinical trials as planned, or if enrolled patients do not complete the trial as planned, we or a third party may need to delay or terminate ongoing clinical trials, which could negatively affect our business.

The results of our clinical trials may not support either further clinical development or the commercialization of any new product candidates or modifications to existing products.

Even if our ongoing or contemplated clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of any new product candidates or modifications of existing products. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate or a modification to any existing product and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our 510(k)’s and, ultimately, our ability to commercialize our product candidates and generate product revenue. Generally, Class II medical device marketed in the U.S. must receive a 510(k) clearance from the FDA. A 510(k) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent (or SE), to a legally marketed device. Companies must compare their device to one or more similar legally marketed devices, commonly known as “predicates”, and make and support their substantial equivalency claims. The submitting company may not proceed with product marketing until it receives an order from the FDA declaring a device substantially equivalent. The substantially equivalent determination is usually made within 90 days, based on the information submitted by the applicant.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials. A number of companies in the medical technology industry have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

Modifications to appliances within The Vivos Method may require additional FDA approvals which, if not obtained, could force us to cease marketing and/or recall the modified device until we obtain new approvals.

After a device receives a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a Premarket approval (or PMA). PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. Currently we do not market devices within this Class III category nor do we intend to in the foreseeable future. However, the FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified devices until 510(k) clearance or PMA approval is obtained. We cannot assure you that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

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We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions which may materially affect our business operations.

We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

●	fines, injunctions and civil penalties;
●	recall, detention or seizure of our products;
●	the issuance of public notices or warnings;
●	operating restrictions, partial suspension or total shutdown of production;
●	refusing our requests for a 510(k) clearance of new products or new uses of existing products;
●	withdrawing a 510(k) clearance already granted; and
●	criminal prosecution.

We have received an FDA warning letter in the past when such a letter was received by our subsidiary BioModeling Solutions, Inc. (“BioModeling” or “BMS”) in January 2018 following a routine FDA audit. In its letter, the FDA noted matters such as inadequate documentation of certain FDA-required procedures, not keeping certain records and materials in paper format and in triplicate, and using certain descriptive words and phrases on its website and in marketing materials that were unapproved in advance by FDA. We believe these issues have been resolved as of our latest FDA audit in fall of 2022 by not having any repeat offenses from the stated observations of said warning letter and we have submitted written request to have the warning letter resolved.

The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Treatment with The Vivos Method has only been available for a relatively limited time, and we do not know whether there will be significant post-treatment regression or relapse.

Patient treatment using the FDA registered DNA appliance began in 2009, while treatment for mild to moderate OSA using the FDA cleared mRNA appliance began in 2014. Both began under the prior business model of our predecessor (and now subsidiary) BMS, and well before our formation. Under the BMS model, the independent treating dentists generated and maintained all records of treatment and ordered their appliances directly from one of the BMS designated labs. Thus, with the exception of specific patients who participated in studies, clinical trials or case reports, we have had limited visibility into patient records which might contain data on this subject. Therefore, we have limited empirical data to support our view that the risk of post treatment regression or relapse is not significant. To the extent a material number of patients who were treated with The Vivos Method were to be found to experience post-treatment relapse or regression, it could pose a significant risk to our brand, the willingness or ability of physicians to prescribe and dentists to use our products and the willingness of patients to engage in treatment with our products and could thus have a material adverse effect on our results of operations.

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We are subject to potential risks associated with the need to comply with state or other DSO laws.

Our core VIP business model does not involve any form of joint ownership, operational control, or employment of licensed professionals by our company. Thus, we are not typically regarded as a “dental service organization” (or DSO) under the laws of the various states within the United States or in Canada, in which we conduct most of our business. However, we do operate two retail treatment clinics in Colorado wherein we do employ dentists under a provider network model consistent with Colorado law. In that respect, we may be regarded as a DSO. In addition, we have begun to strategically establish a nationwide network of professional corporations, owned by independent licensed dentists in each state, in order to lay the regulatory groundwork for our Airway Alliance model and program. In essence, Airway Alliance will operate in similar fashion to a DSO, thus providing us with what we believe to be certain strategic and competitive advantages. Nevertheless, to the extent we are deemed to be a DSO in any jurisdiction, it could make it difficult or impossible for us to recruit and retain qualified dentists as VIPs, as some state dental boards are sometimes adverse to corporate DSOs operating in their states. Moreover, where such DSO-provider relationships are permitted, such regulations may impose significant constraints on the structure and financial arrangements that are permissible between us and our affiliated dentists in a particular state.

In jurisdictions where laws allow DSOs to operate (which includes almost all U.S. states and Canada), a growing number of dentists are affiliating with corporate DSOs. In those cases, the DSO may not allow their affiliated dentists to offer our products and services or to become VIPs. Thus, the overall number of dentists who are prospects to become VIPs and utilize our products and services may be reduced, which would impair our ability to generate revenue from our core VIP business model.

Our Medical Integration Division business line may implicate federal and state laws involving the practice of medicine and related anti-kickback and similar laws.

Our MID was launched in 2020 to assist VIP practices in establishing clinical collaboration ties to local primary care physicians, sleep specialists, ENTs, pediatricians and other healthcare professionals who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to the medical profession and thus facilitate more patients being able to receive a treatment with The Vivos Method. There is a risk, however, that our MID may implicate legal or regulatory compliance issues that may arise in the course of our activities, including various Federal healthcare statutes such as the Stark and anti-kickback laws as well as state-by-state regulations pertaining to inter-disciplinary ownership of professional corporations or other legal entities. We have conducted research, including obtaining advice from outside legal counsel, regarding the implications of these laws and regulations to MID and believe the MID’s operations will be in compliance with or will not implicate these laws and regulations. However, there is a risk that such laws and regulations (or similar laws and regulations adopted in the future) might be interpreted, reinterpreted, or modified in the future in such a way so as to impede or prevent us from continuing to develop or manage our MID, which could lead to our having to discontinue the MID and could leave us subject to regulatory scrutiny and sanction. No advice of counsel has been obtained with respect any potential operations of the MID in Canada.

We may not be able to prohibit or limit our dentists, physicians and other healthcare professionals from competing with us in our local markets.

In certain states in which we operate or intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against dentists, physicians and other healthcare professionals. As a result, we may not be able to retain our provider relationships or protect our market share, operational processes or procedures, or limit insiders or VIPs from using competitive information against us or competing with us, which could have a material adverse effect on our business, financial condition and ability to remain competitive as our arrangements with our VIPs do not contain competitive restrictions.

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Risks Related to Our Securities Generally

The market for our common stock is relatively new and may not develop to provide investors with adequate liquidity.

We conducted our initial public offering in December 2020, and a follow-on offering in May 2021. Therefore, the market for our common stock is relatively new, and has experience periods of inactivity as well as significant volatility. We cannot assure you that an orderly and liquid trading market for our common stock will develop, or if it does develop, it may not be maintained. You may not be able to sell your common stock quickly or at the market price if trading in our securities is not active.

The market price of our common stock has been and may continue to be highly volatile, and you could lose all or part of your investment.

The market price of our common stock has at times been, and is likely in the future to be, volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	changes in our financial or operational estimates or projections;
●	our ability to implement our operational plans;
●	restrictions on the ability of our stockholders to sell shares in the future;
●	changes in the economic performance or market valuations of companies similar to ours; and
●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our failure to meet the continuing listing requirements of The Nasdaq Capital Market could result in a de-listing of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. During 2022, we received two notices from Nasdaq informing us of our failure to comply with two continuing Nasdaq listing requirements: failure to timely file our reports with the SEC, and failure to achieve the Nasdaq minimum bid price for 30 consecutive trading days. While both of these deficiencies were cleared by January 2023, we may again become subject to potential delisting from Nasdaq if we are unable to comply with all continued listing requirements.

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The terms of our January 2023 private placement could hamper our fundraising efforts.

In January 2023, we engaged in an $8 million private placement with a single institutional investor. The terms of the Securities Purchase Agreement related to such private placement contains certain restrictions that could hamper our future fundraising efforts. Specifically:

(a) from January 5, 2023 until ninety (90) days after the effective date of the registration statement of which this prospectus forms a part, neither our company nor any subsidiary of our company shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible into or exercisable for common stock or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated by the Registration Rights Agreement we entered into with the investor; or

(b) from January 5, 2023 until nine (9) months after the effective date of the registration statement of which this prospectus forms a part, we shall be prohibited from effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of any shares of common stock or securities convertible into or exercisable for common stock (or a combination of units thereof) involving a “variable rate transaction”, meaning a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of common stock either (i) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the common stock or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price.

The existence of these restrictions could reduce the number of fundraising structures available to us, or could discourage potential investors from making offers of investment to us. As a result, we may find it more difficult to raise required funding at times and on terms we deem desirable, and our inability to raise necessary funding could have a material adverse effect on our company and stock price.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (or SEC) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of medical technology companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company will take place relating to our company, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

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Our officers and directors may have the ability to exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

Our officers and directors and their affiliates (primarily Kirk Huntsman) currently own shares, in the aggregate, representing approximately 8.9% of our outstanding voting capital stock. In addition, Dr. Dave Singh, our former Chief Medical Officer and director, owns an additional 12.9% of our outstanding voting stock. As a result, if these stockholders and any associated stockholders were to choose to act together, they have and may continue to be able to exert control over certain matters submitted to our stockholders for approval by having the ability to block certain proposals. For example, these persons, if they choose to act collectively, would have the ability to vote against and block a proposed merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, this concentration of voting power was evidenced in April 2020, when Mr. Huntsman, Dr. Singh and a small group of additional shareholders acted to remove three independent members of our board of directors and appoint new members of our board of directors.

Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

Activist investors or other stockholders who disagree with our management may attempt to effect changes in our strategic direction and how our company is governed or may seek to acquire control over our company. Some investors (commonly known as “activist investors”) seek to increase short-term stockholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases, or even sales of assets or the entire company. Activist campaigns can also seek to change the composition of our board of directors, and campaigns that contest or conflict with our strategic direction could have an adverse effect on our results of operations and financial condition as responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our board of directors and senior management from the pursuit of our business strategies. In addition, perceived uncertainties as to our future direction that can arise from potential changes to the composition of our board of directors sought by activists may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, may cause concern to our current or potential customers or other partners, may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These types of actions could divert our management’s attention from our business or cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business, all of which could have a material adverse effect on our company.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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●	Being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this Annual Report on Form 10-K. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm if certain criteria are met. However, while we remain an EGC, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorizes our board of directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

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Our bylaws designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

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We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our Certificate of Incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our ability to use our net operating losses and research and development credit carryforwards to offset future taxable income may limited, perhaps substantially.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (or the Code), a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”), carryforwards to offset future taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes. If we undergo, or are deemed to have previously undergone, an ownership change, our ability to utilize NOLs carryforwards could be limited (perhaps substantially) by Sections 382 and 383 of the Code. Additionally, future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience or are deemed to have experienced an “ownership change” for these purposes, we may not be able to utilize a material or even a substantial portion of the NOLs carryforwards, even if we attain profitability. We have not completed a Code Section 382 analysis regarding any limitation on our NOL carryforwards.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, those relating to market sizes and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this Annual Report should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is offering any tax assurances or guidance regarding our company or your investment.

The formation of our company and our financings, as well as an investment in our company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein, and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. This means that it is very unlikely that we will pay dividends on our shares of common stock. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price of our common stock and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us was to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to continue to refine and execute our business plan, including the recruitment of dentists to enroll in our Vivos Integrated Practice (VIP) program and utilize The Vivos Method;

●	the understanding and adoption by dentists and other healthcare professionals of The Vivos Method as a treatment for dentofacial abnormalities and/or mild to moderate obstructive sleep apnea (OSA) and snoring in adults;

●	our expectations concerning the effectiveness of treatment using The Vivos Method and patient relapse after completion of treatment;

●	the potential financial benefits to VIP dentists from treating patients with The Vivos Method;

●	our potential profit margin from the enrollment of VIPs, VIP service fees, sales of The Vivos Method treatments and appliances and leases of SleepImage® home sleep testing rings;

●	our ability to properly train VIPs in the use of The Vivos Method inclusive of the services we offer independent dentist for use in treating their patients in their dental practices;

●	our ability to formulate, implement and modify as necessary effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our Medical Integration Division and SleepImage® home sleep apnea test);

●	the viability of our current intellectual property and intellectual property created in the future;

●	acceptance by the marketplace of the products and services that we market;

●	government regulations and our ability to obtain applicable regulatory approvals and comply with government regulations including under healthcare laws and the rules and regulations of the FDA and non-U.S. equivalent regulatory bodies;

●	our ability to retain key employees;

●	adverse changes in general market conditions for medical devices and the products and services we offer;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate herein could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholder. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholder which, if such warrants are exercised in full for cash, would be approximately $8.0 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated price.

The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth of ownership and liquidity for our common stock.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “VVOS”.

Holders of Record

On January 27, 2023, we had approximately 560 stockholders of record. On January 27, 2023, there were 25,012,119 shares of our common stock issued and outstanding. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

Securities Authorized for Issuance under Equity Compensation Plan

The following information is provided as of December 31, 2022:

Plan Category	Number of securities to issue upon exercise of outstanding options and restricted stock units	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2017 Plan	1,333,333	$2.90	-
2019 Plan	2,366,667	$2.90	80,846

	3,700,000	$2.90	80,846

	Number of Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value of In-the-Money Options (in thousands)

Options outstanding as of December 31, 2022	3,619,154	$2.90	4.1 years	$-
Options exercisable as of December 31, 2022	2,257,521	$3.02	3.4 years	$-

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the three months and nine months ended September 30, 2022 and 2021 should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Some of the numbers included herein have been rounded for the convenience of presentation. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based.

Please refer to the sections of this prospectus captioned “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” for important information to be read in conjunction with the below discussion.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of innovative treatment alternatives for patients with dentofacial abnormalities and/or patients diagnosed with mild to moderate obstructive sleep apnea (OSA) and snoring in adults. We believe our technologies and conventions represent a significant improvement in the treatment of mild to moderate OSA versus other treatments such as continuous positive airway pressure (or CPAP) or palliative oral appliance therapies. Our alternative treatments are part of The Vivos Method.

The Vivos Method is an advanced therapeutic protocol, which often combines the use of customized oral appliance specifications and proprietary clinical treatments developed by our company and prescribed by specially trained dentists in cooperation with their medical colleagues. Published studies have shown that using our customized appliances and clinical treatments led to significantly lower Apnea Hypopnea Index scores and improve other conditions associated with OSA. Our patented oral appliances have proven effective (within the scope of the or FDA cleared uses) in over 31,000 patients treated worldwide by more than 1,650 trained dentists.

Our business model is focused around dentists, and our program to train independent dentists and offer them other value-added services in connection with their ordering and use of The Vivos Method for patients is called the Vivos Integrated Practice (“VIP”) program.

Impact of COVID-19

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus. Many of these Orders have been relaxed or lifted in jurisdictions where large portions of the population have been vaccinated, but there is considerable uncertainty about whether the Orders will need to be reinstated due to the ongoing spread of new variants of COVID-19.

Our business was materially impacted by COVID-19 in 2020 and to some extent in 2021 as many of our VIPs and potential VIPs closed their offices. The impact of COVID-19 on our business diminished as 2022 progressed due to the fact that more people received vaccinations. In addition, it appears that the latest COVID-19 subvariants evoke generally milder symptoms and do not pose the same health or economic threat as previous strains. However, the residual effects of the pandemic on workforce availability as well as patient precautionary measures continued to negatively impact our VIP dental practices and our revenue across the U.S. and Canada during 2022. As such, the long-term financial impact on our business of COVID-19 as well as these other matters cannot reasonably be fully estimated at this time.

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Material Items, Trends and Risks Impacting Our Business

We believe that the following items and trends may be useful in better understanding our results of operations.

New VIP Enrollments (Service Revenue). Enrolling denta1 practices as VIPs is the first step in our ability to generate new revenue. As part of the VIP enrollment fee, we enter into a service contract with VIPs under which they receive training on the use of the Vivos treatment modalities. VIPs have the ability to start generating revenue for us and themselves after this training. To entice dentists to enroll as VIPs, we have worked with different marketing programs (which we generally call a “discovery track”) with respect to the payment of VIPs enrollment fee, including discounts and payment plans. Once VIPs execute their VIP enrollment agreement, the discovery track allows the VIP 45 to 60 days to obtain financing and pay the enrollment fee. Ongoing support and additional training is provided throughout the year under the services contract, which includes access to our proprietary Airway Intelligence Services, which provides the VIP with resources to help simplify the sleep apnea diagnostic and Vivos treatment planning process.

In addition to enrollment service revenue, we offer additional services, such as our Billing Intelligence Services offering, and MyoCorrect orofacial myofunctional therapy services, which was introduced in April 2021. Revenue for these services is recognized monthly during the month the services are rendered.

We are also engaging in strategic collaborations to market the benefits of the Vivos treatment modalities and VIP enrollment to dentists, including our cooperative relationships with various medical providers to deliver diagnostic and medical consultation services to people across North America who suffer from OSA and our October 2021 cross marketing collaboration with Candid Care, the maker of the CandidPro clear aligner for straightening teeth.

Historically, we commenced the recognition of VIP enrollment revenue once the contract was signed. Due to some dentists not fulfilling their obligation, we are now recognizing revenue on VIP enrollments once the contract is executed and payment is received in full.

New VIP Case Starts (Product Revenue). Enrolling new VIPs is key to our ability to generate revenue, but equally as important is the number of Vivos treatment case starts that our VIPs commence, as these lead to appliance orders and related revenue. Once a VIP is fully trained, we encourage them to start cases. However, our experience has been that VIPs typically start slowly as they introduce The Vivos Method into their practices. While we work with VIPs to screen their patients for OSA with our SleepImage home sleep apnea ring test (which we expect will encourage Vivos Method case starts), not all VIPs incorporate our The Vivos Method into their practices at the same rate. We utilize Practice Advisors to help VIPs with onboarding and starting and increasing case starts over time. We believe VIPs can recoup their investment in VIP enrollment with approximately eight Vivos Method case starts, but as noted above, many VIPs start and also maintain their case starts at a significantly slower rate. We presently have a concentration of active VIPs who regularly start new Vivos Method treatment cases, with approximately thirty-six percent (36%) of VIPs accounting for all new case starts during the quarter ended September 30, 2022. We are working not only to increase the number of VIPs overall, but the number of active VIPs in terms of case starts. More active VIPs are also more likely to take advantage of our other service revenue generating offerings such as MyoCorrect orofacial myofunctional therapy and medical Billing Intelligence Services.

Marketing to DSOs. During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (“DSOs”). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. Our other dentist enrollment program, which we refer to as the Airway Alliance Program (“AAP”), was also established in the fourth quarter of 2021 and launched in the first quarter of 2022. This program is designed to attract the vast majority of the estimated 200,000 U.S. and Canadian dentists who are being strongly encouraged by the American Dental Association to screen their patients for sleep apnea. The AAP gives these dentists the simple yet profitable way to screen their patients for mild to moderate OSA using the SleepImage home sleep test. Patients with mild to moderate OSA can be referred to a fully trained local VIP dentist for treatment. The AAP program did not contribute meaningfully to revenue during the third quarter of 2022.

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Inflation. We believe the U.S. has entered a period of inflation which has increased (and may continue to increase) our and our suppliers’ costs as well as the end cost of our products to consumers. To date, we have been able to manage inflation risk without a material adverse impact on our business or results of operations. However, inflationary pressures (including increases in the price of raw material components of our appliances) made it necessary for us to adjust our standard pricing for our appliance products effective May 1, 2022. The full impact of such price adjustments on sales or demand for our products is not fully known at this time and may require us to adjust other aspects of our business as we seek to grow revenue and, ultimately, achieve profitability and positive cash flow from operations.

Supply Chain. From time to time, we may experience supply chain challenges due to forces beyond our control. For example, the Suez Canal blockage earlier in 2021 caused some delay in shipments of SleepImage rings from China. Overall, however, as our appliances are made in the U.S., we have not experienced significant supply chain issues as a result of COVID-19 or otherwise, although this may change in future periods.

Seasonality. We believe that the patient volumes of our VIPs will be sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate in the future depending on these and other factors.

Cybersecurity. We have established procedures to escalate enterprise level issues, including cybersecurity matters, to the appropriate management levels within our organization and our board of directors, or members or committees thereof, as appropriate. Under our framework, cybersecurity issues, including those involving vulnerabilities introduced by our use of third-party software, are analyzed by subject matter experts for potential financial, operational, and reputational risks, based on, among other factors, the nature of the matter and breadth of impact. Matters determined to present potential material impacts to our financial results, operations, and/or reputation are immediately reported by management to the board of directors, or individual members of committees thereof, as appropriate, in accordance with our escalation framework. In addition, we have established procedures to ensure that members of management responsible for overseeing the effectiveness of disclosure controls are informed in a timely manner of known cybersecurity risks and incidents that may materially impact our operations and that timely public disclosure is made, as appropriate.

War in Ukraine. In addition, worldwide supply chain constraints and economic and capital markets uncertainty arising out of Russia’s invasion of Ukraine in February 2022 have emerged as new barriers to long-term economic recovery. If an economic recession or depression commences and is sustained, it could have a material adverse effect on our business as demand for our products could decrease. Capital markets uncertainty, with public stock price decreases and volatility, could make it more difficult for us to raise needed capital at the appropriate time.

Key Components of Consolidated Statements of Operations

Net revenue. We recognize revenue when we satisfy our performance obligations over time as our customers receive the benefit of the promised goods and services, which generally occurs over a short period of time. Performance obligations with respect to appliance sales are typically satisfied by shipping or delivering products to our VIPs or, in the case of enrollment or service revenue, upon our satisfaction of performance obligations associated with VIP enrollments. Revenue consists of the gross sales price, net of estimated allowances, discounts, and personal rebates that are accounted for as a reduction from the gross sale price.

Cost of sales. Cost of goods sold primarily consists of direct costs attributable to the purchase from third party suppliers and related products. It also includes freight costs, fulfillment, distribution, and warehousing costs related to products sold.

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Sales and marketing. Sales and marketing costs primarily consist of personnel costs for employees engaged in sales and marketing activities, commissions, advertising and marketing costs, website enhancements, and conferences for our sales and marketing staff.

General and administrative expenses. General and administrative (“G&A”) expenses consist primarily of personnel costs for our administrative, human resources, finance and accounting employees, and executives. General and administrative expenses also include contract labor and consulting costs, travel-related expenses, legal, auditing and other professional fees, rent and facilities costs, repairs and maintenance, and general corporate expenses.

Depreciation and amortization expense. Depreciation and amortization expense is comprised of depreciation expense related to property and equipment, amortization expense related to leasehold improvements, and amortization expense related to identifiable intangible assets.

Other income. Other income relates to the PPP loan forgiven in January 2022 by the SBA.

Restatement of March 30, 2022 Financial Statements

As described in the Explanatory Note and Note 2, “Restatement of Consolidated Financial Statement,” in Item 1 of Part 1 of Amendment No. 1 to our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, originally filed with the SEC on May 16, 2022 and such Amendment No. 1 being filed on November 25, 2022 (the “10-Q/A”), we determined it was necessary to restate our financial statements for the three months ended March 31, 2022.

The restatement of the previously filed financial statements was due to our management (with the concurrent of the Audit Committee of our Board of Directors) determining that our existing revenue recognition policy was not consistent with the guidance in ASC 606. After analyzing our contracts using the five-step process in ASC 606, we have determined that for VIP enrollment contracts, it is necessary for us to separately identify the performance obligations and recognize the revenue as the performance obligations are satisfied or over the customer life as applicable. We identified a material weakness related to the operating effectiveness of our review controls in that we did not put the appropriate resources in place to be able to identify technical accounting issues and perform review functions appropriately for the revenue recognition issue described above and for those items which we had previously identified in Part II, Item 9A of our Form 10-K for the fiscal year ended December 31, 2021.

Results of Operations

Comparison of the three months and nine months ended September 30, 2022 and 2021

Our unaudited consolidated statements of operations for the three months and nine months ended September 30, 2022 and 2021 are presented below (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Change	2022	2021	Change

Revenue
Product revenue	$2,014	$1,718	$296	$6,357	$4,842	$1,515
Service revenue	2,232	2,828	(596)	5,717	7,649	(1,932)
Total revenue	4,246	4,546	(300)	12,074	12,491	(417)
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,750	1,363	387	4,439	2,994	1,445
Gross profit	2,496	3,183	(687)	7,635	9,497	(1,862)
Gross profit %	59%	70%		63%	76%

Operating expenses
General and administrative	6,622	6,517	105	22,118	17,669	4,449
Sales and marketing	1,106	1,976	(870)	3,985	4,234	(249)
Depreciation and amortization	175	193	(18)	500	565	(65)

Operating loss	(5,407)	(5,503)	96	(18,968)	(12,971)	(5,997)

Non-operating income (expense)
Other expense	(36)	(9)	(27)	(152)	(10)	(142)
PPP loan forgiveness	-	-	-	1,287	-	1,287
Other income	9	59	(50)	77	86	(9)

Net loss	$(5,434)	$(5,453)	$19	$(17,756)	$(12,895)	$(4,861)

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Comparison of the three months ended September 30, 2022 and 2021

Revenue

Revenue decreased by approximately $0.3 million, to $4.2 million for the three months ended September 30, 2022 compared to $4.5 million for the three months ended September 30, 2021. Revenue during the third quarter of the year decreased approximately $0.8 million due to lower VIP enrollments during the three months ended September 30, 2022, and approximately $0.1 million due to lower management revenue from our MID clinics. This was offset by an increase of approximately $0.3 million attributable to higher appliance sales to VIPs, (ii) an increase of approximately $0.3 million in BIS revenue, myofunctional therapy service revenue, and sleep testing services.

During the three months ended September 30, 2022, we enrolled 56 VIPs and recognized VIP revenue of approximately $1.6 million, a revenue decrease of 33% compared to the three months ended September 30, 2021, when we enrolled 56 VIPs for a total of approximately $2.3 million. Revenue growth was impacted by a change in our revenue recognition methodology adopted during 2022, and the COVID-19 Delta and Omicron variant resurgences towards the end of 2021 and through the third quarter of 2022. In December 2021, the American Dental Association reported that just 60% of dental practices were open and operating with business as usual. Another industry source reported 92% of dental practices were struggling to hire or replace hygienists, and 77% reported difficulty hiring front desk positions. These challenges across the dental community have impacted both doctor enrollments and patient case starts, as replacement dental personnel must be trained in The Vivos Method.

For the three months ended September 30, 2022, we sold 3,057 oral appliance arches for a total of approximately $1.9 million, a 20% revenue increase from the three months ended September 30, 2021 when we sold 2,996 total oral appliance arches for a total of approximately $1.6 million. Lastly, for the three months ended September 30, 2022, we had approximately $0.1 million in center revenue, compared to approximately $0.1 million for the three months ended September 30, 2021, and approximately $0.4 million in our orofacial myofunctional therapy revenue, compared to approximately $0.2 million for the three months ended September 30, 2021 due to the introduction of these services late in the first quarter of 2021.

Cost of Sales and Gross Profit

Cost of sales increased by approximately $0.4 million to approximately $1.8 million for the three months ended September 30, 2022 compared to approximately $1.4 million for the three months ended September 30, 2021. This increase was primarily due to product and services costs associated with higher sales volume of our appliances, additional costs associated with VIP enrollments, and billing and myofunctional therapy revenue. Cost of sales includes an increase of approximately $0.3 million related to costs associated with VIP enrollment and training, and approximately $0.2 million increase related to our new program (started in 2022) related to the sale and leasing of SleepImage home sleep test rings, offset by approximately $0.1 million decrease in appliance fees.

For the three months ended September 30, 2022, gross profit decreased by approximately $0.7 million to $2.5 million. This decrease was attributable to an increase in cost of sales of $0.4 million explained above, coupled with a decrease in revenue of approximately $0.3 million. Gross margin decreased to 59% for the three months ended September 30, 2022 compared to 70% for the three months ended September 30, 2021, primarily driven by higher costs associated with VIP enrollments due to new incentives deployed to increase VIP enrollments.

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General and Administrative Expenses

General and administrative expenses increased approximately $0.1 million, or approximately 2%, to approximately $6.6 million for the three months ended September 30, 2022, as compared to $6.5 million for the three months ended September 30, 2021. The primary driver of this increase was an increase of approximately $0.2 million to general corporate costs such as consulting and professional fees, an increase of approximately $0.2 million related to travel expenses, an increase of approximately $0.1 million for information and technology supplies and equipment, offset by approximately $0.3 million decrease related to bad debt expense, as well as approximately $0.1 million decrease in research and development and repairs and maintenance.

Sales and Marketing

Sales and marketing expense decreased by $0.9 million to $1.1 million for the three months ended September 30, 2022, compared to $2.0 million for the three months ended September 30, 2021. This decrease is due to approximately $0.6 million reduction in digital campaigns, and approximately $0.7 million decrease in materials and product samples, which was offset by an increase of approximately $0.2 million on improving the Vivos website, an increase in sales commissions of approximately $0.1 million and an increase of approximately $0.1 million in additional print media marketing and marketing supplies.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.2 million for the three months ended September 30, 2022 and 2021. The insignificant change in depreciation expense is related to new assets placed into service which was offset by lower depreciation expense related to legacy assets that were retired during the year.

Comparison of the nine months ended September 30, 2022 and 2021

Revenue

Revenue decreased approximately $0.4 million, to $12.1 million for the nine months ended September 30, 2022 compared to $12.5 million for the nine months ended September 30, 2021. Revenue during the first nine months of the year decreased due to a decrease of approximately $2.4 million in VIP enrollment revenue related to 2022, as well as an adjustment to our revenue recognition methodology which resulted in a cumulative decrease of approximately $0.4 million in VIP revenue related to prior years. This was offset by an increase of approximately $1.3 million attributable to higher appliance sales to VIPs, (ii) an increase of approximately $0.2 million in revenue from our two company-owned dental centers, (iii) an increase of approximately $0.5 million in BIS revenue and myofunctional therapy service revenue, (iv) and increase of approximately $0.2 million in sleep testing services.

During the nine months ended September 30, 2022, we enrolled 146 VIPs and recognized VIP revenue of approximately $3.6 million, a decrease of 44% in revenue compared to the nine months ended September 30, 2021, when we enrolled 162 VIPs for a total of approximately $6.4 million. Revenue growth was impacted by a change in our revenue methodology adopted during 2022, and the COVID-19 Delta and Omicron variant resurgences towards the end of 2021 and through the third quarter of 2022. In December 2021, the American Dental Association reported that just 60% of dental practices were open and operating with business as usual. Another industry source reported 92% of dental practices were struggling to hire or replace hygienists, and 77% reported difficulty hiring front desk positions. These challenges across the dental community have impacted both doctor enrollments and patient case starts, as replacement dental personnel must be trained in The Vivos Method.

For the nine months ended September 30, 2022, we sold 9,343 oral appliance arches for a total of approximately $5.8 million, a 30% increase from the nine months ended September 30, 2021 when we sold 8,648 total oral appliance arches for a total of approximately $4.5 million. Lastly, for the nine months ended September 30, 2022 we had approximately $0.5 million in center revenue, compared to approximately $0.3 million for the nine months ended September 30, 2021, and approximately $0.8 million in our orofacial myofunctional therapy revenue, compared to $0.2 million for the nine months ended September 30, 2021 due to the introduction of these services late in the first quarter of 2021.

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Cost of Sales and Gross Profit

Cost of sales increased by approximately $1.4 million to approximately $4.4 million for the nine months ended September 30, 2022 compared to approximately $3.0 million for the nine months ended September 30, 2021. This increase was primarily due to product and services costs associated with higher sales volume of our appliances, additional costs associated with VIP enrollments, and billing and myofunctional therapy revenue. Cost of sales includes approximately $0.4 million related to costs associated with appliances, an increase of approximately $0.6 million related to costs associated with VIP enrollment and training, and approximately $0.5 million increase related to our new program (started in 2022) related to the sale and leasing of SleepImage rings.

For the nine months ended September 30, 2022, gross profit decreased by approximately $1.9 million to $7.6 million. This decrease was attributable to an increase in cost of sales of $1.5 million explained above, coupled with a decrease in revenue of approximately $0.4 million. Gross margin decreased to 63% for the nine months ended September 30, 2022 compared to 76% for the nine months ended September 30, 2021, primarily driven by the higher costs associated with appliances due to increase in cost of raw materials and VIP enrollments due to new incentives deployed to increase VIP enrollments.

General and Administrative Expenses

General and administrative expenses increased approximately $4.5 million, or approximately 25%, to approximately $22.1 million for the nine months ended September 30, 2022, as compared to $17.7 million for the nine months ended September 30, 2021. The primary driver of this increase was an increase in personnel and related compensation of approximately $2.2 million, including salaries and benefits, paid time off, stock-based compensation, and other employee-related expenses. The increase in payroll related costs were mainly a result of increased headcount (from 147 employees at September 30, 2021 to 170 employees at September 30, 2022). Other drivers of the increase in general and administrative expenses included an increase of approximately $1.3 million to general corporate costs such as consulting and professional fees, an increase of approximately $1.2 million related to travel expenses, and an increase of approximately $0.8 million for information and technology supplies and equipment, as well as corporate expenses such as filing fees, subscriptions, and office expenses, offset by a decrease of approximately $0.5 million in bad debt allowance and approximately $0.2 million in bank and merchant fees. These increases were due to the growth of the company combined with higher headcount and expenses associated with being a public company.

Sales and Marketing

Sales and marketing expense decreased by $0.2 million to $4.0 million for the nine months ended September 30, 2022, compared to $4.2 million for the nine months ended September 30, 2021. This decrease relates to approximately $1.3 million reduction in marketing campaigns, materials and product samples, a decrease in sales commissions of approximately $0.5 million, to which was offset by an increase of approximately $0.9 million on improving the Vivos website, and approximately $0.4 million spent on conventions and tradeshows, and approximately $0.2 million on print media and marketing supplies. The main driver to the decrease in commissions is due to the decrease in VIP enrollments.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.5 million and $0.6 million for the nine months ended September 30, 2022 and 2021, respectively. The insignificant change in depreciation expense is related to new assets placed into service which was offset by lower depreciation expense related to legacy assets that were retired during the year.

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PPP Loan Forgiveness

PPP loan forgiveness is approximately $1.3 million for the nine months ended September 31, 2022 when compared to none for the nine months ended September 30, 2021. The increase is due to the PPP loan being forgiven by the SBA in its entirety.

Liquidity and Capital Resources

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of our company as a going concern. We have incurred losses since inception, including $20.3 million for the year ended December 31, 2021, resulting in an accumulated deficit of $55.6 million as of December 31, 2021. As of September 30, 2022, we had an accumulated deficit of $73.4 million, and approximately $6.7 million in cash, which will not be sufficient to fund our operations and strategic objectives over the next twelve months from the date of issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding our ability to continue as a going concern.

We will be required to obtain additional financing and expects to satisfy our cash needs primarily from the issuance of equity securities or indebtedness in order to sustain operations until we can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, we may be required to delay, significantly modify or terminate our operations, all of which could have a material adverse effect on our company.

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Cash Flows

The following table presents a summary of our cash flow for the nine months ended September 30, 2022 and 2021 (in thousands):

	2022	2021

Net cash provided by (used in):
Operating activities	$(16,587)	$(11,613)
Investing activities	(724)	(2,226)
Financing activities	-	24,167

Net cash used in operating activities of approximately 16.6 million for the nine months ended September 30, 2022 is an increase of approximately $5.0 million compared to net cash used in operating activities of approximately $11.6 million for the nine months ended September 30, 2021. This increase is due primarily to the increase in our net loss of approximately $4.9 million, an increase of approximately $0.3 million in accounts payable, a decrease of approximately $0.6 million in accrued expenses due to increase in consulting fees, legal fees, third party lab fees associated with the production of our appliances, an increase of approximately $0.5 million in prepaid expenses and current assets primarily driven by annual renewals of subscriptions and other paid services, and an increase of approximately $1.3 million attributable to PPP loan forgiveness on January 21, 2022, offset by a decrease of approximately $0.2 million in accounts receivable related to a decrease in VIP enrollments, an increase of approximately $0.5 million due to the collection of a tenant improvement allowance related to the build-out of the Vivos Institute in Denver, Colorado.

For the nine months ended September 30, 2022, net cash used in investing activities consisted of capital expenditures for software of $0.7 million related to the development of software for internal use, which is expected to be placed in service in 2023.

For the nine months ended September 30, 2022, there was no cash used in financing activities.

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Critical Accounting Policies Involving Management Estimates and Assumptions

Our critical accounting policies and estimates are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We have reviewed and determined that those critical accounting policies and estimates remain our critical accounting policies and estimates as of and for the three months and nine months ended September 30, 2022.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed in Note 1 to the accompanying consolidated financial statements included in this prospectus, we believe that the impact of recently issued standards that are not yet effective could have a material impact on our financial position or results of operations upon adoption. For additional information on recently issued accounting standards and our plans for adoption of those standards, please refer to the section titled Recent Accounting Pronouncements under Note 1 to the accompanying consolidated financial statements included in this prospectus.

Comparison of Years Ended December 31, 2021 and 2020

Our consolidated statements of operations for the years ended December 31, 2021 and 2020 are presented below (dollars in thousands):

	2021	2020	Change

Revenue
Product revenue	$6,520	$4,890	$1,630
Service revenue	10,365	8,176	2,189
Total revenue	16,885	13,066	3,819
Cost of sales (exclusive of depreciation and amortization shown separately below)	4,281	2,653	1,628
Gross profit	12,604	10,413	2,191
Gross profit %	75%	80%

Operating expenses
General and administrative	25,791	16,090	9,701
Sales and marketing	5,551	2,314	3,237
Litigation settlement	-	3,331	(3,331)
Impairment loss	911	-	911
Depreciation and amortization	733	718	15

Operating loss	(20,382)	(12,040)	(8,342)

Non-operating income (expense)
Interest expense	(14)	(96)	82
Other expense	(9)	-	(9)
Interest income	117	79	38

Net loss	$(20,288)	$(12,057)	$(8,231)

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Revenue

Revenue increased by $3.8 million, or 29%, to $16.9 million for the year ended December 31, 2021 compared to $13.1 million for the year ended December 31, 2020. This increase consists of (i) approximately $1.5 million attributable to higher appliance sales to VIPs to volume increases, (ii) an increase of approximately $1.0 million in VIP revenue, (iii) an increase of approximately $1.1 million in center revenue, initial management service revenue including our MID program, and from the introduction of our orofacial myofunctional therapy services, and (iv) an increase of approximately $0.3 million in BIS revenue. Revenue growth was impacted by the COVID-19 Delta and Omicron variant resurgences. We achieved sales growth despite seeing significant headwinds throughout our core customer base, mostly driven by COVID-19 Delta and Omicron variant resurgences in the middle and latter part of the year. In December 2021, the American Dental Association reported that just 60% of dental practices were open and operating with business as usual. Another industry source reported 92% of dental practices were struggling to hire or replace hygienists, and 77% reported difficulty hiring front desk positions. These challenges across the dental community have impacted both doctor enrollments and patient case starts, as replacement dental personnel must be trained in The Vivos Method.

During the year ended December 31, 2021, we enrolled 197 VIPs net of cancellations and recognized VIP revenue of approximately $8.5 million, an increase of 2% compared to the year ended December 31, 2020, when we enrolled 194 VIPs net of cancellations for a total of approximately $7.5 million. The 13% increase in total revenue was primarily driven by (i) higher enrollments that took place in June, August, and September of which 50% of the enrollment fees were recognized during the year ended December 31, 2021, (ii) revenue recognized from higher prior year enrollments, and (iii) a higher price per VIP enrollment 2021 of $40,000 per contract, when compared to $32,000 per VIP contract in 2020. VIP enrollment revenue is recognized 50% in the second month of enrollment and the remaining 50% pro rata throughout the following eleven months of the service contract.

For the year ended December 31, 2021, we sold 11,355 oral appliance arches for a total of approximately $6.0 million, a 33% increase from the year ended December 31, 2020 when we sold 8,135 total oral appliance arches for a total of approximately $4.5 million. Additionally, for the year ended December 31, 2021 we had approximately $0.9 million in BIS revenue, a 46% increase from the year ended December 31, 2020 with approximately $0.6 million in revenue. Lastly, for the year ended December 31, 2021 we had approximately $0.8 million in center revenue and management service revenue including our MID program, compared to approximately $0.4 million for the year ended December 31, 2020, and approximately $0.4 million in our orofacial myofunctional therapy revenue, compared to none for the year ended December 31, 2020 due to the introduction of these services in 2021, and approximately $0.3 million for SleepImage subscriptions, sponsorships, and seminar revenue for the year ended December 31, 2021, compared to $0.2 million for the year ended December 31, 2020.

Cost of Sales and Gross Profit

Cost of sales increased by approximately $1.6 million to approximately $4.3 million for the year ended December 31, 2021 compared to approximately $2.7 million for the year ended December 31, 2020. This increase was primarily due to product and services costs associated with higher sales volume of our appliances, additional costs associated with VIP enrollments, and billing and myofunctional therapy revenue. Cost of sales includes approximately $0.8 million increase related to the deployment of SleepImage rings as part of the VIP enrollment package, and approximately $0.1 million increase related to the leasing of SleepImage rings in 2021. Additionally, we had an increase of approximately $0.5 million related to costs associated with appliances and approximately $0.1 million related to costs associated with our orofacial myofunctional therapy revenue.

For the year ended December 31, 2021, gross profit increased by approximately $2.2 million to $12.6 million. This increase was attributable to an increase in total revenue of $3.8 million as discussed above, partially offset by an increase in cost of sales of $1.6 million. Gross margin decreased to 75% for the year ended December 31, 2021 compared to 80% for the year ended December 31, 2020, primarily driven by the higher costs associated with VIP enrollments.

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General and Administrative Expenses

General and administrative expenses increased approximately $9.7 million, or approximately 60%, to approximately $25.7 million for the year ended December 31, 2021, as compared to $16.1 million for the year ended December 31, 2020. The primary driver of this increase was an increase in personnel and related compensation of approximately $4.6 million, including salaries, bonuses, paid time off, stock-based compensation, and other employee-related expenses. The increase in payroll related costs were mainly a result of increased headcount (from 93 employees at December 31, 2020 to 158 employees at December 31, 2021). Other drivers of the increase in general and administrative expenses included an increase of approximately $1.2 million to general corporate costs such as director and officer insurance premiums and professional fees, an increase of approximately $0.9 million for information and technology supplies and equipment, approximately $1.2 million increase of bad debt expense driven by the increase in sales, and approximately $0.8 million in other corporate expenses such as filing fees, subscriptions, and office expenses, and an increase of approximately $0.1 million for office rent and utilities. These increases were due to the growth of the company combined with higher headcount and expenses associated with being a public company.

Sales and Marketing

Sales and marketing expense increased by $3.2 million to $5.6 million for the year ended December 31, 2021, compared to $2.3 million for the year ended December 31, 2020. This increase was primarily due to an increase of approximately $1.2 million in new marketing campaigns, updating marketing materials for investors and consumers, improving the Vivos website and promotion of conferences and events taking place in 2021, such as the Vivos Institute. Marketing expenses increased approximately $0.7 million due to various marketing initiatives as well as the deployment of SleepImage HST rings as demos to be used at different marketing events and marketing campaigns. Additionally, we had an increase of approximately $1.3 million in conference expenses as a result of conferences hosted in throughout the country and our August 2021 grand opening of The Vivos Institute in Denver, Colorado.

Settlement Expense

Settlement expense in 2020 resulted from the settlement of a shareholder demand in the fourth quarter of 2020. As a result of the settlement, we issued 300,000 shares of common stock with a fair value of $1.8 million and 325,000 warrants to purchase common shares with a fair value of $1.5 million. The aggregate settlement expense of $3.3 million was recognized for the year ended December 31, 2020 and we did not have a similar expense for the year ended December 31, 2021.

Impairment Loss

Impairment loss in 2021 resulted from the uncertainty of collection on a related party note receivable arising out of the sale of our company-owned dental facility in Orem, Utah in 2019. As a result, we impaired approximately $0.9 million as of December 31, 2021, and we did not have a similar expense for the year ended December 31, 2020.

Depreciation and Amortization

Depreciation and amortization expense was approximately $0.7 million for year ended December 31, 2021 and 2020. The impact of depreciation expense related to new assets placed into service was offset by lower depreciation expense related to legacy assets that were retired during the year. Our fixed assets placed in service increased by approximately $1.9 million in the year-over-year comparison primarily attributable to the buildout of our Vivos Institute facility in Denver, Colorado. These assets were placed into services at the beginning of August 2021. Accordingly, we expect to recognize higher depreciation and amortization expense in future periods.

Interest Expense

Interest expense decreased by approximately $0.1 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020 as a result of convertible notes converted to Common Stock upon completion of our IPO in December 2020.

Interest Income

Interest income was unchanged at approximately $0.1 million for the year ended December 31, 2021 and 2020. Despite higher cash balances for the year ended December 31, 2021, the current low interest rate environment did not result in material earnings from temporary cash investments.

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Liquidity and Capital Resources

As of December 31, 2021, we had cash and cash equivalents of $24.0 million compared to cash and cash equivalents of $18.2 million as of December 31, 2020. This increase was primarily driven by the net proceeds from our May 2021 underwritten follow-on offering, partially offset by spending during the year ended December 31, 2021. During the first quarter of 2021, we began tenant improvements to The Vivos Institute facility in Denver, Colorado, which we lease. The Vivos Institute facility opened in early August 2021 and provides onsite training courses and post-graduate education to our VIPs and other healthcare professionals.

While we have incurred losses and negative operating cash flows since inception, we believe that our existing cash resources following our May 2021 follow-on offering will be sufficient to meet our capital requirements and fund our planned operations for at least the next 18 months, although this estimation assumes we do not face unexpected events, costs, or contingencies, any of which could affect our liquidity and cash requirements. Available resources may be consumed more rapidly than anticipated, resulting in the need for additional funding if we do not generate positive cash flows from operations. If and when required, we anticipate funding our liquidity requirements from cash generated from operations and potentially from:

●	proceeds from public and private financings (including equity (such as our “at the market offering” program through Roth Capital Partners), debt or equity-linked financings or commercial debt facilities);

●	proceeds from the exercise of outstanding options or warrants; and

●	strategic commercial transactions with third parties.

There is a risk that none of these plans will be implemented if and when necessary or on commercially reasonable terms, if at all, which could leave us without required cash resources and could adversely impact our results of operations and impair the viability of our company.

We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Cash Flows

The following table presents a summary of our cash flow for the years ended December 31, 2021 and 2020 (in thousands):

	2021	2020

Net cash provided by (used in):
Operating activities	$(15,735)	$(5,680)
Investing activities	(2,608)	(120)
Financing activities	24,167	23,537

Net cash used in operating activities of approximately $15.7 million for the year ended December 31, 2021 is an increase of more than $10.0 million compared to net cash used in operating activities of approximately $5.7 million for the year ended December 31, 2020. This increase is due primarily to the increase in our net loss of approximately $8.2 million, an increase of approximately $0.5 million related to a tenant improvement allowance due to the company in 2022, $0.3 million in accounts receivable related to an increase in VIP enrollments during the two quarters of the year, an increase of approximately $0.6 million in accrued expenses due to increase in consulting fees, legal fees, and franchise tax, an increase of approximately $0.9 million in impairment for a related party note receivable arising from the 2019 sale of our company-owned dental clinic in Orem, Utah, an increase of approximately $0.8 million in prepaid expenses and current assets primarily driven by prepaid inventory for our SleepImage HST rings, deposits for future events including conferences and exhibits, and other prepaid services. Additionally, there was approximately a $0.5 million increase in contract liability due to the increase in VIP enrollments during the year ended December 31, 2021, compared to the year ended December 31, 2020.

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For the year ended December 31, 2021, net cash used in investing activities consisted of (i) capital expenditures for property and equipment of $2.4 million, and cash payments for a business acquisition of $0.2 million, for a total of $2.6 million. Capital expenditures for property and equipment were primarily attributable to leasehold improvements for The Vivos Institute that opened in August 2021. For the year ended December 31, 2020, net cash used in investing activities amounted to $0.1 million for the purchase of equipment.

Net cash provided by financing activities of $24.2 million for the year ended December 31, 2021 was primarily attributable to proceeds of $25.4 million from the issuance of Common Stock in our follow-on public offering in May 2021 and proceeds from the exercise of stock options of $0.3 million. Total financing cash inflows amounted to $27.9 million gross and were partially offset by cash payments of $1.5 million for the redemption of all remaining shares of Series A Preferred Stock, and $2.2 million for professional fees and other offering costs related to our follow-on public offering, and principal payments under debt agreements of $0.1 million.

For the year ended December 31, 2020, net cash provided by financing activities of $23.5 million was primarily attributable to $22.3 million in cash proceeds from our initial public offering, $2.5 million in proceeds from the sale of Series B Preferred Stock, and $1.3 million in proceeds from the PPP loan. Total financing cash inflows amounted to $26 million and were partially offset by cash payments of $2.2 million for the redemption of shares of Series A Preferred Stock, $0.2 million for professional fees and other offering costs related to our initial public offering, and principal payments under debt agreements of $0.1 million.

Critical Accounting Policies Involving Management Estimates and Assumptions

Basis of Presentation and Consolidation

Our consolidated financial statements included as part of this Annual Report on Form 10-K, which include the accounts of our company and our wholly owned subsidiaries (BMS, First Vivos, Vivos Therapeutics (Canada) Inc., Vivos Management and Development, LLC and Vivos Del Mar Management, LLC), are prepared in conformity with U.S. GAAP and the rules and regulations of the SEC related to annual and quarterly reports. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to those rules and regulations. The consolidated balance sheet as of December 31, 2020 included in this prospectus has been derived from our audited consolidated financial statements.

Use of Estimates

To prepare financial statements in conformity with U.S. GAAP, management must make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We limit our exposure to credit loss by placing our cash with high credit quality financial institutions. Additionally, we have a diverse customer base and no single customer represented greater than ten percent of sales or accounts receivable for the years ended December 31, 2021 and 2020.

Accounts Receivable, Net

The accounts receivable in the accompanying consolidated financial statements are stated at the amounts management expects to collect. We reduce accounts receivable by estimating an allowance that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on its judgements in evaluating the aging of the receivables and the financial condition of our clients. Allowance for uncollectible receivables was $0.2 million as of December 31, 2021 and $0.5 million as of December 31, 2020.

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Intangible Assets, Net

Intangible assets consist of assets acquired from First Vivos and costs paid to MyoCorrect and Lyon Dental for work related to our patents, intellectual property and customer contracts. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to MyoCorrect and Lyon Dental for patents and intellectual property are amortized using the straight-line method over the life of the underlying patents, which approximates 15 years.

Goodwill

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We test for impairment annually after the close of the year. There was no impairment of goodwill recognized at December 31, 2021 or 2020.

Long-lived Asset Policy

We review and evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an adverse action or assessment by a regulator. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Our evaluation of long-lived assets completed for the years ended December 31, 2021 and 2020 resulted in no impairment loss.

Notes Receivable, Net

The note receivable in the accompanying financial statements were stated at the amount management expected to collect. As of December 31, 2021, due to uncertainty of collections, we impaired the note receivable. To the extent cash is collected in the future we will recognize income in the period collected. The note receivable arose from the 2019 sales of our company-owned dental clinic in Oren, Utah.

Revenue Recognition

We generate revenue from the sale of products and services. A significant majority of our revenues are generated from enrolling dentists in the VIP program and sales of products and services to VIPs. Revenue is recognized when control of the products or services is transferred to customers (i.e., VIP dentists ordering such products or services for their patients) in a way that reflects the consideration we expect to be entitled to in exchange for those products and services.

Following the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and the applicable provisions of ASC Topic 842, Leases (“ASC 842”), we determine revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;

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2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

Service Revenue

VIP Enrollment Revenue

We review our VIP enrollment contracts from a revenue recognition perspective using the 5-step method outlined above. Once it is determined that a contract exists (a VIP enrollment agreement is executed and payment is received), service revenue related to VIP enrollments is recognized when the underlying services are performed. The price of the standard VIP enrollment that the VIP pays upon execution of the contract is significant, running at approximately $45,000. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by VIP customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue as performance obligations are met. Accordingly, the contract liability for unearned revenue is a significant liability for the Company. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

We enter into programs that may provide for multiple performance obligations. Commencing in 2018, we began enrolling medical and dental professionals in a one-year program (later known as the VIP Program) which includes training in a highly personalized, deep immersion workshop format which provides the VIP dentist access to a team who is dedicated to creating a successful integrated practice. The key topics covered in training include case selection, clinical diagnosis, appliance design, adjunctive therapies, instructions on ordering our products, guidance on pricing, instruction on insurance reimbursement protocols and interacting with our proprietary software system and the many features on our website. The initial training and educational workshop is typically provided within the first 30 to 45 days that a VIP enrolls. Ongoing support and additional training is provided throughout the year and includes access to our proprietary Airway Intelligence Service (“AIS”) which provides the VIP with resources to help simplify the diagnostic and treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream. Following the year of training and support, a VIP may pay for seminars and training courses that meet the Provider’s needs on a subscription or a course-by-course basis.

VIP enrollment fees include multiple performance obligations which vary on a contract by contract basis. The performance obligations included with enrollments may include sleep apnea rings, a six or twelve months BIS subscription, a marketing package, lab credits and the right to sell our appliances. We allocate the transaction price of a VIP enrollment contract to each performance obligation under such contract using the relative standalone selling price method. The relative standalone price method is based on the proportion of the standalone selling price of each performance obligation to the sum of the total standalone selling prices of all the performance obligations in the contract.

The right to sell is similar to a license of intellectual property because without it the VIP cannot purchase appliances from the Company. The right to sell performance obligation includes the Vivos training and enrollment materials which prepare dentists for treating their patients using The Vivos Method.

Because the right to sell is never sold outside of VIP contracts, and VIP contracts are sold for varying prices, we believe that it is appropriate to estimate the standalone selling price of this performance obligation using the residual method. As such, the observable prices of other performance obligations under a VIP contract will be deducted from the contract price, with the residual being allocated to the right to sell performance obligation.

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We use significant judgements in revenue recognition including an estimation of customer life over which we recognize the right to sell. We have determined that VIPs who do not complete sessions 1 and 2 of training rarely complete training at all and fail to participate in the VIP program long term. Since the beginning of the VIP program, just under one-third of new VIP members fall into this category, and the revenue allocated to the right to sell for those VIPs is accelerated at the time in which it becomes remote that a VIP will continue in the program. Revenue is recognized in accordance with each individual performance obligation unless it becomes remote the VIP would continue, at which time the remainder of review is accelerated and recognized in the following month. Those VIPs who complete training typically remain active for a much longer period, and revenue from the right to sell for those VIPs is recognized over the estimated period of which those VIPs will remain active. Because of various factors occurring year to year, we have estimated customer life for each year a contract is initiated. The estimated customer lives are calculated separately for each year and have been estimated at 15 months for 2020, 14 months for 2021 and 18 months for 2022. The right to sell is recognized on a sum of the years’ digits method over the estimated customer life for each year as this approximates the rate of decline in VIPs purchasing behaviors we have observed.

Other Service Revenue

In addition to VIP enrollment service revenue, in 2020 we launched BIS, an additional service on a monthly subscription basis, which includes our AireO2 medical billing and practice management software. Revenue for these services is recognized monthly during the month the services are rendered.

Also, we offer our VIPs the ability to provide MyoCorrect to the VIP’s patients as part of treatment with The Vivos Method. Revenue for MyoCorrect services is recognized at the time training is booked and payment is collected.

Allocation of Revenue to Performance Obligations

We identify all goods and services that are delivered separately under a sales arrangement and allocates revenue to each performance obligation based on relative fair values. These fair values approximate the prices for the relevant performance obligation that would be charged if those services were sold separately, and are recognized over the relevant service period of each performance obligation. After allocation to the performance obligations, any remainder is allocated to the right to sell under the residual method and is recognized over the estimated customer life. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue).

Treatment of Discounts and Promotions

From time to time, we offer various discounts to its customers. These include the following:

1)	Discount for cash paid in full
2)	Conference or trade show incentives, such as subscription enrollment into the SleepImage home sleep test program, or free trial period for the SleepImage lease program
3)	Negotiated concessions on annual enrollment fee
4)	Credits/rebates to be used towards future product orders such as lab rebates

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between us and our customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and our company agree upon the amount of consideration that the customer will pay in exchange for the services we provide. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. At the end of each reporting period, we update the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product Revenue

In addition to revenue from services, we also generate revenue from the sale of our patented oral devices and preformed guides (known as appliances or systems) to its customers, the VIP dentists. Revenue from the appliance sale is recognized when control of product is transferred to the VIP in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The VIP in turn charges the VIP’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, installing the appliance and educating the patient as to its use. We contract with VIPs for the sale of the appliance and is not involved in the sale of the products and services from the VIP to the VIP’s patient.

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The appliance is similar to a retainer that is worn after braces are removed. Each appliance is unique and is fitted to the patient. We utilize our network of certified VIPs throughout the United States and in some non-U.S. jurisdictions to sell the appliances to their customers as well as in two centers that we operates. We utilize third party contract manufacturers or labs to produce our unique, patented appliances and preformed guides. Our designated manufacturer produces the appliance in strict adherence to our patents, design files, treatments, processes and procedures and under the direction and our specific instructions, ships the appliance to the VIP who ordered the appliance from us. All of our contract manufacturers are required to follow our master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. We performed an analysis under ASC 606-10-55-36 through 55-40 and concluded it is the principal in the transaction and is reporting revenue gross. We bill the VIP the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the VIP under our direction.

Within each of the two dental centers we own, we utilize a team of medical professionals to measure, order and fit each appliance. Upon scheduling the patient (which is our customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. Revenue is recognized differently our owned centers than for revenue from VIPs. We recognize revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

We offer certain dentists (known as Clinical Advisors) discounts from standard VIP pricing. This is done to help encourage Clinical Advisors, who help the VIPs with technical aspects of our products, to purchase our products for their own practices. In addition, from time to time, we offer credits to incentivize VIPs to adopt our products and increase case volume within their practices. These performance obligations are recorded as revenue in future periods over the life of the credit.

Stock-Based Compensation

Our board of directors (or the compensation committee thereof) grants share-based payments to employees under our equity incentive plans described below. We measure the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. We compute the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model, and we estimate the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. We then recognize the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. We recognize the impact of forfeitures in the period that the forfeiture occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation. Prior to the commencement of public trading of our common stock in December 2020, we estimated fair value of our common stock based on the most recent sales to third parties. The assumptions used in our option pricing model represent management’s best estimates. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future. The key assumptions included in the model are as follows:

●	Share Price – We use the closing price of our common stock on the grant date.

●	Expected volatility — We determine the expected price volatility based on the historical volatilities of our peer group as we do not have a sufficient trading history for our common stock. Industry peers consist of several public companies in the bio-tech industry similar to us in size, stage of life cycle and financial leverage. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

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●	Risk-free interest rate — The risk-free rate was determined based on yields of U.S. Treasury Bonds of comparable terms. The volatility is based on analyzing the stock price and implied volatility of guideline companies.

●	Expected dividend yield — We have not previously issued dividends and do not anticipate paying dividends in the foreseeable future. Therefore, we used a dividend rate of zero based on our expectation of additional dividends.

●	Expected term — We estimate the expected term using the simplified method which is the average of the vesting term and the contractual term of the options.

In 2017, our board of directors and shareholders approved the adoption of a stock and option award plan (the “2017 Plan”), under which shares were reserved for future issuance for options, restricted stock awards and other equity awards. The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and shareholders approved a total reserve of 1,333,333 shares for issuance under the 2017 Plan.

In 2019, our board of directors and shareholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which shares were reserved for future issuance for options, restricted stock awards and other equity awards. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and shareholders have approved a total reserve of 333,334 shares for issuance under the 2019 Plan. On June 18, 2020, our shareholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 833,333 share of common stock such that, after amendment and restatement of the 2019 Plan, and prior to any grants, 1,166,667 shares of common stock were available under the 2019 Plan. On July 28, 2021, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number of shares of common stock available for issuance thereunder by 1,200,000 shares of common stock such that, after amendment and restatement of the 2019 Plan, and prior to any grants, 2,366,667 shares of common stock were available under the 2019 Plan.

Basic and Diluted Net Loss Per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed using the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. However, for the years ended December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share as the inclusion of weighted average shares of common stock issuable upon the exercise of outstanding warrants and stock options would be anti-dilutive. The numerator in the basic and diluted net loss per share calculation is the net loss attributable to common stockholders, which is the net loss for the year increased by the current year preferred stock dividends accrued.

The holder of our formerly outstanding Series A Preferred Stock (Dr. G. Dave Singh, our founder and former Chief Medical Officer) was entitled to participate in common stock dividends, if and when declared, on a one-to-one per-share basis. Accordingly, in periods in which we have net income, earnings per share will be computed using the two-class method whereby the pro rata dividends distributable to the holder of our Series A Preferred Stock will be deducted from earnings applicable to common stockholders, regardless of whether a dividend is declared for such undistributed earnings. For the years ended December 31, 2021 and 2020, we incurred a net loss and, accordingly, there were no undistributed earnings to allocate under the two-class method.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed in Note 1 to our consolidated financial statements included in Item 8 of this prospectus, we believe that the impact of recently issued standards that are not yet effective could have a material impact on our financial position or results of operations upon adoption. For additional information on recently issued accounting standards and our plans for adoption of those standards, please refer to the section titled Recent Accounting Pronouncements under Note 1 to our consolidated financial statements included in Item 8 of this prospectus.

Segment Information

We manage our business within one reportable segment. Segment information is consistent with how management reviews our business, makes investing and resource allocation decisions, and assesses our operating performance.

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BUSINESS

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to moderate OSA and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

Our primary focus has been on expanding awareness of, and providing treatment options for OSA for, the dentistry market, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our treatment and marketing programs to encompass a more multidisciplinary approach as we have learned even more about how OSA and its comorbidities are diagnosed and treated. In this prospectus, we sometimes refer to dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to moderate OSA in comparison to or when combined with other largely palliative treatments such as CPAP. We call our solution The Vivos Method.

Our Products and Services

Currently, the Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

●	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the FDA as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action.

●	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults.

●	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults.

●	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are a Class I FDA-registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

●	Vivos Versa is an FDA 510k cleared Class II device for treating mild to moderate OSA. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products.

●	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

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●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●

Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●

Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2022, we continued to expand and grow our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. During 2022, Vivos providers performed nearly 60,000 VivoScore home sleep tests, up 99% over 2021. Due to the volume of business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the rapid growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

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We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment, however, and based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover and labor shortages that continue to plague the dental workplace. Throughout 2022, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatments. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and rolled out in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. As of December 31, 2022, there are approximately 70 Vivos-trained (VIP) dental offices who are at some stage of onboarding with our Treatment Navigator program. Based on early feedback, we expect the Treatment Navigator program to continue to grow into a material and important revenue stream as we move forward.

Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “Gold Standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive and cost-effective treatment for adults with dentofacial abnormalities and/or patients diagnosed with mild to moderate OSA and snoring. Combining technologies that typically expand the upper airway by altering its tissues’ size, shape and position, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

A recently published peer reviewed study in a high impact medical journal (Sleep Medicine) showed that use of our CARE appliances under the guidance of trained Vivos dentists with access to the complete Vivos Method led to significantly lower Apnea Hypopnea Index scores, significant decreases in OSA severity categories, and significantly increased airway volumes, as measured with no appliance in the mouth. These results come from a set of 220 treated patients. A second database review looking at a set of 786 patients undergoing CARE treatment by providers with access to the Vivos Method was presented at the American Academy of Sleep Medicine’s annual scientific meeting in 2022 with results largely consistent with this published set. A peer reviewed paper on this set is currently in editorial review and anticipated soon. These two data sets furthermore are consistent with data seen in multiple smaller case series published over the preceding decade.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 31,000 patients treated worldwide by more than 1,750 trained dentists.

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Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

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Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe sleep apnea (OSA). We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

Our Treatment Alternative for OSA – The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild to moderate OSA and snoring. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their mild to moderate OSA and snoring symptoms. The primary products used in The Vivos Method are the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®, each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 10 to 24 months, with 12 to 18 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated. Through the course of treatment with The Vivos Method, patients have reported a variety of outcomes, including:

●	Reduction of snoring;

●	Reduction in AHI level and/or other indicators of mild to moderate OSA;

●	Relief of mild to moderate OSA symptoms;

●	Restoration and improvement of normal (nasal) breathing;

●	Improvement in overall sleep quality;

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●	Reduction in the need for other lifetime treatment options such as CPAP;

●	Restoration and maintenance of proper facial symmetry and alignment;

●	Dentofacial and orthodontic improvement and/or correction;

●	Resolution of TMJ pain, clicking, and locking;

●	Facial aesthetic improvement, including a broader smile and reduced ‘gummy smile’; and

●	Improved posture with better balance and facial symmetry.

Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to moderate OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP. We plan to continue to create public demand for Vivos treatments to drive adoption by healthcare providers and coverage by insurance payers. We also plan to continue building consumer awareness through our direct-to-patient marketing initiatives which we anticipate will include celebrity endorsements, paid search, radio, television, social media, influencers, company sponsored events, corporate wellness programs, and online video.

●	Drive more qualified new patients to our VIP practices. By making our Vivos-trained providers more productive and profitable, more new dentists will be encouraged to enroll and get trained.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment. We are working to broaden and extend the insurance coverage available to patients for The Vivos Method beyond what it is today. Most insurance payers will reimburse at about 50% of the cost of treatment. We need to drive that percentage up so patients don’t have to pay as much out of pocket. To this end, in December 2022, we announced a collaboration with Nexus Dental Systems (or Nexus), which effectively combines our proprietary out-of-network Billing Intelligence Service with the Nexus’ in-network medical billing platform. The goal is to provide both companies’ medical professional networks with greater access to both in or out-of-network billing with all major medical insurance companies, facilitating case acceptances, insurance billing procedures and reimbursement.

●	Make it easy for both patients and professionals to interact and do business with Vivos. We are simplifying our training, our software, and our products in order to make working with us smooth and easy and a great customer experience.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through our Medical Integration Division and our collaboration with Pneusomnia sleep centers, which are owned jointly by both doctors and dentists and managed by Vivos. We are also continuing to promote awareness of the value proposition of The Vivos Method through training and educating dentists, physicians, and other healthcare providers, including at our TVI in Denver, Colorado.

●	Invest in research and development to drive innovation and expand indications. We are committed to ongoing research and development, and we intend to invest in our business to further improve our products and validate our value proposition.

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●	Pursue strategically adjacent markets and international opportunities. We believe there is a significant opportunity for our products outside the United States. We have begun an initial assessment of the development and commercialization of The Vivos Method for markets outside of North America, and we plan to conduct further strategic evaluation of such markets as we expand our market penetration throughout the United States, Canada, and most recently Australia.

Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO[2] Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO[2] contains features that enhance a VIP’s billing services and practice management systems. AireO[2] is a complement to our BIS software system.

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●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to moderate OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments. We have built into our core MID business model a great degree of flexibility, such that elements of each Pneusomnia Center as described above may change and be adapted to local state laws and regulations, and entity formation laws as any such alterations do not violate any state or federal statutes or regulations. We believe our market response from MID activities has been promising, and in March 2021 we announced the opening of the first Pneusomnia Center in Del Mar, California, and in May 2021, the second in Modesto. 2022 was a good year for the MID with the addition of three new locations located in Toluca Lake California and Newport Beach California. These three new locations are branded under the name Pneusomnia Plus as these are dental offices jointly owned by independent dentists and physicians. The MID has plans to assist in the opening of additional Pneusomnia Centers in several other cities in the U.S. including two locations in Las Vegas, Nevada. The MID is expected to enhance the overall practice level economics for independent VIP offices and generate additional lines of recurring revenue for us.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. This OMT therapy can be a component of obstructive sleep apnea treatment in conjunction with The Vivos Method which includes our Class II oral appliances and treatment guidelines. OMT, which is given by a certified OMT therapist, involves exercises and other techniques aimed at strengthening the tongue and orofacial muscles by teaching individuals how to engage the muscles to the appropriate position.

Our Competitive Strengths

We believe that The Vivos Method has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry: We believe that third parties seeking to compete directly with us have significant barriers to entry for the following reasons: competitors must offer a treatment modality with similar features, capabilities, research support, FDA regulatory clearances, and successful clinical outcomes in the market; then establish a comprehensive educational training program featuring other clinical professionals with actual experience and success using that particular treatment modality to properly educate dentists on all clinical aspects of use with patients; then develop and promulgate the systems and best practices required to successfully integrate the treatment of dentofacial abnormalities and/or mild to moderate OSA and snoring using this novel treatment modality in a dental practice; then establish and provide, by recruitment and otherwise, ongoing clinical mentoring and support to independent dentists engaged in treating their patients for dentofacial abnormalities and/or mild to moderate OSA and snoring and related conditions (clinical mentors are limited and may be hard to find); and finally, assisting the dentists with case selection, case acceptance, patient financing, and medical insurance reimbursement. We believe we have strategically and effectively addressed each and every one of the aforementioned barriers to entry, and thus have created a novel and compelling single-source value proposition for dentists seeking to deliver OSA treatment to their patients.

●	Vivos Method insurance reimbursement: Most major commercial insurance (and also Medicare for the mmRNA appliance, which we achieved during 2021), reimburse for our adult treatment in the United States. The average level of commercial payer reimbursement is approximately 50% (with coverage ranging from 5% to 70%), although medical insurance is never a guarantee of payment, and patient deductibles and policy restrictions will vary. Medicare reimbursement for the mmRNA appliance will vary by the Centers for Medicare and Medicaid Services (CMS) jurisdiction in the U.S.

●	Body of published research and strong patient outcomes: Together with our network of trained dentists, we have developed a body of clinical and patient data over approximately ten years and an estimated 25,000 patients treated with our proprietary clinical treatments that demonstrates the safety, effectiveness, therapy adherence (patient compliance), and benefits of The Vivos Method for its registered and 510(k) cleared uses. The documented and reported benefits of treatment with The Vivos Method have been consistent across reports from independent dentists and have been highlighted in approximately 55 published studies, case reports, and articles, many of which have been peer reviewed. We believe this favorable data provides us with a significant competitive advantage and will continue to support increased adoption.

●	First mover advantage: Our business model is the first to focus on dentists screening patients for mild to moderate OSA, referring patients to physicians for diagnosis, with the dentists then serving as the primary source of treatment using The Vivos Method for such patients.

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●	Differentiated products: To our knowledge, we believe only The Vivos Method offers a truly differentiated, non-invasive treatment option that actually works on a common root cause of OSA. We also believe that older oral appliances are typically less expensive, but do not reshape the upper airway like our appliances, and therefore require nightly use over a lifetime, and have a number of other disadvantages.

●	Intellectual property portfolio and research and development capabilities We have a comprehensive patent portfolio to protect our intellectual property and technology, five design patents that expire between 2023 through 2029 and two utility patents expiring in 2029 and 2030. We own two Canadian patents and one European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. We also have three pending utility patents. Our U.S. trademark portfolio consists of 10 registered marks and one pending trademark applications. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment modalities are all considered proprietary trade secrets and competitive advantages with no known counterparts.

●	Extensive Training and Support Systems: We believe our extensive online and in-person clinical and business systems training program offered through The Vivos Institute is unmatched anywhere in dentistry and is a clear competitive strength that would be difficult to replicate.

●	Targeted approach to market development: We have established a systematic and scalable approach to actively and consistently engage with our primary target audience of U.S. and Canadian dentists. In addition, our MID is actively targeting physicians and other relevant healthcare providers in order to build awareness and collaborative patient options for independent VIP practices.

●	Marketplace acceptance: Patient access to The Vivos Method at a VIP practice is becoming more readily available, and active VIP providers can now be found in almost all major U.S. cities and in many cities in Canada.

Sales and Marketing

We have established a methodical approach to market development which centers on active engagement directly with members of the medical community, including general dentists and medical doctors who treat dentofacial abnormalities and/or mild to moderate OSA and snoring, to educate them on The Vivos Method and its benefits. The goals of our sales and marketing efforts are (i) to secure new VIP dentists and provide them with the tools to treat patients with our products and (ii) more broadly educate the medical community regarding our products with a view towards expanding our number of VIPs as well as medical professionals who could refer patients to our VIPs for treatment.

We sell the VIP Program to dentists through a direct sales force that primarily targets general dentists in the United States and Canada. Our sales effort is developed through social media initiatives, and our new website with over 150 videos, and the production of over 350 new content creation projects. Our VIP program was developed to train independent dentists to identify and treat dental conditions that may be associated with mild to moderate sleep apnea. Our sales program to target medical doctors is our MID program, which was developed to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ENTs, pediatricians, pulmonologists and other healthcare professionals who routinely see or treat patients with sleep and breathing disorders.

In countries outside of North America we typically offer a modified training and support program at a lower cost. We currently have approximately 25 direct sales representatives in the United States and Canada. Our direct sales force engages in sales efforts and promotional activities focused on referring physicians, as well as directly to the over 200,000 professionally active general dentists in the United States and 20,000 general dentists in Canada.

Our current VIP sales organization is comprised of three teams consisting of:

●	one Enrollment Specialist, who is the primary salesperson responsible for enrolling new VIPs;

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●	two Enrollment Support Staff members, who are responsible for organizing potential VIP appointments for the Enrollment Specialist;

●	three Area Business Managers, who are responsible for cultivating new business leads which are referred to the Enrollment Support Staff; Area Business Managers are responsible for cultivating new leads, sales of new products, coordinating local Clinical Education events.

●	one Outreach and Engagement Associate, who is responsible for engaging with potential VIPs in our sales process with surveys and offers of online courses with the purpose of leads to be referred to the Enrollment Support Staff members; and

●	one Practice Advisory Onboarding Specialist, who is responsible for onboarding new VIPs to our training programs.

Our MID is comprised of a Senior Vice President that leads the MID sales, marketing, operations and finance efforts with one Senior Director of Business Development, one Director of Operations and one Senior Market Manager. We plan on growing our MID organization by recruiting candidates that have extensive healthcare backgrounds, strong business development experience setting up physician owned medical facilities/practices and significant healthcare regulatory knowledge.

In the late fourth quarter of 2021, we launched our sales initiative targeting the large and rapidly growing segment of private equity and corporate sponsored dental groups known as Dental Service Organizations (or DSOs). With an estimated 2,600 DSO groups in the U.S. and Canada covering total office locations in excess of 40,000, DSOs provide business management and support to dental practices, including non-clinical operations. In many ways, DSO’s represent the most patient centric and profit motivated model to scale in dentistry, which we believe makes the integration of sleep medicine as part of the DSO offering an ideal fit for Vivos to help drive awareness of OSA, new VIP subscriptions and sales of our products and services. Our early experience in working with DSOs has been that while some DSO-participating dentists have become VIPs and direct customers of ours, in some cases, the DSO would prefer to be the customer or have primary (or shared) responsibility for paying VIP subscription fees to us.

We utilize indirect and direct marketing channels to inform and educate dentists, medical doctors and healthcare professionals about The Vivos Method. Our indirect marketing channels include strategic partners, industry key opinion leaders, trade shows and our own clinical advisor network. In 2021, we made strides by establishing the following strategic partnerships aimed and broadening awareness of and selling efforts for The Vivos Method:

●	In October 2021, we announced a new collaboration with Candid Care Co., a digital platform for oral healthcare, which that will seek to provide patients with a comprehensive, whole-mouth solution to diagnose and treat OSA in adult patients and provide orthodontic treatment from the same provider network. At the core of this collaboration, Vivos and Candid will market each company’s products and areas of expertise to deliver a comprehensive sleep and oral health solution to patients in the United States and Canada. The focus of the collaboration will be Candid’s CandidPro clear aligner for straightening teeth and the Vivos Method for treating OSA. The two companies will also share educational resources, training, and key opinion leaders to bridge the gap between airway health and orthodontic therapy.

●	Our ongoing collaboration with Candid is still in the early and formative stages, primarily due to a major strategy change by Candid where they completely shut down their direct-to-consumer initiatives in order to focus entirely on their CandidPro model emphasizing active dentist participation and patient interaction. Now that Candid has made that transition, we fully expect to see an increase in alignment and close collaboration between our two companies. The emphasis will be on sharing provider lists, dentist prospects, DSO affiliations, and jointly developing future clinical products. We currently have bi-weekly conference calls between respective company senior management and expect that to continue.

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Our direct marketing channels include outreach to prospective VIPs using digital advertising platforms including Facebook and Google ad placements. The objective of our indirect and direct marketing efforts are to bring dentists, medical doctors and healthcare professionals to our educational and training websites to learn about OSA and its treatment alternatives.

We further believe our dentist and medical doctor marketing efforts have been effective in facilitating contact via our Vivos introduction and online training webinars, despite significant headwinds throughout our core customer base, mostly driven by COVID-19 Delta and Omicron variant resurgences in the middle and latter part of the year.

Potential Economics for Trained VIP Clinicians

Dentists that enroll in our VIP program have the potential for compelling economics. The actual incidence of dental patients with OSA will vary, but our conservative estimate would suggest that the average dental practice sees 400-500 adult patients a year with a high risk of suffering from obstructive sleep apnea. Using these demographic figures, the economic potential per dentist may be calculated, based on a retail adult case fee of approximately $9,000, fully burdened VIP provider costs of approximately $3,000, and net profit of approximately $6,000, to be over $3.3 million in annual gross revenue potential annually with over $2.4 million in potential net profit. We believe, based on our experience, that dentists have seen accretive economic additions to their practices by utilizing The Vivos Method, and thus participation in the VIP program can likely add to the dentist’s take-home income.

In terms of continuing training, our sales and clinical advisory dentists conduct training primarily in a highly personalized, deep immersion workshop format at our Vivos Institute. The key topics covered in training include case selection, clinical diagnosis, treatment planning, appliance design, adjunctive therapies, information on our productions and services, guidance on pricing, case acceptance, instruction on insurance reimbursement protocols and interacting with our proprietary software system and the many other features of our website. We present our training material in a manner we believe to be superior to most other dental training and experience, including preparatory online courses, didactic lectures, hands-on training, specialized small group breakout sessions, and post training technical support from assigned mentors. As a result, we are able to complete the initial training workshops, both online and in person, typically within just 15 days spread out over several weeks. Our success in training approximately 1,650 dentists confirms our belief that training represents a minimal barrier to adoption for most dentists.

Below is an illustrative model depicting the total additional revenue a dentist might receive by treating patients with The Vivos Method. The potential patients with dentofacial abnormalities and/or mild to moderate OSA is determined by using a calculation that results in a conservative estimate that 30% of patients of a dental practice patient may suffer from OSA (according to a 2019 article published in Chest Physician). The revenue treatment fee is estimated at $9,000 per patient. This illustration helps to explain why a dentist might want to become a trained VIP and use The Vivos Method.

Number of Active Patients in Typical Dental Practice	Potential Patients with OSA	Potential Additional Revenue for Dentist

1,250	375	$3,375,000
1,500	450	4,050,000
1,750	525	4,725,000
2,000	600	5,400,000
2,250	675	6,075,000

To facilitate the adoption of The Vivos Method, we market the VIP Program, and as part of that offering, we often partner with equipment manufacturers to bundle training and equipment into a turn-key program financed by third party lenders for those dental practices who need to purchase additional equipment. The VIP Program fees are also often financed by third party lenders separate from any equipment purchases. Loan terms and payments will vary depending on the doctor’s credit, the interest rate, the amount financed, and the term of the loan. Generally, payments on such financing range from about $600 to $2,500 per month.

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Insurance Reimbursement

Insurance reimbursement is available across the full spectrum of Vivos appliances. Medical coverage and benefits are subject to medical necessity and payer guidelines. Although medical insurance is never a guarantee of payment, the average reimbursement seen is approximately 50% (ranging from 5% to 70%). Benefits payable are subject to deductibles and policy limitations that may vary. A verification of benefits (VOB) is generally required for all medical policies to check for validity of billable coding for oral appliance therapy (OAT) and need for pre-authorization that may be required for reimbursement. Vivos Integrated Practices (VIPs) typically remain out-of-network with commercial health insurance, but this depends on the individual practice and the commercial payer guidelines in each state. As out-of-network providers, dentists can set their own fees and balance bill the patient for the cost of care not covered by the patient’s health insurance. Although many patients pay for treatment out of pocket on a fee for service basis, the availability of health insurance coverage is an important consideration for many patients who desire treatment so that billing guidance is an important component of support provided by Vivos to VIPs.

Our mRNA appliance® and mmRNA appliance® are custom fabricated mandibular advancement appliances indicated to treat mild to moderate OSA and snoring in adults. The mRNA and mmRNA can be billed in- and out-of-network to most commercial payers under the E0486 CPT code. The E0486 code is reimbursable by many major commercial medical payers following a medical diagnosis of OSA and adherence to payer guidelines for alternative OSA therapy. Pre-authorization may also be required for reimbursement of these appliances and the pre-authorization requirements may vary based on the payer policies and patient’s insurance coverage. As described above, the same VOB and pre-authorization/LMN process is employed in the billing practices for these appliances to navigate the pathway to payment of medical benefits.

Our mRNA appliance® and our DNA appliance are not currently covered by Medicare or Medicaid as they do not feature the specific design criteria required by the Centers for Medicaid and Medicare (CMS) for payment for oral appliances billed with code E0486. To meet the billing requirements of CMS for custom mandibular advancement oral appliances, the mmRNA appliance® (Modified Mandibular Repositioning Nighttime Appliance) was developed based on the original design of the mRNA appliance. In August 2021 510(k) for Class II clearance from the FDA for the mmRNA appliance with indications to treat mild to moderate OSA and snoring in adults was approved. In December 2021, the mmRNA was accepted by the CMS Pricing, Data Analysis and Coding (“PDAC”). This acceptance places the mmRNA device on the PDAC list of oral appliances covered by and billable to Medicare, making the benefits of the mmRNA device available to millions of Medicare beneficiaries. Notwithstanding this important achievement, in general we have found the lack of inclusion on the current CMS Medicare PDAC list does not hinder market distribution or acceptance of Vivos appliances. This is due to the fact that most dentists who work with The Vivos Method are out-of-network with commercial payers and do not typically file for reimbursement under Medicare. When Medicare reimbursement is desired by Vivos providers they are typically registered with Medicare DME as a non-participating DME supplier, allowing the provider to balance bill patients like they would when billing as an out-of- network provider to commercial policies and are not limited to accepting Medicare reimbursement rates as payment in full.

We have seen an increase in the ability for Reimbursement for our other FDA registered oral appliances such as the Vivos Guides for children and the DNA appliance for adults. When preauthorizing and billing the Vivos Guides and DNA appliance an undefined CPT code can be utilized only when medical necessity is present and documented properly. A dentist billing an undefined CPT code for a Class I or Class II oral appliance must proceed with caution. These preauthorization and billing requirements pertain to all valid and billable codes and must be supported with documented medical necessity reviewed by the medical director at the payor before being submitted for possible reimbursement. Pre-authorization with medical review is accomplished via a “letter of medical necessity” (LMN) used to summarize and communicate the existing medical necessity. The plan’s medical director will then review the LMN, supporting clinical documentation of dentofacial abnormalities present, CT images, co-morbidities, and any other related medical conditions diagnosed by a medical doctor. Once authorized the OAT can be billed for benefit calculation and payment. In December 2022 the DNA appliance received 510(k) clearance with indications to treat mild to moderate OSA and snoring in adults. While the DNA appliance can still be pre-authorized and billed using an undefined CPT code, the newly issued 510(k) clearance for the DNA appliance allows for additional code types to be utilized when OSA is present and diagnosed by a Medical Doctor. The DNA appliance can be pre-authorized and billed using a HCPCS Code designated for use by reducing upper airway collapsibility, that is custom fabricated, without a fixed mechanical hinge. While the use of this designated HCPCS code is new there is a potential pathway for additional registrations with Vivos appliances on the PDAC list of oral appliances covered by and billable to Medicare.

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Dental Insurance Coverage

Dental insurance coverage for Vivos appliances also exists. Codes for sleep apnea appliances were added to the CDT code set in 2022. Vivos appliances with indications for treatment of OSA are billable with these code, however dental benefits for these codes are nascent at present and secondary to medical coverage. Orthodontic coverage and benefits are also available for Vivos appliances registered with indication of jaw expansion and tooth movement.

Published Research

There are several studies in the medical literature on upper airway remodeling in pathologic conditions such as asthma, chronic obstructive pulmonary disease and similar conditions. In contrast, there is a dearth of studies that have documented pneumatization and physiologic upper airway remodeling. Advances in 3D digital imaging, adjunctive treatments from chiropractic and other specialists, and applied diagnostic technologies such as rhinomanometry, combined with real-world experience in many thousands of cases, has allowed us to make further advances in the understanding of dentofacial phenomena and how to activate and optimize dentofacial development for improved airway form and function. For example, while it was believed that cranial sutures undergo closure in early adulthood, it is now thought that populations of stem cells may persist to permit continued growth and development. Using this premise, the midfacial bone volume may be increased surgically or non-surgically. Since the roof of the mouth is the floor of the nose, the volume of the nasal airway can also be increased surgically or non-surgically. Our experience continues to be that using our patented, non-surgical treatment we are able to target and evoke a resizing of the oral cavity and upper airways to address dentofacial abnormalities and/or mild to moderate OSA and snoring. Using various assessment techniques, we have previously reported surface area, volumetric and functional changes of the upper airway.

Since 2009, our technology has been the subject of over 60 peer-reviewed articles in the medical, dental and orthodontic literature.. While most of these papers have been small uncontrolled case series’, their results were reflected in our retrospective database review of 220 patients undergoing CARE treatment for Obstructive Sleep Apnea recently published in Sleep Medicine. Several more retrospective data sets have been presented at scientific meetings in the past year that further corroborate clinical efficacy in adult OSA, pediatric OSA, and also in adult headache severity. The results of these presentations are in various stages of medical journal submission. The results published have illustrated that CARE therapy when provided as part of the Vivos Method can provide a significant change in the severity of patients’ dentofacial abnormalities and/or mild to moderate OSA and snoring (as measured by industry standard indices such as the AHI, among others), improvement in oral conditions, sleep-related quality of life, reduction in snoring, high patient compliance rates and a strong safety profile.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. Our intellectual property is important in achieving and maintaining our position in the market. We currently own five design patents that expire between 2023 through 2029 and two utility patents expiring in 2029 and 2030. We also own two Canadian patents and a European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. Our U.S. trademark portfolio consists of ten registered marks and one pending trademark application. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment modalities are all considered proprietary trade secrets and competitive advantages with no known counterparts.

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FDA Regulatory Status

The Vivos Method offers treatment modalities that uses nonsurgical, noninvasive, and cost-effective oral appliance technology prescribed by trained dentists and medical professionals to treat dentofacial abnormalities and/or mild to moderate OSA and snoring. The Vivos Method includes a customized treatment plan that may begin with a simple and easy at-home sleep apnea screening using proprietary HST technology from SleepImage. We offer three Class II devices cleared by the FDA (DNA, mRNA and mmRNA). We offer our own specially designed pre-formed Vivos Guides. The regulatory status of our products is as follows:

●	Our mmRNA (Pat.Pend.) appliance has a 510(k) clearance from the FDA as a Class II medical device for the treatment of jaw repositioning, snoring and mild to moderate OSA in adults.

●	Our mRNA appliance® has a 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults.

●	The DNA appliance® has a 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults.

●	The Vivos Guides are an FDA-registered Class I product for orthodontic tooth positioning. In October 2021, we announced that results from a peer-reviewed, published study by an independent dentist found a significant reduction of tooth decay in pediatric patients after undergoing treatment using our Vivos Guides. A second study was peer reviewed and published in 2022 showing a 97.4% resolution of nocturnal enuresis (bedwetting) in children within 60 days of starting treatment with Vivos Guides. Other papers and studies on the use of Vivos Guides have been submitted to various journals and are awaiting acceptance and publication.

We are conducting two separate Western Copernicus Group Institutional Review Board (WCG IRB) approved pediatric clinical trials with eight private dental sites around the country. (i) The purpose of the first study is to evaluate the safety and efficacy of an intraoral device (the DNA) to reduce sleep-related breathing disorders in children, including: snoring, mild to moderate obstructive sleep apnea (OSA), and Upper Airway Resistance Syndrome (UARS). The child subjects enrolled in this study will be using the DNA appliance to correct orthodontic issues. They will also present with midfacial hypoplasia suitable for palatal expansion. During orthodontic treatment and palatal expansion, the device will be studied to determine whether it can also reduce symptoms of sleep-related breathing disorders in children. The study will recruit pediatric subjects who have already elected to utilize the study device for their orthodontic treatment. If they meet the inclusion and exclusion criteria, then they will be included in the study. (ii) The purpose of the second study is to evaluate the safety and efficacy of an intraoral device (the Vivos Grow and/or Vivos Way appliances) to reduce sleep-related breathing disorders in children, including: snoring, mild to moderate obstructive sleep apnea (OSA), and Upper Airway Resistance Syndrome (UARS). The child subjects enrolled in this study will be using the Vivos Grow/Vivos Way appliance to correct orthodontic issues. They will also present with midfacial hypoplasia suitable for palatal expansion. During orthodontic treatment and palatal expansion, the devices will be studied to determine whether they can also reduce symptoms of sleep disordered breathing in children. The study will recruit pediatric subjects who have already elected to utilize the study device for their orthodontic treatment. If they meet the inclusion and exclusion criteria they can be included in the study. Upon completion of the two pediatric clinical trials described below which are expected to be completed in the next 6 to 12 months we plan to submit two separate 510(k) applications to the FDA requesting pediatric clearances and indications of use for the DNA appliance® as well as the Vivos Guides.

All of the oral appliances that comprise our Vivos Complete Airway Repositioning and/or Expansion (CARE) system (our DNA appliance®, mRNA appliance and mmRNA appliance®)are cleared by the FDA as Class II sleep appliances to treat mild to moderate OSA and snoring in adults. Patients undergoing treatment are seeing improvement in the said cleared indications of use, but clinicians have also reported that they are seeing other comorbidities and medical conditions improve due to treatment. These appliances (which are central to The Vivos Method) and other Vivos appliances are made available to trained clinicians who exercise their independent clinical judgment with respect to their use and suitability as a part of an overall treatment created for each individual patient.

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In October of 2022, we underwent our 2-year FDA regulatory inspection. This inspection resulted in our receipt of an FDA Form 483 with three observations, none of which were repeat offenses from previous inspections. These observations were corrected and responded to according to the Code of Federal Regulations. The FDA delivered a final report of the October 2022 inspection to us in January 2023.

Manufacturing and Supply

We rely on third-party suppliers and manufacturers on a per order, or per item basis. Outsourcing manufacturing reduces our need for capital investment and reduces operational expenses. Additionally, outsourcing provides expertise and capacity necessary to scale up or down based on demand for our appliances. We select our manufacturing labs so we can ensure that our appliances are safe and effective, adhere to all applicable regulations, are of the highest quality, and meet our supply needs. We also rely on third-party carriers and freight forwarders for product shipments, including shipments to and from our manufactures’ distribution facilities and customer distribution facilities.

Our Ongoing Clinical Research

We are committed to ongoing research and development, and we intend to invest in our business to further improve our products and clinical outcomes, increase patient acceptance and comfort and broaden the patient population that can benefit from The Vivos Method. In addition to the following two currently active clinical trials we are aggressively pursuing head to head comparisons of the DNA vs. CPAP in moderate to severe OSA, DNA vs. tonsillectomy in pediatric OSA, and DNA vs. routine management in Veterans with OSA and post-traumatic stress disorder with potential sites identified and preliminary work underway.

●	Protocol approved February 2021 –Daytime Nighttime Appliance (DNA) therapy for the treatment of Obstructive Sleep Apnea (OSA). The aim of this study is to investigate structural and functional effects of using the DNA appliance® in the treatment of mild to moderate OSA in adults. This study will test the hypothesis that treatment of the upper airway associated with functional improvements of sleep parameters in adults with mild to moderate OSA.

●	Commenced January 2019 – Treatment of SDB with an intraoral device in a pediatric population. Approved by WCG IRB as non-significant controlled clinical trials, we are conducting 2 separate clinical trials to evaluate the safety and efficacy of the DNA appliance® and the Vivos Guides (which we call the Vivos Grow and Vivos Way appliances) to reduce SDB in children, including snoring, mild to moderate OSA, and UARS. Clinical outcomes: Pediatric Sleep Questionnaire, reduction in sleep apnea and UARS using the AHI, Epworth Sleepiness Scale for Children and Adolescents, and changes in upper airway volume.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the European Economic Area (“EEA”). Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

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FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification or pre-market approval (PMA). Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed (for which the FDA has not required a PMA submission) prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process. The FDA has 90 days from the date of the pre-market equivalence acceptance to authorize or decline commercial distribution of the device. However, similar to the PMA process, clearance may take longer than this three-month window, as the FDA can request additional data. If the FDA resolves that the product is not substantially equivalent to a predicate device, then the device acquires a Class III designation, and a PMA must be approved before the device can be commercialized.

The Vivos Guides are registered with the FDA as Class I devices for orthodontic tooth positioning. On December 30, 2022 the FDA granted 510k clearance for the DNA appliance® to treat mild to moderate obstructive sleep apnea and snoring in adults. This approval was the first time the FDA has granted such a clearance on an oral appliance with a mechanism of action other than mandibular advancement. The mRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring, and mild-to-moderate OSA in adults. The mmRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for jaw repositioning, and for the treatment of snoring, and mild-to-moderate OSA in adults.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. We do not have any Class III devices.

PMA Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers.

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The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported a PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a new PMA application or a PMA supplement. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA application, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA application are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies us that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may require a response on such deficiencies or permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

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During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the quality system regulation (“QSR”), which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls or a public warning letter that could harm both our reputation and sales. Any potential consequences of off-label use of the DNA appliance are the responsibility of the treating independent dentist; however, we may face consequences related to such off-label use. See “Risk Factors— The misuse or off-label use of The Vivos Method may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.”

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMAs that have already been granted;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

Regulation of Medical Devices in Canada

Canada regulates the import and sale of medical devices through Health Canada (or HC). HC reviews medical devices to assess their safety, effectiveness, and quality before being authorized for sale in Canada. HC classifies medical devices into four classifications, with Class I being the lowest risk and Class IV being the highest. Class I and II devices are often cleared for sale after they are CE marked or listed on the company’s ISO certification and filed via fax-back applications for a Medical Device License (MDL). Obtaining an MDL is comparable to the FDA 510(k) process. Higher classification risk devices (Class III and IV) require filing dossiers that resemble FDA 510(k) applications. These applications can range in cost and typically take longer for approval.

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Regulation of Medical Devices in Australia

Australia regulates the import and sale of medical devices through the Therapeutic Goods Administration (TGA) of Australia, a Tier 1 regulatory body. Registering a medical device with the TGA entails risk-based classification; compliance with quality, safety and performance principles; compliance with regulatory controls for manufacturing processes; listing in the Australian Register of Therapeutic Goods; and post-market vigilance programs. Australia follows the standards applied by the International Organization for Standardization (ISO) which is currently made up of 165 members/countries. Equivalent to the FDA in the United States, the TGA regulates the manufacturing and distribution of therapeutic goods in Australia.

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Recognizing that the federal Anti-Kickback Statute is broad and may prohibit many innocuous or beneficial arrangements within the healthcare industry, the United State Department of Health and Human Services (“DHHS”) issued regulations in July 1991, which DHHS has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Additional safe harbor provisions providing similar protections have been published intermittently since 1991. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not fall within an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business. While we are not aware of any such intentions or actions, we have only limited knowledge regarding the intentions or actions underlying those arrangements. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and, in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

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The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.

In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from government healthcare programs, including Medicare and Medicaid. On May 20, 2009, the Fraud Enforcement Recovery Act of 2009, or FERA, was enacted, which modifies and clarifies certain provisions of the federal civil False Claims Act. In part, the FERA amends the federal civil False Claims Act such that penalties may now apply to any person, including an organization that does not contract directly with the government, who knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim paid in part by the federal government. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

HIPAA also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU Directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

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Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or Children’s Health Insurance Program (“CHIP”), for payments and other transfers of value provided by them, directly or indirectly, to physicians (including physician family members), certain other healthcare providers, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that Is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1,150,000). Manufacturers must submit reports by the 90th day of each calendar year. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. Additionally, there are criminal penalties if an entity intentionally makes false statement in such reports. With some exceptions, the information that manufacturers report is made publicly available.

Data Privacy and Security Laws

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA, as amended by HITECH, in the United States.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information, or PHI. HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of protected health information by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit protected health information on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a covered entity, including the right to access or amend certain records containing protected health information, or to request restrictions on the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose protected health information is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information or insofar as such state laws apply to personal information that is broader in scope than protected health information as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured protected health information, or PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to DHHS, Office of Civil Rights, which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $59,522 per violation, not to exceed $1,785,651 per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of DHHS conduct periodic compliance audits of HIPAA covered entities, such as us, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks DHHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

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Healthcare Reform

Economic, political and regulatory influences are continuously causing fundamental changes in the healthcare industry in the United States. In 2010, the U.S. Congress enacted and President Obama signed into law, significant reforms to the U.S. healthcare system. These reforms, contained primarily in the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and its companion act, the Health Care Education and Reconciliation Act of 2010 (collectively, the “Health Reform Laws”), significantly altered the U.S. healthcare system by authorizing, among many other things: (i) increased access to health insurance benefits for the uninsured and underinsured populations; (ii) new facilitators and providers of health insurance, as well as new health insurance purchasing access points (i.e., exchanges); (iii) incentives for certain employer groups to purchase health insurance for their employees; (iv) opportunities for subsidies to certain qualifying individuals to help defray the cost of premiums and other out-of-pocket costs associated with the purchase of health insurance, and over the longer term; and (v) mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination. In addition, certain states in which we operate are periodically considering various healthcare reform proposals.

Since their passage in 2010, the Health Reform Laws have triggered many changes to the U.S. healthcare system, some of which took effect (e.g., the subsequently eliminated individual mandate penalty) while others have continued to be delayed and subsequently repealed (e.g., the medical device tax). The Health Reform Laws also have faced several challenges and remain subject to ongoing efforts to repeal or modify the laws. For example, President Trump issued an Executive Order 13765 (Minimizing the Economic Burden of the Patient Protection and Affordable Care Act Pending Repeal) on January 20, 2017 granting authority to certain executive departments and agencies to minimize the economic burden of the PPACA. However, President Biden revoked this Executive Order on January 28, 2021 (as part of President Biden’s Executive Order on Strengthening Medicaid and the Affordable Care Act) and directed heads of departments to “consider whether to suspend, revise, or rescind — and, as applicable, publish for notice and comment proposed rules suspending, revising, or rescinding” actions taken by the Trump Administration which may hinder the operation of the Health Reform Laws.

Nevertheless, the core tenets of the Health Reform Laws remain in effect with several exceptions. The individual mandate penalty was eliminated beginning in 2019 through the Tax Cuts and Jobs Act of 2017. In addition, on December 20, 2019, the Further Consolidated Appropriations Act, 2020 was signed into law which repealed several provisions that were included in the Health Reform Laws to pay for the increased federal spending associated with the Health Reform Laws. Specifically, Congress: (i) repealed the Medical Device Excise Tax, which imposed a 2.3% excise tax on manufacturers, producers and importers of certain medical devices; (ii) repealed the health insurance tax, which applies to most fully insured plans, beginning in 2021; and (iii) repealed the so-called Cadillac Tax, which imposed an excise tax of 40% on premiums for employer-sponsored individuals and families that exceeded a certain minimum threshold. Prior to these changes Congress had passed a short-term spending bill as part of the Continuing Appropriations Act of 2018 that delayed the implementation of these provisions and eliminated the Independent Payment Advisory Board, which was a 15- member panel of healthcare experts created by the Health Reform Laws and tasked with making annual cost-cutting recommendations for Medicare if Medicare spending exceeded a specified growth rate.

The Health Reform Laws have also been the subject of litigation. In particular, in 2019, a collection of 20 state governors and state attorneys general (subsequently two states have dropped out) filed a lawsuit against the federal government in the Northern District of Texas seeking to enjoin the entire Health Reform Laws following the elimination of the individual mandate penalty. The District Court ruled that without the penalty the individual mandate was unconstitutional and further held that all other provisions of the Health Reform Laws should be overturned as well. The U.S. Court of Appeals for the 5th Circuit affirmed the trial court’s decision; however, instead of deciding whether the rest of the PPACA must be struck down, the 5th Circuit sent the case back to the trial court for additional analysis. In March of 2020 the United States Supreme Court agreed to review the case and heard oral arguments on November 10, 2020. On June 17, 2021, the Supreme Court held that the plaintiffs lacked standing and reversed the Fifth Circuit’s judgment in respect to standing, vacated the Fifth Circuit’s judgment, and remanded the case with instructions to dismiss the case. Subsequently the Fifth Circuit vacated the judgement of the District Court in its entirety and remanded the case to the District Court with instructions to dismiss. The District Court finally dismissed the case on July 27, 2021.

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In 2021 President Biden issued an Executive Order on Strengthening Medicaid and the Affordable Care Act, directing heads of departments to review and potentially revoke or revise these Trump-era actions. In light of the ongoing efforts to alter the Health Reform Laws, we are unable at this time to predict the full impact that potential changes will have on our business, including provisions in the Health Reform Laws related to Medicare payments, mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination, Medicare enrollment and claims submission requirements and revisions to other federal healthcare laws such as the federal Anti-Kickback Statute, the Stark Law and the federal False Claims Act.

We anticipate, however, that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies, and that public debate regarding these issues will continue in the future. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry, and the amount of reimbursement available from government and other payors. Any repeal or modification of the Health Reform Laws may materially adversely impact our business, financial condition, results of operations, cash flow, capital resources and liquidity. In addition, the potential proposals for alternative legislation to replace the Health Reform Laws may have an adverse impact on our business.

Anti-Bribery and Corruption Laws

We are subject to the Foreign Corrupt Practices Act (“FCPA”). We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Human Capital Resources

As of December 31, 2022, we had 154 full-time employees and 9 part-time employees. None of our employees are represented by a union. We consider our relations with our employees to be good but we do have a Whistleblower Hotline setup for employees to confidentially report concerns. Of our current employees, approximately, seven are part of finance and accounting, seven are involved in senior management, 20 in sales and marketing, one in research, development and regulatory and 128 in operations.

We value the importance of retention, growth and development of our employees and we believe we offer competitive compensation (including salary, incentive bonus, and equity) and benefits packages. We traditionally will benchmark compensation with external sources to verify positions are paid in-line with the market. Our corporate culture is built on passion – we believe in the company’s vision of ridding the world of sleep apnea and hire employees who want to share that same passion. We hold annual company-wide trainings and host regularly scheduled management meetings where management communicates notable corporate developments to be disseminated to employees, as well as a periodic corporate all hands meetings. We are always looking for additional ways to diversify our workforce. We will continue to promote a work environment that is based on the fundamental principles of human dignity, equality and mutual respect. In addition, we are committed to providing a safe and healthy work environment for all of our employees. In response to the COVID-19 pandemic, we have required personal protective equipment for patient-facing employees in addition to requiring daily health questionnaires and temperature checks. Many employees work remotely and we have limited travel as a result of the pandemic. We will continue to support our workforce during these unprecedented circumstances to ensure their safety and well-being.

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Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Below is a description of our outstanding pending litigation matters. Litigation is subject to inherent uncertainties and an adverse result in the below described or other matters may arise from time to time that may harm our business.

On April 13, 2021, the Washington State Department of Financial Institutions (“WSDFI”) sent a letter and subpoena requesting that we produce certain documents and records. WSDFI is investigating certain sales of our common stock by a previous employee and independent contractor in Washington prior to our initial public offering. This subject matter in general (including activities of such previous employee and independent contractor) had been among the issues previously investigated by a joint committee of our board of directors and internal and external legal counsel that commenced in February 2020 and, pursuant to the findings and recommendations of the joint committee, led to the company implementing in April 2020 certain enhanced corporate governance policies (in the form of a formal written policy on private stock sales requiring prior approval of our internal or external legal counsel and changes to certain organizational matters). We have cooperated with WSDFI regarding this investigation, but during and subsequent to the year ended December 31, 2022, we have not been made aware of any developments with the investigation.

On June 5, 2020, we filed suit against Ortho-Tain, Inc. (“Ortho-Tain”) in the United States District Court for the District of Colorado seeking relief from certain false, threatening, and defamatory statements to our business affiliate, Benco Dental (“Benco”). We believe such statements have interfered with our business relationship and contract, causing harm to our reputation, loss of goodwill, and unspecified monetary damages. On February 12, 2021, we amended our complaint to add claims for false advertising and unfair business practices, as well as additional variants of the original claims to address Ortho-Tain’s alleged false advertising campaign against us in the fall of 2020. Our amended complaint seeks permanent injunctive relief to prevent what we believe are defamatory statements and interference with our business relationships by Ortho-Tain. We further seek declaratory relief to refute the defendant’s false allegations, as well as monetary damages. Prior to filing suit, we worked collaboratively with legal counsel at Benco to address and resolve this matter. Such efforts were unsuccessful. On February 26, 2021, Ortho-Tain, Inc. filed a motion to dismiss the amended complaint. We opposed the motion. On September 3, 2021, the District Court denied the motion to dismiss on all grounds and lifted the stay of discovery. On September 7, 2021, Ortho-Tain filed a notice of appeal of the District Court’s order to the United States Court of Appeals for the Tenth Circuit. On September 21, 2021, we filed a motion to dismiss the appeal for lack of jurisdiction. On October 12, 2021, the Court of Appeals referred the motion to dismiss the appeal to the merits panel for decision along with the merits. On June 21, 2022, the Tenth Circuit entered an order and judgment. Pursuant to such order, the appeal was terminated and the case remanded to the U.S. District Court for the District of Colorado for further proceedings. On July 13, 2022, the Clerk of Court for the Tenth Circuit transferred jurisdiction back to the District Court. The parties are currently awaiting a new decision on Ortho-Tain’s motion to dismiss.

On July 22, 2020, Ortho-Tain filed a complaint in the United States District Court for the Northern District of Illinois naming our company, along with our Chairman and Chief Executive Officer, R. Kirk Huntsman, Benco Dental Supply Co., Dr. Brian Kraft, Dr. Ben Miraglia, and Dr. Mark Musso (the “Illinois Ortho-Tain Case”). The complaint in the Illinois Ortho-Tain Case addresses the same events as the suit we filed against Ortho-Tain, Inc. in June 2020 as described above. The complaint in the Illinois Ortho-Tain Case alleges violation of the Lanham Act and an alleged civil conspiracy among the defendants to violate the Lanham Act by an alleged false designation of origin related to a presentation given by Dr. Brian Kraft at an event sponsored by us and Benco Dental. Ortho-Tain also alleges that the actions of the defendants, including our company, diverted sales from Ortho-Tain, deprived Ortho-Tain of advertising value and resulted in a loss of goodwill to Ortho-Tain. Ortho-Tain also alleges two separate breach of contract actions against Dr. Brian Kraft and Mr. Huntsman. Ortho-Tain’s allegation of breach of contract against Mr. Huntsman, relates to a Non-Disclosure Agreement entered into in October 2013 with Mr. Huntsman’s prior entity, Xenith Practices, LLC, which Non-Disclosure Agreement expired pursuant to its terms in October 2016. We continue to evaluate the allegations, although we believe they lack merit and think Ortho-Tain will be unable to establish actionable damages. On September 9, 2020, we moved to dismiss the claims against us in the Illinois Ortho-Tain Case. On October 23, 2020, we filed a motion requesting, in the alternative, that if the case is not dismissed, it be transferred to the Colorado action described above or stayed. On May 14, 2021, the Court granted our motion to stay the Illinois Ortho-Tain Case, pending resolution of the Colorado action described above. On September 3, 2021, on December 2, 2021, on April 4, 2022, on July 5, 2022, and on September 19, 2022 the Court extended the stay. The case remains stayed.

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On May 17, 2021, plaintiff Steven Rospond (“Rospond”) filed a lawsuit against an entity called Proceed Finance asserting claims for breach of contract and violation of the Kansas Consumer Protection Act against Defendants Proceed Finance and Security First Bank regarding a $50,000 loan Rospond took to pay for services provided by our company. Rospond sent us a subpoena seeking various documents relating to the services provided by us to which it responded and provided documents on December 21, 2021. In an Order dated October 26, 2021, the court granted Rospond an extension of up to seven days after we delivered documents to Rospond within which to amend his lawsuit, including to assert claims against us. To date, we have no knowledge of Rospond asserting any claims against us. According to the court’s docket, this lawsuit is still pending and has not been dismissed.

On May 23, 2022, Dr. G. David Singh (“Dr. Singh”), the founder and former director and Chief Medical Officer of our company, through his legal counsel, sent a demand letter (the “Demand Letter”) to us. The Demand Letter asserted certain allegations, including an assertion that contested our decision to terminate Dr. Singh’s employment for cause in March 2022. As previously disclosed, on March 1, 2022, with the unanimous approval of our Board of Directors, we provided notice of termination of Dr. Singh’s employment with our company “for cause” pursuant to the terms Dr. Singh’s amended and restated employment agreement with us (the “Employment Agreement”). In the Demand Letter, Dr. Singh also asserted certain potential claims against us and/or R. Kirk Huntsman, our Chairman and Chief Executive Officer, including for breach of contract, breach of fiduciary duty, defamation and other civil claims and remedies which could include severance payments to Dr. Singh and other money relief if Dr. Singh’s claims are upheld in arbitration. We believe that Dr. Singh’s assertions completely lack merit in fact or law and further believes that Dr. Singh will be unable to establish actionable damages. Further, we believe that several provisions of Dr. Singh’s Employment Agreement limit or restrict claims Dr. Singh is alleging, including a mandatory arbitration clause and exclusive remedy provisions. However, no assurances can be given that our positions regarding the Demand Letter or the Employment Agreement will be upheld by an arbitrator. The parties have engaged in voluntary mediation, with no resolution reached.

On November 3, 2022, we initiated arbitration with the American Arbitration Association against Dr. Singh. Our Demand for Arbitration (“Arbitration Demand”) alleged that Dr. Singh’s behaviors and actions constituted a breach of the Employment Agreement as well as a breach of a fiduciary duty to which he owed our company. Additionally, the Arbitration Demand requests that the arbiter declare that Dr. Singh’s sole remedy or relief against us is what was agreed upon in the Employment Agreement.

On January 23, 2023, we filed a Motion for a Temporary Restraining Order against Dr. Singh and Dr. Rod Willey, and a corresponding complaint, in the United States District Court for the District of Colorado alleging that Dr. Singh violated his employment agreement us Vivos when he and Dr. Willey formed a competing venture, named Koala Plus. Additionally, we contend that both defendants violated state and federal trade secret laws when they formed this competing business and attempted to unlawfully use our trade secrets to divert business away from us. We believe the defendants actions have caused unspecified monetary damages.

Corporate History

Formation

We were originally organized on July 7, 2016 in Wyoming as Corrective BioTechnologies, Inc. On September 6, 2016, we changed our name from Corrective BioTechnologies, Inc. to Vivos BioTechnologies, Inc. On March 2, 2018, we changed our name from Vivos BioTechnologies, Inc. to Vivos Therapeutics, Inc. During our formation in 2016, we issued an aggregate of 933,334 shares of common stock to a group of our founders, including Summit Capital USA (now Upeva, Inc., 666,667 shares), Regal Capital Venture Partners LLC (166,667 shares) and Thomas P. Madden (100,000 shares) at a purchase price of $0.0003 per share (for an aggregate of $280 of proceeds).

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Acquisition of BioModeling Solutions, Inc. and First Vivos, Inc.

In August and September 2016, we completed, by way of a share exchange, an agreement to acquire the business and operations of (1) BMS (now a wholly-owned subsidiary), which was engaged in the manufacture and sale of our patented DNA appliance® and FDA cleared mRNA appliance® (collectively with special proprietary treatment modalities that comprises The Vivos Method), and (2) First Vivos, Inc., a Texas corporation (“First Vivos”), which proposed to develop and operate a retail chain of Vivos Centers with specially trained dentists that offer The Vivos Method and corroborating physicians. In connection with the share exchange with BMS, we issued 3,333,334 shares of common stock to the shareholders of BMS (including, but not limited to, Dr. G. Dave Singh, our founder and former Chief Medical Officer and director, who received 3,219,705 shares) in exchange for 12,423,500 shares of BMS, which constitutes 100% ownership interest in BMS. In connection with the share exchange with First Vivos, we issued 3,333,334 shares of common stock to the shareholders of First Vivos (including, but not limited to, R. Kirk Huntsman, our co-founder, Chairman of the Board and Chief Executive Officer, who received 1,833,334 shares) in exchange for 5,000 shares of First Vivos, which constitutes 100% ownership interest in First Vivos.

The transaction was accounted for as a reverse acquisition and recapitalization, with BMS as the acquirer for financial reporting and accounting purposes. Upon the consummation of the acquisition, the historical financial statements of BMS became our historical financial statements and continued to be recorded at their historical carrying amounts.

Adoption of Stock and Option Award Plan

On April 18, 2019, our stockholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which 333,334 shares were reserved for future issuance for options, restricted stock awards and other equity awards. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 833,333 share of common stock such that, after amendment and restatement of the 2019 Plan, 1,166,667 shares of common stock will be available for issuance under the 2019 Plan. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors.

Approval of Transfer of Corporate Domicile and Reverse Stock Split

On April 18, 2019, our stockholders voted to authorize our board of directors to recapitalize our common stock by way of reverse stock split at a ratio of up to one for three. In addition, on such date, our shareholders also authorized our board of directors to transfer our corporate domicile from Wyoming to another U.S. state. Our board of directors elected not to implement the reverse stock split transfer of corporate domicile at that time.

Effective August 12, 2020, we transferred our corporate domicile and became a Delaware corporation pursuant to Section 17-16-1720 of the Wyoming Business Corporation Act and Section 265 of the Delaware General Corporation Law. As a result of the transfer of corporate domicile, each share of capital stock of Vivos Wyoming became a share of capital stock of Vivos Delaware on a one-to-one basis, and such shares shall carry the same terms in all material respects as the shares of Vivos Wyoming. The transfer of corporate domicile has heretofore been approved by the board of directors and majority shareholders of Vivos Wyoming.

On July 30, 2020, prior to the transfer of our corporate domicile from Wyoming to Delaware, Vivos Wyoming we implemented a one-for-three reverse stock split of our outstanding common stock pursuant to which holders of Vivos Wyoming’s outstanding common stock received one share of common stock for every three shares of common stock held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in this Annual Report reflect the reverse stock split.

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MANAGEMENT

The following table and text set forth the names and ages of our directors and executive officers as of January 27, 2023. The Board is comprised of only one class of directors. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years (based on information supplied by them) and an indication of directorships held by each director in other public companies subject to the reporting requirements under the Federal securities laws. During the past ten years, none of our directors or executive officers has been involved in any legal proceedings that are material to an evaluation of the ability or integrity of such person:

Name	Age	Position and Offices With the Company
R. Kirk Huntsman	65	Co-founder, Chairman of the Board, and Chief Executive Officer
Bradford Amman	61	Chief Financial Officer
Ralph E. Green	83	Director
Anja Krammer	55	Director
Mark F. Lindsay	59	Director
Leonard J. Sokolow	66	Director
Matthew Thompson	61	Director

R. Kirk Huntsman is a co-founder of our company and has served as our Chief Executive Officer and a director since September 2016. In June 2020, he was elected Chairman of the Board by our board of directors. In 1995, he founded Dental One (now Dental One Partners), which, as President and Chief Executive Officer he grew to become one of the leading DSOs (dental service organizations) in the country, with over 165 practices in 15 states. After a successful sale of Dental One to MSD Capital in 2008 and subsequent merger in 2009 with Dental Care Partners, Mr. Huntsman was appointed in 2010 as Chief Executive Officer of ReachOut Healthcare America, a Morgan Stanley Private Equity portfolio company. In 2012, he founded Xenith Practices, LLC, a DSO focused on rolling up larger independent general dental offices, which were sold in 2015. From January 2014 to September 2015, Mr. Huntsman founded and served as the Chief Executive Officer of Ortho Ventures, LLC, a U.S. distributor of certain pediatric oral appliances with applications for pediatric sleep disordered breathing. Since November 2015, he has served as the Chief Executive Officer of First Vivos, Inc., which is now our wholly owned subsidiary. He was also a founding member of the Dental Group Practice Association (DGPA), now known as the Association of Dental Support Organizations (ADSO). He is the father of Todd Huntsman, Sr. Vice President, Product and Technology. He holds a BS degree in finance from Brigham Young University.

Bradford Amman has served as our Chief Financial Officer since October 2018. From January 2017 to October 2018, Mr. Amman served as the Chief Financial Officer and Chief Operations Officer of InLight Medical, a manufacturer and distributor of medical devices cleared by the FDA for increased circulation and reduced pain. Prior to InLight, from 2010 to 2017, he served as CereScan Corp.’s Chief Financial Officer. CereScan specializes in state-of-the-art functional brain imaging, utilizing a patented process, the latest generation functional imaging SPECT and PET cameras and the industry’s leading brain imaging software to assist in the diagnosis of a magnitude of brain-related conditions and disorders. Mr. Amman served as Chief Financial Officer of LifeVantage Corporation from 2006 to 2010, including during its initial public offering. Mr. Amman holds a Master of Business Administration from the University of Notre Dame and a BS in Accounting from the University of Denver.

Directors

Ralph E. Green, DDS, MBA joined our board of directors in June 2020. He has devoted more than 35 years to senior level executive positions. Since 2003, Dr. Green has served as President and CEO of his proprietary dental practice. From 2003 to 2017 he served as Vice President of Clinical Affairs for ReachOut Healthcare America, a Morgan Stanley Private Equity company focused on Arizona’s underserved children’s population. From1997 through 2002, Dr. Green was President of Zila Pharmaceuticals Inc. where he was engaged in clinical trials, patent development and regulatory approval submissions. Dr. Green has done extensive research on bone growth and oral cancer. In the mid-1980’s, Bofors Nobel-Pharma selected Dr. Green to establish the Swedish Branemark Dental Implant in America, now known as Nobel Biocare, the global leader in dental implants with several billions in sales. In 1987, Dr. Green discovered and patented a method of activating the titanium implant surface to enhance its success rate. He started his own titanium implant company, OTC America, which was acquired after 18 months by Collagen Corporation, where he served as Senior Vice President. Following his tenure at Collagen, he started his own consulting firm, Biofusion Technology. He also served as Assistant Professor in the Tufts University School of Medicine and School of Dental Medicine in the 1970’s and 1980’s. Dr. Green has served as President-elect and director of the Dental Manufacturers of America. He was honored as a fellow in the Academy of International Dentistry in Nice, France, and has been honored to be inducted into the Marquis WHO’s Who in America, 2022-2023. Dr. Green holds a DDS from the University of Iowa, an MBA from Boston University and a BA in Biology from Graceland University.

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Anja Krammer joined our board of directors in June 2020. In early 2020, Ms. Krammer was appointed as the Chief Executive Officer of Turn Biotechnologies, a development stage company focused on reversing aging and age-related diseases. From 2013 through 2018, she co-founded, served as President, Secretary and a director of BioPharmX, a specialty pharmaceutical company where she led the initial public offering onto the New York Stock Exchange in 2015. Ms. Krammer served as Principal/Founder of MBI, Inc., a management consulting firm beginning in January 1998. While at MBI, Inc., Ms. Krammer also served as Vice President Global Marketing from April 2006 to August 2008 for Reliant Technologies, a venture-backed startup in aesthetic medicine. From April 2004 to April 2006, Ms. Krammer served as Sr. Director of Strategic Marketing for Medtronic Corporation. From December 2000 to September 2001, Ms. Krammer was Vice President, Solutions Marketing for Getronics Corporation, a global IT services company. From April 1999 to December 2000, Ms. Krammer served as Vice President, Indirect Channel Sales and Worldwide Industry Partnership Marketing in the Itronix Division of Acterna Corporation, an optical communications company. Ms. Krammer’s other prior roles include serving as Director of Worldwide Marketing and Communications for Tektronix Corporation in its Color Printing and Imaging Division from October 1997 to April 1999. From October 1995 to October 1997, Ms. Krammer was Director of Worldwide Sales and Marketing with KeyTronic Corporation, a computer equipment manufacturer. Ms. Krammer holds a BAIS degree with a focus on Marketing/Management from the University of South Carolina and an International Trade Certificate from the University of Paris—Sorbonne. Ms. Krammer currently serves on the Board of Directors of Turn Biotechnologies and Pixium-Vision SA [EPA: ALPIX].

Mark F. Lindsay joined our board of directors in June 2020. Since 2008, he has served as a consultant and the director of the healthcare and pharmaceuticals practices group with the Livingston Group. From February 2001 through September 2008, Mr. Lindsay was with UnitedHealth Group, one of the world’s largest healthcare companies, where he held a number of senior positions including President of the AARP Pharmacy Services Division and Vice President of Public Communications and Strategy. In 2008, he served on President Obama’s transition team. From May 1996 through January 2001, Mr. Lindsay served in President Clinton’s White House as Assistant to the President for the Office of Management and Administration. His areas of responsibility included the White House Military Office, which managed Air Force One; The White House Communications Agency; the Medical Unit and Camp David; running the White House Operations; and the Executive Office of the President’s Office of Administration, which was responsible for finance, information systems, human resources, legal/appropriations and security. Mr. Lindsay’s office was responsible for the logistics of all domestic and international Presidential travel and special air missions. President Clinton selected Mr. Lindsay to be the operational lead for the White House’s 2001 transition preparation and execution. From 1994 through 1997, Mr. Lindsay served as senior legislative aid and counsel to Congressman Louis Stokes (D-OH). He worked closely with Democrats and the Congressional Black Caucus on a number of business and economic issues. He was also a member of Senator Hillary Clinton’s Minnesota Finance Committee for her 2008 Presidential campaign. Mr. Lindsay holds a graduate degree from Macalester College in St. Paul, Minnesota; a Juris Doctorate from Case Western Reserve University School of Law; a master’s degree in international Affairs from Georgetown University; and a graduate degree from the Advanced Management program at the University of Pennsylvania’s Wharton Business School. He is a member of the District of Columbia Bar.

Leonard J. Sokolow joined our board of directors in June 2020. Since 2015, Mr. Sokolow has been Chief Executive Officer and President of Newbridge Financial, Inc., a financial services holding company and Chairman of Newbridge Securities Corporation, its full service broker-dealer. From 2008 through 2012, he served as President and Vice Chairman of National Holdings Corporation, a publicly traded financial services company. From November 1999 until January 2008, Mr. Sokolow was Chief Executive Officer and President, and a member of the Board of Directors, of vFinance Inc., a publicly traded financial services company, which he cofounded. Mr. Sokolow was the Chairman of the Board of Directors and Chief Executive Officer of vFinance Inc. from January 2007 until July 2008, when it merged into National Holdings Corporation, a publicly traded financial services company. Mr. Sokolow was founder, chairman and chief executive officer of the Americas Growth Fund Inc., a closed-end 1940 Act management investment company, from 1994 to 1998. From 1988 until 1993, Mr. Sokolow was an Executive Vice President and the General Counsel of Applica Inc., a publicly traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick. Since June 2006, Mr. Sokolow has served on the Board of Directors of Consolidated Water Company Ltd. (NASDAQ: CWCO) and as Chairman of its Audit Committee; as well as a member of its Nominations and Corporate Governance Committee since 2011. Since January 2016 Mr. Sokolow has served as a member of the Board of Directors of SQL Technologies Corp., d/b/a Sky Technologies (NASDAQ: SKYX) and Chairman of its Audit Committee from January 2016 through February 2022 and, since September 2016, Chairman of its Corporate Development Committee. Since December 2021, Mr. Sokolow has served as a member of the Board of Directors of Agrify Corporation (NASDAQ: AGFY), where he currently serves as a member of the Audit Committee and the Compensation Committee. The Audit Committee of Vivos has determined that Mr. Sokolow meets the statutory requirements to be identified as the audit committee financial expert.

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Matthew Thompson, M.D. joined our board of directors in June 2020. Dr. Thompson is President and CEO of Endologix LLC. Dr. Thompson previously served as Chief Medical Officer of Endologix LLC. Dr. Thompson is an Adjunctive Professor at Stanford School of Medicine (since 2017) and was contract surgeon and Visiting Professor at Cleveland Clinic Lerner College of Medicine of Case Western Reserve University between 2020 and 2022. Prior to joining Endologix, Dr. Thompson served as Professor of Vascular Surgery at St. George’s University of London and St George’s Vascular Institute (2002-2016). Dr. Thompson’s awards include a Hunterian Professorship, the Moynihan traveling fellowship and the gold medal for the intercollegiate examination. Dr. Thompson is also the editor of the Oxford Textbook of Vascular Surgery and the Oxford Handbook of Vascular Surgery. Dr. Thompson was Chair of the National Specialized Commissioning Clinical Reference Group (2013-2016) for Vascular Services and is a founder of the British Society for Endovascular Therapy (2004). Dr. Thompson was a Council Member of the Vascular Society (2014-2017), and Chairman of the Vascular Society Annual Scientific Meeting (2014-2017). Dr Thompson was the clinical director for three London-wide service reconfigurations (cardiovascular disease, major trauma and emergency services) (2010-2013). Dr. Thompson trained at Cambridge University (1981-1984), St. Bartholomew’s Hospital (1984-1987), the University of Leicester (1994) and Adelaide (1998).

Except as otherwise provided by law, each director shall hold office until either their successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Officers serve at the discretion of the Board.

There are no family relationships between any of our director nominees or executive officers and any other of our director nominees or executive officers.

Directors and Executive Officers Qualifications

Although we have not formally established any specific minimum qualifications that must be met by each of our officers, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The nominating and corporate governance committee of the Board of Directors prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board of Directors. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board of Directors members described above, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of stockholder value appreciation through organic and acquisition growth.

Director Qualifications

R. Kirk Huntsman – Our Board believes that Mr. Huntsman’s qualifications to serve on our Board include his extensive experience in the dental industry, focusing on dental support organizations by integrating cutting-edge technology and better management practices.

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Ralph E. Green, DDS, MBA – Our Board believes that Dr. Green’s qualifications to serve on our Board include his extensive experience and relationships in the dental industry, his expertise with clinical trials and executive-level experience with pharmaceutical and dental implant firms.

Anja Krammer – Our Board believes that Ms. Krammer’s qualifications to serve on our Board include her experience as a director and chief executive officer, experience with startup enterprises, her successful leadership roles in securing capital markets funding, and her experience in the pharmaceutical industry.

Mark F. Lindsay – Our Board believes that Mr. Lindsay’s qualifications to serve on our Board include his director experience and his experience in legal, governmental, regulatory and business development within the healthcare industry.

Leonard J. Sokolow – Our Board believes Mr. Sokolow’s qualifications include his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background, and that he meets the statutory requirements to be identified as an “audit committee financial expert.”

Matthew Thompson, M.D. – Our Board believes that Dr. Thompson’s qualifications to serve on our Board include his executive-level experience with a publicly-traded medical technology firm and his extensive medical background.

Director Independence

Under Nasdaq standards, a director is not “independent” unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has affirmatively determined that Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green and Mr. Sokolow are “independent directors,” and Mr. Huntsman is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our Common Stock and the relationships of our non-employee directors with certain of our significant stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

R. Kirk Huntsman is our Chairman of the Board as well as our Chief Executive Officer. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board. We believe that the presence of five independent members of our Board ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, the Board holds executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories: financial and product commercialization. Our Audit Committee oversees management of financial risks; our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our product offerings, growth, and strategies. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on our company.

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Board of Directors Overview

Our Bylaws provide that the size of our Board is to be determined from time to time by resolution of the Board but shall consist of at least three members. Our Board presently consists of six members. Our Board has determined five of our directors – Ms. Krammer, Mr. Lindsay, Dr. Thompson, Dr. Green, and Mr. Sokolow – to be independent under the rules of the Nasdaq Stock Market, after taking into consideration, among other things, those transactions described under “Certain Transactions”. Mr. Huntsman serves as Chairman of the Board and is Chief Executive Officer and is a “non-independent director,” as defined by the applicable rules and regulations of the Nasdaq Stock Market. The Board does not have a lead director; however, recognizing that the Board is composed almost entirely of outside directors, in addition to the Board’s strong committee system (as described more fully below), we believe this leadership structure is appropriate for the Company and allows the Board to maintain effective oversight of management. At each annual meeting of stockholders, members of our Board are elected to serve until the next annual meeting and until their successors are duly elected and qualified.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The following table sets forth the current composition of the three standing committees of our Board:

Name	Board	Audit	Compensation	Nominating and Governance
Mr. Huntsman	Chair
Mr. Green	X	X	X
Ms. Krammer	X	X		X
Mr. Lindsay	X		Chair
Mr. Sokolow (audit committee financial expert)	X	Chair		X
Mr. Thompson	X		X	Chair

Audit Committee. The Audit Committee has three members that are independent directors, including Mr. Sokolow, Ms. Krammer and Dr. Green. Mr. Sokolow serves as the chair of the Audit Committee and satisfies the definition of “audit committee financial expert”. Our Audit Committee has adopted a written charter, a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services;

●	establish procedures for complaints received by us regarding accounting matters; and

●	oversee internal audit functions, if any.

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The Board of Directors has determined that Mr. Sokolow is an “audit committee financial expert” as defined by the rules of the SEC.

Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee.

Compensation Committee. The Compensation Committee has three members that are independent directors, including Mr. Lindsay, Dr. Thompson and Dr. Green. Mr. Lindsay serves as the chair of the Compensation Committee. Our Compensation Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”).

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	review and determine our stock incentive and purchase plans;

●	oversee the evaluation of the Board of Directors and management;

●	review the independence of any compensation advisers; and

●	delegate any of its responsibilities to one or more subcommittees as it sees fit.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has three members that are independent directors, including Dr. Thompson, Ms. Krammer and Mr. Sokolow. Dr. Thompson serves as the chair of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee has adopted a written charter, and a copy of this charter is posted on the Corporate Governance section of our website, at www.vivos.com (click “Investor Relations” and “Governance”). The functions of our Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending directors;

●	nominating board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	reviewing and determining the compensation arrangements for directors;

●	overseeing the evaluation of our board of directors and its committees and management; and

●	overseeing our compliance with applicable medical, medical regulator, and healthcare laws and regulations.

All members of our Nominating and Corporate Governance Committee are independent under the listing standards of the Nasdaq Stock Market.

Number of Meetings

During the fiscal year ended December 31, 2022, our Board of Directors met nine times, the audit committee met six times, the compensation committee met two times and the nominating and corporate governance committee met one time. In the fiscal year ended December 31, 2022, each of our directors attended 100% of the meetings of the Board and committees on which he or she served as a member.

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Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. At each of these meetings and, in her absence, the independent directors in attendance determine which member will preside at such session.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings. All of the Company’s directors attended the last annual meeting of stockholders held on August 25, 2022.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of our Board members at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. All of our then-serving directors attended our annual meeting of stockholders held in the fiscal year ended December 31, 2022.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, at any time, has been one of our officers or employees, or, during the last fiscal year, was a participant in a related-party transaction that is required to be disclosed. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available at our website at www.vivos.com (click “Investor Relations” and “Governance”). We expect that any amendments to the code, or any waivers of its requirement, will be disclosed on our website.

Communications with the Board

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors, or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. The Secretary will forward the communication to the appropriate director or directors as appropriate.

Board Diversity Matrix

Board Diversity Matrix as of January 31, 2022
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

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EXECUTIVE COMPENSATION

The following summary compensation table provides information regarding the compensation paid during our fiscal years ended December 31, 2022 and 2021 to our Chief Executive Officer (principal executive officer), our Chief Medical Officer (who was terminated on March 1, 2022), and our Chief Financial Officer (principal accounting officer). We refer to these individuals as our “named executive officers”, or “NEOs”.

Name and Position		Year	Salary	Bonus	Stock Award	Option Award		Non-Equity Incentive Compensation		Non-Qualified Deferred Compensation	All Other Compensation		Total

R. Kirk Huntsman	(1)	2022	$384,853	$-	$-	$483,802	(4)	$50,647	(5)	$-	$18,548	(6)	$937,850
Chief Executive Officer		2021	$344,229	$-	$-	$570,300	(4)	$144,318	(5)	$-	$18,302	(6)	$1,077,149

G. Dave Singh	(2)	2022	$73,713	$-	$-	$-	(4)	$-	(5)	$-	$4,318	(6)	$77,491
Former Chief Medical Officer		2021	$288,269	$-	$-	$-	(4)	$75,670	(5)	$-	$15,930	(6)	$447,003

Bradford Amman	(3)	2022	$256,532	$-	$-	$195,691	(4)	$20,858	(5)	$-	$19,838	(6)	$492,919
Chief Financial Officer		2021	$230,182	$-	$-	$805,560	(4)	$52,048	(5)	$-	$18,302	(6)	$1,106,092

(1)	Mr. Huntsman has served as Chief Executive Officer of our company since September 2016. Since November 2015, Mr. Kirk Huntsman served as Chief Executive Officer of First Vivos, Inc., a wholly owned subsidiary of our company, which we acquired in August 2016.

(2)	Dr. Singh served as Chief Medical Officer from September 2016 until March 1, 2022 (when he was terminated for cause) and served as our President from September 2016 to June 2019. Since July 2008, Dr. Singh served as Chief Executive Officer of BioModeling Solutions, Inc., a wholly owned subsidiary of our company, which we acquired in August 2016.

(3)	Mr. Amman joined our company as Chief Financial Officer in October 2018.

(4)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2021 and 2020.

(5)	Represents annual incentive compensation in accordance with terms of individual employment agreement.

(6)	Company contributions towards health insurance premiums in 2022 and 2021.

Executive Employment Agreements

R. Kirk Huntsman

We entered into an amended employment agreement on October 8, 2020 (the Huntsman Effective Date) with R. Kirk Huntsman. The term of the employment agreement commenced on the Huntsman Effective Date and is subject to termination:

(i) for cause (as defined therein) by us or without cause by Mr. Huntsman, whereby Mr. Huntsman would be entitled to earned but unpaid compensation, bonuses and benefits through the date of termination and his option shares through the date of termination for cause will be deemed vested;

(ii) upon the death or disability of Mr. Huntsman, whereby Mr. Huntsman, upon disability, or Mr. Huntsman’s estate, upon death of Mr. Huntsman, will be entitled to receive all compensation and benefits through the date of death or disability as well as continue to receive incentive compensation (as set forth in the agreement) through the end of our fiscal year, as well as salary payable in periodic installments on regular paydays, at the rate then in effect for a period of six months (in addition to the incapacity period, as defined therein, if terminated upon disability) following termination (the “Extended Period”) and his option shares through the Extended Period will be deemed vested; or

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(iii) without cause by us or for “Good Reason” (as defined therein) by Mr. Huntsman, whereby Mr. Huntsman would be entitled to receive all earned but unpaid compensation, bonuses and benefits through the date of termination as well as continue to receive incentive compensation (as set forth in the agreement) as well as salary payable in periodic installments on regular paydays, at the rate then in effect for a period of one year (if terminated without cause by us) or two years (if terminated upon Good Reason by Mr. Huntsman) following termination and all of his option shares will be deemed vested.

Pursuant to the terms of the employment agreement, in exchange for Mr. Huntsman’s services as Chief Executive Officer, we agreed to:

(i) pay Mr. Huntsman an annual base salary of $389,595 during the term of the employment agreement less taxes payable in accordance with employer’s normal policies, subject to adjustment by our board of directors at its sole discretion;

(ii) make Mr. Huntsman eligible for incentive cash compensation under a management by objectives incentive plan at 65% of base salary that shall be paid not less than frequently than annually when certain operational targets determined by the Compensation Committee are met;

(iii) make available to Mr. Huntsman employee benefits available to regular full-time executive management employees of our company, including medical and dental insurance, pension and profit-sharing plans, 401(k) plans, incentive savings plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits;

(iv) make available to Mr. Huntsman other equity-based compensation awards under our equity incentive plans and otherwise, which equity awards may be granted pursuant to the authority and sole discretion of our board of directors, together with the Compensation Committee;

(v) make available to Mr. Huntsman high-speed internet access, at our expense, including monthly service charges and maintenance, for use on company business.

Bradford Amman

We entered into an amended employment agreement on October 8, 2020 (the Amman Effective Date) with Bradford Amman. The term of the employment agreement commenced on the Amman Effective Date and is subject to termination:

(i) for cause (as defined therein) by us or without cause by Mr. Amman, whereby Mr. Amman would be entitled to earned but unpaid compensation, bonuses and benefits through the date of termination and his option shares through the date of termination for cause will be deemed vested;

(ii) upon the death or disability of Mr. Amman, whereby Mr. Amman, upon disability, or Mr. Amman’s estate, upon death of Mr. Amman, will be entitled to receive all compensation and benefits through the date of death or disability as well as continue to receive incentive compensation (as set forth in the agreement) through the end of our fiscal year, as well as salary payable in periodic installments on regular paydays, at the rate then in effect for a period of six months (in addition to the incapacity period, as defined therein, if terminated upon disability) following termination (the “Extended Period”) and his option shares through the Extended Period will be deemed vested; or

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(iii) without cause by us or for “Good Reason” (as defined therein) by Mr. Amman, whereby Mr. Amman would be entitled to receive all earned but unpaid compensation, bonuses and benefits through the date of termination as well as continue to receive incentive compensation (as set forth in the agreement) as well as salary payable in periodic installments on regular paydays, at the rate then in effect for a period of one year (if terminated without cause by us) or two years (if terminated upon Good Reason by Mr. Amman) following termination and all of his option shares will be deemed vested.

Pursuant to the terms of the employment agreement, in exchange for Mr. Amman’s services as Chief Financial Officer, we agreed to:

(i) pay Mr. Amman an annual base salary of $259,648 during the term of the employment agreement less taxes payable in accordance with employer’s normal policies, subject to adjustment by the board at its sole discretion;

(ii) make Mr. Amman eligible for incentive cash compensation under a management by objectives incentive plan at 35% of base salary that shall be paid not less than frequently than annually when operational targets determined by the Compensation Committee are met;

(iii) make available to Mr. Amman employee benefits available to regular full-time executive management employees of our company including medical and dental insurance, pension and profit-sharing plans, 401(k) plans, incentive savings plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.;

(iv) make available to Mr. Amman other equity-based compensation awards under our equity incentive plans and otherwise, which equity awards may be granted pursuant to the authority and sole discretion of the board, together with the Compensation Committee; and

(v) make available to Mr. Amman paid high-speed internet access, at our expense, including monthly service charges and maintenance, for use on company business.

Termination of Dr. G. Dave Singh

On March 1, 2022, with the unanimous approval of our board of directors, we provided Dr. G. Dave Singh, our founder and Chief Medical Officer, with notice of termination of his employment with us “for cause” pursuant to the terms Dr. Singh’s amended and restated employment agreement with us, dated October 9, 2020. As such, Dr. Singh is no longer affiliated with our company effective March 1, 2022. As previously reported, in September 2021 Dr. Singh commenced a sabbatical from our company to serve as an Adjunct Professor at Stanford University. Because Dr. Singh has been on sabbatical, we allocated his responsibilities to other personnel and advisors and do not anticipate that his departure will significantly impact our operations.

Director Compensation Generally

Prior to our initial public offering in late 2020, our directors did not received compensation for their service except for option grants. Following our initial public offering, we adopted a new director compensation program recommended by our nominating and corporate governance committee pursuant to which we make equity-plan based awards to the directors and (i) each of our non-employee directors receive $48,000 cash compensation annually; (ii) chairs of our committees receive $10,000 cash compensation annually; and (iii) members of our committees receive $5,000 cash compensation annually. No additional compensation will be provided for attending committee meetings. Our nominating and corporate governance committee will continue to review and make recommendations to the Board regarding compensation of directors, including equity-based plans. We reimburse our non-employee directors for reasonable travel expenses incurred in attending Board and committee meetings.

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Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2022:

Name		Fees Earned or Paid In Cash	Stock Awards $	Option Awards $	(6)	Total

Leonard J. Sokolow	(1)	$36,750	$-	$13,022		$49,772
Matthew Thompson, M.D.	(2)	$36,750	$-	$9,766		$46,516
Mark F. Lindsay	(3)	$33,833	$-	$9,766		$43,599
Anja Krammer	(4)	$33,833	$-	$9,766		$43,599
Ralph E. Green, DDS, MBA	(5)	$33,833	$-	$9,766		$43,599

(1)	Mr. Sokolow commenced service as a member of the Board on June 19, 2020.

(2)	Mr. Thompson commenced service as a member of the Board on June 19, 2020.

(3)	Mr. Lindsay commenced service as a member of the Board on June 19, 2020.

(4)	Ms. Krammer commenced service as a member of the Board on June 19, 2020.

(5)	Mr. Green commenced service as a member of the Board on June 19, 2020.

(6)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2021.

Equity Compensation Plan Information

The following table summarizes the outstanding number of awards granted under the 2017 Plan and the 2019 Plan as of December 31, 2022.

Plan category:	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)
Equity compensation plans approved by stockholders
2017 Plan (1)	1,333,333	$—	—
2019 Plan (2)	2,366,667	$—	80,846
Total	3,700,000	$2.90	80,846

(1)	The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 1,333,333 shares for issuance under the 2017 Plan.

(2)	The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 2,366,667 shares for issuance out of which 250,000 shares have been exercised under the 2019 Plan.

(3)	Represents options granted to officers and employees prior to the approval by our stockholders of the 2017 Plan.

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2017 Stock Option and Stock Issuance Plan

The 2017 Stock Option and Stock Issuance Plan (or the 2017 Plan) is intended to promote the interests of our company by providing eligible persons in our employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employ or service.

Individuals eligible to participate in the 2017 Plan are as follows:

1.	employees (3 eligible employees),

2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board, as plan administrator, or a committee solely of two or more directors, has broad authority to administer the 2017 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2017 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2017 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2017 Plan shall not exceed 1,333,333 shares. The shares of Common Stock underlying the 2017 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

Awards under the 2017 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2017 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

The exercise price per share of any options granted under the 2017 Plan is fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2017 Plan) per share of common stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any common stock issued under the 2017 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of common stock on the issue date. However, the purchase price per share of common stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2017 Plan and any outstanding award, as well as the exercise or purchase price of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s common stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

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The shares subject to each option outstanding under the 2017 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of common stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of common stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

Our Board of Directors has complete and exclusive power and authority to amend or modify the 2017 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2017 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

Amended and Restated 2019 Stock Option and Stock Issuance Plan

The Amended and Restated 2019 Stock Option and Stock Issuance Plan (or the 2019 Plan) is intended to promote the interests of our company by providing eligible persons in our employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employ or service.

Individuals eligible to participate in the 2019 Plan are as follows:

1.	employees,

2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board of Directors, as plan administrator, or a committee solely of two or more directors has broad authority to administer the 2019 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuance issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each such option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2019 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2019 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2019 Plan shall not exceed 1,166,667 shares, although we are seeking approval at the Annual Meeting to increase the number of shares such to the 2019 Plan to an aggregate of 2,366,667 shares. The shares of Common Stock underlying the 2019 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

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Awards under the 2019 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2019 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of common stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

The exercise price per share shall of any options granted under the 2019 Plan be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2019 Plan) per share of Common Stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any Common Stock issued under the 2019 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2019 Plan and any outstanding award, as well as the exercise or purchase prices of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s common stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights will automatically terminate on an accelerated basis, and the shares of common stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

The shares subject to each option outstanding under the 2019 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

The Board of Directors has complete and exclusive power and authority to amend or modify the 2019 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2019 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and director compensation and other arrangements, which are described in this prospectus under the heading “Executive Compensation”, we are not a party to any related party transactions.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	any of our directors, director nominees or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our Audit Committee is responsible for reviewing any financial transaction, arrangement or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule or regulation.

Our Audit Committee is responsible for reviewing each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the board of directors.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of January 27, 2023, for:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 25,012,119 shares of our common stock outstanding as of January 27, 2023.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock underlying convertible securities of our company held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of January 16, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Shares of Common Stock Owned
Name Director and Officer Beneficial Owners		Number	Percent

R. Kirk Huntsman	(2)	2,220,834	8.9%
Bradford Amman	(3)	240,667	*	%
Mark F. Lindsay	(4)	69,167	*	%
Anja Krammer	(5)	69,167	*	%
Ralph E. Green, DDS, MBA	(6)	69,167	*	%
Leonard J. Sokolow	(7)	76,667	*	%
Matthew Thompson, M.D.	(8)	69,167	*	%
All executive officers and directors as a group (7 persons)	(9)	2,794,836	11.3%

		Shares of Common Stock Owned
Name of 5% Stockholder Beneficial Owners		Number	Percent

G. Dave Singh	(1)	3,219,705	12.9%
R. Kirk Huntsman	(2)	2,220,834	8.9%
All 5% stockholders as a group (2 persons)	(10)	5,440,539	21.8%

* Less than 1%.

(1)	Dr. G. Dave Singh is our founder and former Chief Medical officer and director. He beneficially directly owns 3,219,705 shares of common stock through Himmat LP. Dr Singh and his wife are the members and managers of Himmat LP and may be deemed to have shared voting and dispositive power of all securities beneficially owned by Himmat LP.

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(2)	R. Kirk Huntsman beneficially owns (i) indirectly 1,740,000 shares of common stock through Coronado V Partners, LLC, of which Mr. Huntsman is a member and manager and (ii) 47,500 shares of common stock purchased in the open market. Includes 463,334 shares of common stock issuable upon exercise of options held by R. Kirk Huntsman, all of which are exercisable within 60 days. Excludes 270,000 shares of common stock underlying unvested options. R. Kirk Huntsman and his wife are the members and managers of Coronado V Partners, LLC. As such, Mr. Huntsman may be deemed to have shared voting and dispositive power of all securities beneficially owned by Coronado V Partners, LLC reported herein.

(3)	Bradford Amman is our Chief Financial Officer, Treasurer and Secretary. Includes 218,667 shares of common stock issuable upon exercise of options, all of which are exercisable within 60 days, and 2,000 shares of common stock purchased in the open market. Excludes 281,334 shares of common stock underlying unvested options.

(4)	Includes 69,167 shares of common stock issuable upon exercise of options held by Mark F. Lindsay, all of which are exercisable within 60 days. Excludes 7,500 shares of common stock underlying unvested options.

(5)	Includes 69,167 shares of common stock issuable upon exercise of options held by Anja Krammer, all of which are exercisable within 60 days. Excludes 7,500 shares of common stock underlying unvested options.

(6)	Includes 69,167 shares of common stock issuable upon exercise of options held by Ralph E. Green, DDS, MBA, all of which are exercisable within 60 days. Excludes 7,500 shares of common stock underlying unvested options.

(7)	Includes 76,667 shares of common stock issuable upon exercise of options held by Leonard J. Sokolow, all of which are exercisable within 60 days. Excludes 10,000 shares of common stock underlying unvested options.

(8)	Includes 69,167 shares of common stock issuable upon exercise of options held by Matthew Thompson M.D., all of which are exercisable within 60 days. Excludes 7,500 shares of common stock underlying unvested options.

(9)	Includes: (i) 1,626,670 shares of common stock issuable upon exercise of options held by this group, of which 1,035,336 are exercisable within 60 days. Excludes 591,334 shares of common stock underlying unvested options.

(10)	Includes: (i) 733,334 shares of common stock issuable upon exercise of options held by this group, of which 463,334 are exercisable within 60 days. Excludes 270,000 shares of common stock underlying unvested options.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed with the SEC. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation, our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or common stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share (or preferred stock).

As of the date of this prospectus, 25,012,119 shares of common stock have been issued and are outstanding. No shares of preferred stock are currently outstanding.

Our board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

As of January 27, 2023, there were approximately 560 holders of record of our common stock. This number does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of common stock shall be entitled to one vote for each share of common stock held of record by such holder. The holders of shares of common stock shall not have cumulative voting rights. The common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our common stock, holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Warrants Associated with the January 2023 Private Placement

On January 9, 2023, we closed a private placement with an institutional investor (who is the selling stockholder named herein) pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 2,000,000 shares of our common stock, a pre-funded warrant to purchase up to an aggregate of 4,666,667 shares of our common stock and a common stock purchase warrant to purchase up to an aggregate of 6,666,667 shares of our common stock.

The common stock purchase warrant entitles the holder, for a period of five years and 6 months, to purchase one share of common stock at an exercise price of $1.20 per share. The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase one share of common stock at an exercise price of $0.0001 per share. Both warrants may be exercised on a “cashless” basis if the shares of common stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

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Both warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

Warrants Associated with MyoCorrect

In connection with our March 29, 2021 acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, we issued three year warrants to purchase 200,000 shares of our common stock with an exercise price of $7.50 per share. 25,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Lyon Management & Consulting

In connection with our April 14, 2021 acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 25,000 shares of our common stock with an exercise price of $8.90 per share. 5,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Series B Preferred

There are presently outstanding warrants to purchase an aggregate of 1,199,195 shares of our common stock which were used to the holders of our previously outstanding Series B Preferred Stock (which converted to common stock in connection with our initial public offering). These warrants have an exercise price of $7.50 per share and have a term of five years ending on December 15, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Representative’s Warrant Issued in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 402,500 shares of common stock at an exercise price of $7.50 per share. The warrants are exercisable beginning on June 8, 2021, and expire on December 10, 2025.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 276,000 shares of common stock at an exercise price of $7.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

November 2020 Warrants

In November 2020, we issued warrants to certain shareholders to purchase an aggregate of 325,000 shares of common stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of our initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management—October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

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Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 868,750 shares of our common stock which are being held by contractors and consultants. These warrants have a weighted average exercise price of $1.41 per share. 286,250 of these warrants are subject to vesting as of the date of this prospectus. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

2017 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on September 22, 2017 and February 9, 2018, respectively, the Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan (or the 2017 Plan), effective September 22, 2017, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2017 Plan, a total of 1,333,333 of common stock are reserved for issuance. As of the date of this prospectus, awards (in the form of options) for an aggregate of 1,333,333 shares of common stock have been issued under our 2017 Plan.

2019 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on April 18, 2019, the Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan (or the 2019 Plan), effective April 18, 2019, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2019 Plan, a total of 333,334 of common stock were reserved for issuance. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our common stock available for issuance thereunder by 833,333 share of common stock such that, after amendment and restatement of the 2019 Plan, 1,166,667 shares of common stock are available for issuance under the 2019 Plan. As of the date of this prospectus, awards (in the form of options) for an aggregate of 2,285,821 shares of common stock have been issued under our 2019 Plan.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

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Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our common stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

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SELLING STOCKHOLDER

The common stock being offered by the selling stockholder represents shares (or shares underlying a pre-funded warrant or common stock purchase warrant) issued to the selling stockholder in a private placement. On January 5, 2023, we entered into a Securities Purchase Agreement with the selling stockholder pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement. Such securities consisted of 2,000,000 shares of common stock, a pre-funded warrant to purchase up to an aggregate of 4,666,667 shares of common stock and a common stock purchase warrant to purchase up to an aggregate of 6,666,667 shares of common stock. The private placement closed on January 9, 2023.

We are registering the shares of common stock registered hereby pursuant to a registration rights agreement entered into with the selling stockholder on January 5, 2023 in order to permit the selling stockholder to offer such shares for resale from time to time. Except for the ownership of the shares of common stock, the pre-funded warrant and the warrant, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock, pre-funded warrant and warrant, as of January 27, 2023, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercises contained in the pre-funded warrant or warrant owned by the selling stockholder. The percentages in the table reflect the shares beneficially owned by the selling stockholder as a percentage of the total number of shares of common stock outstanding as of January 27, 2023. As of such date, 25,012,119 shares of common stock were outstanding.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholder in the private placement described above and (ii) the maximum number of shares of common stock issuable upon exercise of the pre-funded warrant and warrant issued to the selling stockholder in such private placement, determined as if such pre-funded warrant and warrant were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the pre-funded warrant and warrant. The fourth column assumes the sale of all shares of our common stock offered by the selling stockholder pursuant to this prospectus.

Under the terms of the pre-funded warrant and the warrant, the selling stockholder may not exercise either such warrants to the extent such exercise would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such pre-funded warrant and warrant which have not been exercised. The number of shares in the second and fourth columns do not reflect this blocker limitation.

The selling stockholder may sell all, some or none of their shares in this offering. For further information please see “Plan of Distribution.”

	Shares Beneficially Owned Before this Offering (1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After this Offering (1)(2)
Selling Stockholder Name	Number		%	Number	Number	%
Armistice Capital Master Fund Ltd. (3)	13,333,334	(4)	36	13,333,334	—	—

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by the selling stockholder and the percentage ownership of the selling stockholder, shares of common stock subject to the pre-funded warrant and common stock purchase warrant issued in our January 2023 private placement, plus and other options and other convertible securities held by the selling stockholder that are currently exercisable or exercisable within 60 days of January 27, 2023 are deemed outstanding.

(2)	We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholder and that the selling stockholder does not acquire beneficial ownership of any additional shares.

(3)	The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(4)	Consists of (i) 2,000,000 shares of common stock held directly, (ii) 4,666,667 shares of common stock issuable upon the exercise of the pre-funded warrant, without giving effect to the blocker provision described above, which is currently exercisable and (iii) 6,666,667 shares of common stock issuable upon the exercise of the common stock purchase warrant held by the selling stockholder, without giving effect to the blocker provision described above, which is also currently exercisable.

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PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person.

We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our balance sheets as of December 31, 2021 and 2020 and the related statement of operations, changes in statement of stockholders’ equity and statement of cash flows for the years ended December 31, 2021 and 2020, incorporated by reference into this prospectus, have been audited by Plante & Moran, PLLC, independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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INDEX TO FINANCIAL STATEMENTS

VIVOS THERAPEUTICS, INC. AND SUBSIDIARIES

F-1

VIVOS THERAPEUTICS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2022	December 31, 2021

Current assets
Cash and cash equivalents	$6,719	$24,030
Accounts receivable, net of allowance of $449 and $180, respectively	866	1,203
Tenant improvement allowance receivable	-	516
Prepaid expenses and other current assets	2,116	1,575

Total current assets	9,701	27,324

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,044	2,825
Operating lease right-of-use asset	2,128	-
Intangible assets, net	312	341
Deposits and other	372	356

Total assets	$18,400	$33,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$644	$920
Accrued expenses	2,179	2,853
Current portion of contract liabilities	2,401	2,399
Current portion of long-term debt	-	1,265
Current portion of operating lease liability	446	72
Other current liabilities	294	-

Total current liabilities	5,964	7,509

Long-term liabilities
Contract liabilities, net of current portion	180	-
Operating lease liability, net of current portion	2,401	641

Total liabilities	8,545	8,150

Commitments and contingencies (Note 13)

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 23,012,119 shares as of September 30, 2022 and December 31, 2021	2	2
Additional paid-in capital	83,233	81,160
Accumulated deficit	(73,380)	(55,623)
Total stockholders’ equity	9,855	25,539
Total liabilities and stockholders’ equity	$18,400	$33,689

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

VIVOS THERAPEUTICS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Product revenue	$2,014	$1,718	$6,357	$4,842
Service revenue	2,232	2,828	5,717	7,649
Total revenue	4,246	4,546	12,074	12,491

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,750	1,363	4,439	2,994

Gross profit	2,496	3,183	7,635	9,497

Operating expenses
General and administrative	6,622	6,517	22,118	17,669
Sales and marketing	1,106	1,976	3,985	4,234
Depreciation and amortization	175	193	500	565

Total operating expenses	7,903	8,686	26,603	22,468

Operating loss	(5,407)	(5,503)	(18,968)	(12,971)

Non-operating income (expense)
Other expense	(36)	(9)	(152)	(10)
PPP loan forgiveness	-	-	1,287	-
Other income	9	59	77	86

Loss before income taxes	(5,434)	(5,453)	(17,756)	(12,895)
Income tax expense	-	-	-	-

Net loss	$(5,434)	$(5,453)	$(17,756)	$(12,895)

Net loss attributable to common stockholders	$(5,434)	$(5,453)	$(17,756)	$(12,895)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.26)	$(0.26)	$(0.84)	$(0.62)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	21,233,485	20,826,499	21,233,485	20,634,092

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

VIVOS THERAPEUTICS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(In Thousands)

	Nine Months Ended September 30, 2021
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2020	18,209,452	2	52,250	(35,335)	16,917
Issuance of Common Stock:		-
To consultants for services	2,667	-	20	-	20
Fair value of warrants issued:
To consultants for services	-	-	232	-	232
For purchase of assets	-	-	136	-	136
Stock-based compensation expense	-	-	434	-	434
Net loss	-	-	-	(3,399)	(3,399)

Balances, March 31, 2021	18,212,119	$2	$53,072	$(38,734)	$14,340

Issuance of Common Stock:
In follow-on public offering, net of issuance costs	4,600,000	-	25,362	-	25,362
Fair value of warrants issued:
To consultants for services	-	-		-	-
In business combination	-	-	172	-	172
For purchase of assets	-	-	-	-	-
Stock-based compensation expense	-	-	648	-	648
Net loss	-	-	-	(4,043)	(4,043)

Balances, June 30, 2021	22,812,119	$2	$79,254	$(42,777)	$36,479

Exercise of stock options	200,000	-	330	-	330
Stock-based compensation expense	-	-	1,113	-	1,113
Net loss	-	-	-	(5,453)	(5,453)

Balances, September 30, 2021	23,012,119	$2	$80,697	$(48,230)	$32,469

	Nine Months Ended September 30, 2022
			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2021	23,012,119	2	81,160	(55,623)	25,539
Issuance of Common Stock:
Fair value of warrants issued:
To consultants for services	-	-	222	-	222
Stock-based compensation expense	-	-	609	-	609
Net loss	-	-	-	(5,331)	(5,331)

Balances, March 31, 2022	23,012,119	$2	$81,991	$(60,954)	$21,039

Fair value of warrants issued:
To consultants for services	-	-	131	-	131
Stock-based compensation expense	-	-	661	-	661
Net loss	-	-	-	(6,992)	(6,992)

Balances, June 30, 2022	23,012,119	$2	$82,783	$(67,946)	$14,839
Fair value of warrants issued:
To consultants for services	-	-	100	-	100
Stock-based compensation expense	-	-	350	-	350
Net loss	-	-	-	(5,434)	(5,434)

Balances, September 30, 2022	23,012,119	$2	$83,233	$(73,380)	$9,855

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

VIVOS THERAPEUTICS INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,756)	$(12,895)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,621	2,195
Loss on disposal of assets	36	-
Depreciation and amortization	500	565
Non-cash lease expense	383	-
Fair value of warrants issued for services	452	232
Common stock issued for services	-	20
Accretion of discount on note receivable	-	(22)
Forgiveness of indebtedness income	(1,265)	-
Changes in operating assets and liabilities:
Accounts receivable	337	(2,402)
Operating lease liabilities	(376)	196
Tenant improvement allowance	516	-
Prepaid expenses and other current assets	(541)	(929)
Deposits	(17)	(47)
Accounts payable	(276)	(81)
Accrued expenses	(644)	797
Other liabilities	261	-
Contract liability	182	758

Net cash used in operating activities	(16,587)	(11,613)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(724)	(2,014)
Payment for business acquisition	-	(225)
Principal collections under note receivable	-	13

Net cash used in investing activities	(724)	(2,226)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	27,930
Redemption of preferred stock	-	(1,500)
Payments for issuance costs	-	(2,238)
Principal payments on debt	-	(25)

Net cash provided by financing activities	-	24,167

Net decrease in cash and cash equivalents	(17,311)	10,328
Cash and cash equivalents at beginning of year	24,030	18,206

Cash and cash equivalents at end of year	$6,719	$28,534
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$2	$10

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Forgiveness of indebtedness income	$1,265	$-
Fair value of warrants issued in asset purchase	$-	$136
Fair value of warrants issued in business acquisition	$-	172
Fair value of warrants issued to underwriters in connection with follow-on offering	$-	$1,486

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

VIVOS THERAPEUTICS INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Three Months and Nine Months ended September 30, 2022

NOTE 1 - ORGANIZATION, DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

BioModeling Solutions, Inc. (“BioModeling”) was organized on March 20, 2007 as an Oregon limited liability company, and subsequently incorporated in 2013. On August 16, 2016, BioModeling entered into a share exchange agreement (the “SEA”) with First Vivos, Inc. (“First Vivos”), and Vivos Therapeutics, Inc. (“Vivos”), a Wyoming corporation established on July 7, 2016 to facilitate this share exchange combination transaction. Vivos was formerly named Corrective BioTechnologies, Inc. until its name changed on September 6, 2016 to Vivos Biotechnologies and on March 2, 2018 to Vivos Therapeutics, Inc. and had no substantial pre-combination business activities. First Vivos was incorporated in Texas on November 10, 2015. Pursuant to the SEA, all of the outstanding shares of common stock and warrants of BioModeling and all of the shares of common stock of First Vivos were exchanged for newly issued shares of common stock and warrants of Vivos, the legal acquirer.

The transaction was accounted for as a reverse acquisition and recapitalization, with BioModeling as the acquirer for financial reporting and accounting purposes. Upon the consummation of the merger, the historical financial statements of BioModeling became the Company’s historical financial statements and recorded at their historical carrying amounts.

On August 12, 2020, Vivos reincorporated from Wyoming to become a domestic Delaware corporation under Delaware General Corporate Law. Accordingly, as used herein, the term “the Company,” “we,” “us.” “our” and similar terminology refer to Vivos Therapeutics, Inc., a Delaware corporation and its consolidated subsidiaries. As used herein, the term “Common Stock” refers to the common stock, $0.0001 par value per share, of Vivos Therapeutics, Inc., a Delaware corporation.

Description of Business

The Company is a medical technology company focused on the development and commercialization to dental practices of a patented oral appliance technology and related treatments and training called The Vivos Method. The Company believes The Vivos Method represents the first non-surgical, non-invasive and cost-effective treatment for people with dentofacial abnormalities and/or mild to moderate OSA and snoring in adults. The Company’s business model is focused around dentists, and the Company’s program to train dentists and offer them other value-added services in connection with their ordering and use of The Vivos Method for patients is called the Vivos Integrated Practice (“VIP”) program. Dentists enrolled in the VIP Program are referred to as “VIPs”.

In addition to providing VIPs with appliances for use with their patients, the Company offers other products and services to VIPs, including (i) SleepImage home sleep apnea test rings (“SleepImage”), which can be leased to VIPs for use with patients; (ii) training and continuing education at the Company’s Vivos Institute training center, (iii) the Billing Intelligence Service (“BIS”), a subscription-based billing solution for VIPs, (iv) the Company’s Medical Integration Division (“MID”), which manages independent medical practices under management and development agreement which pays the Company from six (6%) to eight (8%) percent of all net revenue from sleep-related services as well as development fees and (v) MyoCorrect, a service through which VIPs can provide orofacial myofunctional therapy (“OMT”) to patients via telemedicine technology (“MyoCorrect”).

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries (BioModeling, First Vivos, Vivos Therapeutics (Canada) Inc., Vivos Management and Development, LLC and Vivos Del Mar Management, LLC), are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F-6

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company currently expects to retain its status as an emerging growth company until the year ending December 31, 2026, but this status could end sooner under certain circumstances.

Revenue Recognition

The Company generates revenue from the sale of products and services. A significant majority of the Company’s revenues are generated from enrolling dentists in the VIP program and sales of products and services to VIPs. Revenue is recognized when control of the products or services is transferred to customers (i.e., VIP dentists ordering such products or services for their patients) in a way that reflects the consideration the Company expects to be entitled to in exchange for those products and services.

Following the guidance of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and the applicable provisions of ASC Topic 842, Leases (“ASC 842”), the Company determines revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;
2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

Service Revenue

VIP Enrollment Revenue

The Company reviews its VIP enrollment contracts from a revenue recognition perspective using the 5-step method outlined above. Once it is determined that a contract exists (a VIP enrollment agreement is executed and payment is received), service revenue related to VIP enrollments is recognized when the underlying services are performed. The price of the standard VIP enrollment that the VIP pays upon execution of the contract is significant, running at approximately $45,000. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by VIP customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue as performance obligations are met. Accordingly, the contract liability for unearned revenue is a significant liability for the Company. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

The Company enters into programs that may provide for multiple performance obligations. Commencing in 2018, the Company began enrolling medical and dental professionals in a one-year program (later known as the VIP Program) which includes training in a highly personalized, deep immersion workshop format which provides the VIP dentist access to a team who is dedicated to creating a successful integrated practice. The key topics covered in training include case selection, clinical diagnosis, appliance design, adjunctive therapies, instructions on ordering the Company’s products, guidance on pricing, instruction on insurance reimbursement protocols and interacting with our proprietary software system and the many features on the Company’s website. The initial training and educational workshop is typically provided within the first 30 to 45 days that a VIP enrolls. Ongoing support and additional training is provided throughout the year and includes access to the Company’s proprietary Airway Intelligence Service (“AIS”) which provides the VIP with resources to help simplify the diagnostic and treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream. Following the year of training and support, a VIP may pay for seminars and training courses that meet the Provider’s needs on a subscription or a course-by-course basis.

VIP enrollment fees include multiple performance obligations which vary on a contract by contract basis. The performance obligations included with enrollments may include sleep apnea rings, a six or twelve months BIS subscription, a marketing package, lab credits and the right to sell our appliances. The Company allocates the transaction price of a VIP enrollment contract to each performance obligation under such contract using the relative standalone selling price method. The relative standalone price method is based on the proportion of the standalone selling price of each performance obligation to the sum of the total standalone selling prices of all the performance obligations in the contract.

The right to sell is similar to a license of intellectual property because without it the VIP cannot purchase appliances from the Company. The right to sell performance obligation includes the Vivos training and enrollment materials which prepare dentists for treating their patients using The Vivos Method.

Because the right to sell is never sold outside of VIP contracts, and VIP contracts are sold for varying prices, the Company believes that it is appropriate to estimate the standalone selling price of this performance obligation using the residual method. As such, the observable prices of other performance obligations under a VIP contract will be deducted from the contract price, with the residual being allocated to the right to sell performance obligation.

The Company uses significant judgements in revenue recognition including an estimation of customer life over which it recognizes the right to sell. The Company has determined that VIPs who do not complete sessions 1 and 2 of training rarely complete training at all and fail to participate in the VIP program long term. Since the beginning of the VIP program, just under one-third of new VIP members fall into this category, and the revenue allocated to the right to sell for those VIPs is accelerated at the time in which it becomes remote that a VIP will continue in the program. Revenue is recognized in accordance with each individual performance obligation unless it becomes remote the VIP would continue, at which time the remainder of review is accelerated and recognized in the following month. Those VIPs who complete training typically remain active for a much longer period, and revenue from the right to sell for those VIPs is recognized over the estimated period of which those VIPs will remain active. Because of various factors occurring year to year, the Company has estimated customer life for each year a contract is initiated. The estimated customer lives are calculated separately for each year and have been estimated at 15 months for 2020, 14 months for 2021 and 18 months for 2022. The right to sell is recognized on a sum of the years’ digits method over the estimated customer life for each year as this approximates the rate of decline in VIPs purchasing behaviors we have observed.

Other Service Revenue

In addition to VIP enrollment service revenue, in 2020 the Company launched BIS, an additional service on a monthly subscription basis, which includes the Company’s AireO2 medical billing and practice management software. Revenue for these services is recognized monthly during the month the services are rendered.

F-7

Also, the Company offers its VIPs the ability to provide MyoCorrect to the VIP’s patients as part of treatment with The Vivos Method. Revenue for MyoCorrect services is recognized at the time training is booked and payment is collected.

Allocation of Revenue to Performance Obligations

The Company identifies all goods and services that are delivered separately under a sales arrangement and allocates revenue to each performance obligation based on relative fair values. These fair values approximate the prices for the relevant performance obligation that would be charged if those services were sold separately, and are recognized over the relevant service period of each performance obligation. After allocation to the performance obligations, any remainder is allocated to the right to sell under the residual method and is recognized over the estimated customer life. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue).

Treatment of Discounts and Promotions

From time to time, the Company offers various discounts to its customers. These include the following:

1)	Discount for cash paid in full
2)	Conference or trade show incentives, such as subscription enrollment into the SleepImage home sleep test program, or free trial period for the SleepImage lease program
3)	Negotiated concessions on annual enrollment fee
4)	Credits/rebates to be used towards future product orders such as lab rebates

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between the Company and the customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and the Company agree upon the amount of consideration that the customer will pay in exchange for the services the Company provides. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. At the end of each reporting period, the Company updates the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product Revenue

In addition to revenue from services, the Company also generates revenue from the sale of its patented oral devices and preformed guides (known as appliances or systems) to its customers, the VIP dentists. Revenue from the appliance sale is recognized when control of product is transferred to the VIP in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The VIP in turn charges the VIP’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, installing the appliance and educating the patient as to its use. The Company is contracted with VIPs for the sale of the appliance and is not involved in the sale of the products and services from the VIP to the VIP’s patient.

The appliance is similar to a retainer that is worn after braces are removed. Each appliance is unique and is fitted to the patient. The Company utilizes its network of certified VIPs throughout the United States and in some non-U.S. jurisdictions to sell the appliances to their customers as well as in two centers that the Company operates. The Company utilizes third party contract manufacturers or labs to produce its unique, patented appliances and preformed guides. The manufacturer designated by the Company produces the appliance in strict adherence to the Company’s patents, design files, treatments, processes and procedures and under the direction and specific instruction of the Company, ships the appliance to the VIP who ordered the appliance from the Company. All of the Company’s contract manufacturers are required to follow the Company’s master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. The Company performed an analysis under ASC 606-10-55-36 through 55-40 and concluded it is the principal in the transaction and is reporting revenue gross. The Company bills the VIP the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the VIP under the direction of the Company.

F-8

Within each center, the Company utilizes a team of medical professionals to measure, order and fit each appliance. Upon scheduling the patient (which is the Company’s customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. Revenue is recognized differently for Company owned centers than for revenue from VIPs. The Company recognizes revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

The Company offers certain dentists (known as Clinical Advisors) discounts from standard VIP pricing. This is done to help encourage Clinical Advisors, who help the VIPs with technical aspects of the Company’s products, to purchase Company products for their own practices. In addition, from time to time, the Company offers credits to incentivize VIPs to adopt the Company’s products and increase case volume within their practices. These performance obligations are recorded as revenue in future periods over the life of the credit.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on existing facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, assessing collectability on accounts receivable, the determination of customer life and breakage related to recognizing revenue for VIP contracts, notes receivable, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in business combinations; valuation assumptions for stock options, warrants and equity instruments issued for goods or services; deferred income taxes and the related valuation allowances; and the evaluation and measurement of contingencies. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated. However, the Company has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operations will be affected.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents.

Accounts Receivable, Net

The accounts receivable in the accompanying financial statements are stated at the amounts management expects to collect. The Company performs credit evaluations of its customers’ financial condition and may require a prepayment for a portion of the services to be performed. The Company reduces accounts receivable by estimating an allowance that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on its judgements in evaluating the aging of the receivables and the financial condition of our clients.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 5 years. Amortization of leasehold improvements is recognized using the straight-line method over the shorter of the life of the improvement or the term of the respective leases which range between 5 and 7 years. The Company does not begin depreciating assets until they are placed in service.

F-9

Intangible Assets, Net

Intangible assets consist of assets acquired from First Vivos and costs paid to (i) MyoCorrect, LLC (“MyoCorrect LLC”), from whom the Company acquired certain assets related to its OMT service in March 2021 and (ii) Lyon Management and Consulting, LLC and its affiliates (“Lyon Dental”), from whom the Company acquired certain medical billing and practice management software, licenses and contracts in April 2021 (including the software underlying AireO2) for work related to the Company’s acquired patents, intellectual property and customer contracts. The identifiable Intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 6). The costs paid to MyoCorrect LLC and Lyon Dental for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years.

Goodwill

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. We test for impairment annually after the close of the year. There was no impairment of goodwill recognized at December 31, 2021. There were no indicators of impairment that occurred for the three or nine months ended September 30, 2022 and accordingly, no impairment was required.

Impairment of Long-lived Assets

We review and evaluate the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an adverse action or assessment by a regulator. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Our evaluation of long-lived assets completed for the years ended December 31, 2021 resulted in no impairment loss. No triggering events indicating potential impairment were identified for the three or nine months ended September 30, 2022.

Equity Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to additional paid-in capital in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as expense in the period when it is determined that an offering is unsuccessful.

Accounting for Payroll Protection Program Loan

The Company is accounting for its U.S. Small Business Administration’s (“SBA”) Payroll Protection Program (“PPP”) loan as a debt instrument under ASC 470, Debt. The Company recognized the original principal balance as a financial liability with interest accrued at the contractual rate over the term of the loan. On January 21, 2022, the PPP loan received by the Company on May 8, 2020 was forgiven by the SBA in its entirety, which includes approximately $1.3 million in principal. As a result, the Company recorded a gain on the forgiveness of the loan in the quarter ended March 31, 2022 under non-operating income (expense).

F-10

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expense as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

Share-Based Compensation

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company estimates the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. The Company determines the expected price volatility based on the historical volatilities of shares of the Company’s peer group as the Company does not have a sufficient trading history for its Common Stock. Industry peers consist of several public companies in the bio-tech industry similar to the Company in size, stage of life cycle and financial leverage. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. The Company recognizes the impact of forfeitures in the period that the forfeiture occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation. Prior to public trading of the Company’s shares which commenced in December 2020, the Company estimated fair value of its shares based on the most recent sales to third parties.

Research and Development

Costs related to research and development are expensed as incurred and include costs associated with research and development of new products and enhancements to existing products. Research and development costs incurred were less than $0.1 and $0.2 million for the three and nine months ended September 30, 2022 respectively and less than $0.1 million for the three and nine months ended September 30, 2021.

Leases

Operating leases are included in operating lease right-of-use (“ROU”) asset, accrued expenses, and operating lease liability – current and non-current portion in our balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, we use our incremental borrowing rate based on the information available at the lease commencement date as the rate implicit in the lease is not readily determinable. The determination of our incremental borrowing rate requires management judgment based on information available at lease commencement. The operating lease ROU assets also include adjustments for prepayments, accrued lease payments and exclude lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. Operating lease cost is recognized on a straight-line basis over the expected lease term. Lease agreements entered into after the adoption of ASC 842 that include lease and non-lease components are accounted for as a single lease component. Lease agreements with a noncancelable term of less than 12 months are not recorded on our balance sheets.

F-11

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, under which deferred income taxes are recognized based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. The recorded valuation allowance is based on significant estimates and judgments and if the facts and circumstances change, the valuation allowance could materially change. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for each period presented. Diluted net loss per common share is computed by giving effect to all potential shares of Common Stock, including stock options, convertible debt, Preferred Stock, and warrants, to the extent dilutive.

Recent Accounting Pronouncements

Presented below is a discussion of new accounting standards including deadlines for adoption assuming that the Company retains its designation as an EGC.

Standards Required to be Adopted in Future Years. The following accounting standards are not yet effective as of September 30, 2022.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This guidance requires use of an impairment model (known as the “current expected credit losses”, or CECL model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. ASU 2016-13 is effective for the Company beginning in the first quarter of 2023. The Company is still evaluating the impact the adoption of ASU 2016-13 will have on its results of operations or financial position.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not currently expected to have a material impact on the Company’s financial statements upon adoption.

Recently Adopted Standards. The following recently issued accounting standards were adopted by the Company during the nine months ended September 30, 2022:

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842). This ASU requires the Company to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-11 Targeted Improvements, which provides lessees the option to adopt either (i) retrospectively to each prior reporting period presented upon initial adoption, or (ii) apply the new leasing standard to all open leases as of the adoption date by recognizing a cumulative-effect adjustment to accumulated deficit in the period of adoption without restating prior periods. The Company adopted the new accounting standard on January 1, 2022, this adoption required the Company to recognize a current and long-term lease liability of approximately of $2.3 million and a right-of-use (ROU) asset related to its VIP program of approximately $1.6 million. We applied the new lease standard to all open leases as of the adoption date, with no retrospective adjustments to prior comparative periods.

F-12

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 was effective for the Company beginning in the first quarter of 2022. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

NOTE 2 – LIQUIDITY AND ABILITY TO CONTINUE AS A GOING CONCERN

The financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including $20.3 million for the year ended December 31, 2021, resulting in an accumulated deficit of $55.6 million as of December 31, 2021.

As of September 30, 2022, the Company had an accumulated deficit of approximately $73.4 million. For the nine months ended September 30, 2022 and 2021, the Company incurred a net loss of approximately $17.8 and $12.9 million, respectively. Net cash used in operating activities amounted to approximately $16.6 million and $11.6 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, the Company had total liabilities of approximately $8.5 million

As of September 30, 2022, the Company had approximately $6.7 million in cash and cash equivalents, which may not be sufficient to fund the operations and strategic objectives of the Company over the next twelve months from the date of issuance of these financial statements. Without additional financing, these factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company will be required to obtain additional financing and expects to satisfy its cash needs primarily from the issuance of equity securities or indebtedness in order to sustain operations until it can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, the Company may be required to delay, significantly modify or terminate its operations, all of which could have a material adverse effect on the Company.

The Company does not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

NOTE 3 – REVENUE, CONTRACT ASSETS AND CONTRACT LIABILITIES

Net Revenue

For the three months and nine months ended September 30, 2022 and 2021, the components of revenue from contracts with customers and the related timing of revenue recognition is set forth in the table below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Product revenue:
Appliance sales to VIPs	$1,909	$1,584	$5,846	$4,498	(1)
Center revenue	105	134	511	344
Total product revenue	2,014	1,718	6,357	4,842

Service revenue
VIP	1,553	2,327	3,603	6,431
Billing intelligence services	265	248	937	668	(2)
Management service revenue (includes MID)	11	90	82	223
Sponsorship/seminar/other	403	163	1,095	327
Total service revenue	2,232	2,828	5,717	7,649

Total revenue	$4,246	$4,546	$12,074	$12,491

(1)	Revenue from the sale of products is typically fixed at inception of the contract and is recognized at the point in time when shipment of the related products occurs.
(2)	Revenue from maintenance and subscription contracts is typically fixed at inception of the contract and is recognized ratably over time as the services are performed and the performance obligations completed. Revenue disclosed above for the nine months ended September 30, 2022, includes a cumulative adjustment from prior years of approximately $0.1 million increase.
(3)	Revenue disclosed above for the nine months ended September 30, 2022, includes a cumulative adjustment from prior years of approximately $0.4 million decrease.

F-13

Changes in Contract Liabilities

The key components of changes in contract liabilities for the three months and nine months ended September 30, 2022 and 2021 are as follows (in thousands):

	September 30,
	2022	2021

Beginning balance, January 1	$2,399	$2,938
New contracts, net of cancellations	1,183	1,617
Revenue recognized	(1,421)	(1,753)

Ending balance, March 31	$2,161	$2,802
New contracts, net of cancellations	1,556	3,664
Revenue recognized	(1,320)	(2,351)

Ending balance, June 30	$2,397	$4,115
New contracts, net of cancellations	1,950	1,909
Revenue recognized	(1,766)	(2,327)

Ending balance, September 30	$2,581	$3,697

Current portion of deferred revenue is approximately $2.4 million which is expected to be recognized over the next 12 months from the date of the period presented.

Shipping Costs

Shipping costs for product deliveries to customers are expensed as incurred and totaled approximately $0.1 million and $0.1 million for the three months ended September 30, 2022 and 2021, respectively, and approximately $0.2 million and $0.1 million for the nine months ended September 30, 2022 and 2021, respectively. Shipping costs for product deliveries to customers are included in cost of goods sold in the accompanying unaudited consolidated statement of operations.

NOTE 4 – PROPERTY AND EQUIPMENT, NET

As of September 30, 2022 and December 31, 2021, property and equipment consist of the following (in thousands):

	September 30,	December 31,
	2022	2021

Furniture and equipment	$1,277	$1,394
Leasehold improvements	2,479	2,387
Construction in progress	806	212
Molds	75	75
Gross property and equipment	4,637	4,068
Less accumulated depreciation	(1,593)	(1,243)

Net Property and equipment	$3,044	$2,825

Leasehold improvements relate to the Vivos Institute (the Company’s 15,000 square foot facility where the Company provides advanced post-graduate education and certification to dentists, dental teams, and other healthcare professionals in a live and hands-on setting) and the two Company-owned dental centers in Colorado. Total depreciation and amortization expense was $0.2 million and $0.1 million for the three months ended September 30, 2022 and 2021, respectively, and $0.5 million and $0.3 million for the nine months ended September 30, 2022 and 2021, respectively.

F-14

NOTE 5 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill by reporting unit consisted of the following as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30,	December 31,
Reporting Unit	2022	2021

BioModeling	$2,619	$2,619
Empowered Dental	52	52
Lyon Dental	172	172

Total goodwill	$2,843	$2,843

As described in Note 1 above, on August 16, 2016, BioModeling entered into the SEA with First Vivos and Vivos. The transaction was accounted for as a reverse acquisition and recapitalization, with BioModeling as the acquirer for financial reporting and accounting purposes. As a result of the transaction, we identified intangible assets of $2.1 million and goodwill (including the acquired workforce) of $2.6 million was recorded in accounting for the reverse acquisition.

In November 2018, the Company entered into an asset purchase agreement with Empowered Dental Lab, LLC, a Utah limited liability company (“Empowered Dental”), under which the Company agreed to purchase certain inventory and assets from Empowered Dental in exchange for total consideration of $75,000. As a result of the transaction, goodwill of $52,000 was recognized in accounting for this transaction as a business combination.

On April 14, 2021, the Company acquired certain assets of Lyon Dental. The business acquisition allowed the Company to expand and enhance its current medical billing practice services under the name AireO2, which services are provided through the Company’s BIS offering. The consideration transferred includes $0.2 million in cash and a warrant to purchase 25,000 shares of Common Stock at a price of $8.90 per share fair valued using a Black-Scholes Model as of April 14, 2021 for a total of $0.2 million, when combined the total consideration exchanged is $0.4 million, the excess of the consideration transferred over the fair value of the acquired assets was allocated to goodwill.

Intangible Assets

As of September 30, 2022 and December 31, 2021, identifiable intangible assets were as follows (in thousands):

	September 30,	December 31,
	2022	2021

Patents and developed technology	$2,136	$2,136
Trade name	330	330
Other	27	27

Total intangible assets	2,493	2,493
Less accumulated amortization	(2,181)	(2,152)

Net intangible assets	$312	$341

F-15

Amortization expense of identifiable intangible assets was less than $0.1 million for the three months ended September 30, 2022 and 2021, and less than $0.1 million and $0.3 million for the nine months ended September 30, 2022 and 2021, respectively. The estimated future amortization of identifiable intangible assets is as follows (in thousands):

As of September 30,

2022	$9
2023	39
2024	39
2025	39
2026	23
Thereafter	163

Total	$312

NOTE 6 – OTHER FINANCIAL INFORMATION

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	September 30,	December 31,
	2022	2021

Accrued payroll	$1,187	$1,397
Accrued legal and other	667	990
Lab rebate liabilities	325	466

Total accrued liabilities	$2,179	$2,853

NOTE 7 - DEBT

PPP Loan

On May 8, 2020, the Company received approximately $1.3 million in loan funding through the PPP that was part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) signed into law in March 2020. The interest rate on the loan is 1.00% per year and was scheduled to mature on May 5, 2022. The Company used these funds to assist with payroll, rent and utilities. On January 21, 2022, the PPP loan was forgiven by the SBA in its entirety. As a result, the Company recorded other income on the forgiveness of the loan in the first quarter of 2022.

NOTE 8 – PREFERRED STOCK

The Company’s Board of Directors has authority to issue up to 50,000,000 shares of Preferred Stock. At December 31, 2020, all previously issued shares of Preferred Stock had been redeemed or converted to shares of Common Stock. As of September 30, 2022, the Company’s Board of Directors has authority to designate up to an additional 50 million shares of Preferred Stock in various series that provide for liquidation preferences, and voting, dividend, conversion, and redemption rights as determined at the discretion of the Board of Directors.

NOTE 9 – COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held. The Company’s Board of Directors may declare dividends payable to the holders of Common Stock.

F-16

NOTE 10 – STOCK OPTIONS AND WARRANTS

Stock Options

In 2017, the Company’s shareholders approved the adoption of a stock and option award plan (the “2017 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders have approved a total reserve of 1,333,333 million shares of Common Stock for issuance under the 2017 Plan.

In April 2019, the Company’s shareholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which shares were reserved for future issuance for Common Stock options, restricted stock awards and other equity awards. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders originally approved a total reserve of 333,334 shares of Common Stock for issuance under the 2019 Plan. At each of the Company’s annual meeting of stockholders held in 2020 and 2021, the Company’s stockholders approved amendments to the 2019 Plan to increase the number of shares of Common Stock available for issuance thereunder by an aggregate of 2,033,333 shares of Common Stock such that, after such amendments, and prior to any grants, 2,366,667 shares of Common Stock were available for issuance.

During the three months ended September 30, 2022 and 2021, the Company issued stock options to purchase 15,000 and 539,000 shares of Common Stock at a weighted average exercise price of $1.45 and $4.41 per share, and for nine months ended September 30, 2022 and 2021, the Company issued stock options to purchase 570,000 and 969,000 shares of Common Stock at a weighted average exercise price of $2.30 and $5.23 per share respectively, to certain members of the Board of Directors, employees and consultants. The stock options allow the holders to purchase shares of Common Stock at prices between $1.29 and $7.50 per share. Options for the purchase of 523,337 shares of Common Stock expired as of September 30, 2022. The following table summarizes all stock options as of September 30, 2022 and 2021 (shares in thousands):

	2022				2021
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, beginning of year	2,851		$5.00	1.1	2,302		$4.84	1.3
Grants	570		2.30		969		5.23	4.72
Forfeited	(523)		-		(200)		6.25
Exercised	-		-		(200)		1.65

Outstanding, at September 30	2,898	(3)	4.56	3.0	2,871	(3)	4.96	3.3

Exercisable, at September 30	2,180	(4)	4.00	3.1	1,712	(4)	4.53	2.7

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the stock options expire.

(3)	As of September 30, 2022, the aggregate intrinsic value of stock options outstanding was $0.

(4)	As of September 30, 2022, the aggregate intrinsic value of exercisable stock options was $0.

F-17

For the nine months ended September 30, 2022, the valuation assumptions for stock options granted under the 2017 Plan and the 2019 Plan were estimated on the date of grant using the BSM option-pricing model with the following weighted-average assumptions:

	2022	2021

Grant date closing price of Common Stock	$1.45	$4.96
Expected term (years)	3.5	3.5
Risk-free interest rate	3.1%	0.8%
Volatility	135%	141%
Dividend yield	0%	0%

Based on the assumptions set forth above, the weighted-average grant date fair value per share for stock options granted for the nine months ended September 30, 2022 was $1.45.

For the three months ended September 30, 2022 and 2021, the Company recognized approximately $0.4 million and $1.1 million, respectively, and for the nine months ended September 30, 2022 and 2021, the Company recognized approximately $1.6 million and $2.2 million, respectively, of share-based compensation expense relating to the vesting of stock options. Unrecognized expense relating to these awards as of September 30, 2022 was approximately $2.9 million, which will be recognized over the weighted average remaining term of 3 years as of September 30, 2022.

Warrants

The following table sets forth activity with respect to the Company’s warrants to purchase Common Stock for the nine months ended September 30, 2022 (shares in thousands):

	2022				2021
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, beginning of year	2,556		$7.44	2.6	1,960		$7.40	3.4
Grants of warrants:
Consultants for services	210	(3)	1.05		371	(4)	7.56
Acquisition of assets	-				225	(5)	7.56

Outstanding, September 30	2,766	(4)	7.01	2.1	2,556	(6)	7.44	3.1

Exercisable, September 30	2,478	(5)	7.12	2.1	2,311	(7)	7.42	3.1

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the warrants expire.

(3)	In February, 2022, the Company granted warrants to consultants in exchange for marketing, business development, investor relations and communication services. Warrants issued in February 2022 provide for the purchase of an aggregate of 80,000 shares of Common Stock and are exercisable at $3.27 per share. The aggregate fair value of the February warrants amounted to $0.1 million which is being recognized over the period that the services are provided. In May, 2022, the Company granted warrants to consultants in exchange for marketing and business development services. Warrants issued in May 2022 provide for the purchase of an aggregate of 130,000 shares of Common Stock and are exercisable at $1.29 per share. The aggregate fair value of the May warrants amounted to $0.1 million which is being recognized over the period that the services are provided. For the nine months ended September 30, 2022, the Company recognized expense of $0.5 million.

(4)	As of September 30, 2022, the aggregate intrinsic value of warrants outstanding was $0.

(5)	As of September 30, 2022, the aggregate intrinsic value of warrants exercisable was $0.

F-18

For the nine months ended September 30, 2022, the valuation assumptions for warrants issued were estimated on the measurement date using the BSM option-pricing model with the following weighted-average assumptions:

	2022	2021

Measurement date closing price of Common Stock (1)	$1.05	$7.56
Contractual term (years) (2)	5.0	3.0
Risk-free interest rate	2.4%	0.5%
Volatility	135%	139%
Dividend yield	0%	0%

(1)	Weighted average grant price.

(2)	The valuation of warrants is based on the contractual term of the warrant rather than the expected term.

NOTE 11 - RELATED PARTY TRANSACTIONS

For the three months ended September 30, 2022 and 2021, options for the purchase of 15,000 and 539,000, respectively, of common stock were granted to the Company’s directors, officers, employees and consultants. For the nine months ended September 30, 2022 and 2021, options for the purchase of 570,000 and 969,000, respectively, of common stock were granted to the Company’s directors, officers, employees and consultants.

NOTE 12 - INCOME TAXES

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three months and nine months ended September 30, 2022 and 2021 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily due to permanent differences, state taxes and change in valuation allowance. A full valuation allowance was in effect, which resulted in the Company’s zero tax expense.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as the Company’s projections for future growth. On the basis of this evaluation, a full valuation allowance has been recorded at September 30, 2022 and December 31, 2021 to record the deferred tax asset that is not likely to be realized.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgement including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus. Many of these Orders have been relaxed or lifted in jurisdictions where large portions of the population have been vaccinated, but there is considerable uncertainty about whether the Orders will need to be reinstated due to the ongoing spread of new variants of COVID-19. A significant portion of the worldwide population remains unvaccinated, and uncertainty also exists about whether existing vaccines will be effective as new variants of COVID-19 emerge. Accordingly, the overall impact of COVID-19 continues to have an adverse impact on global business activities.

F-19

Many of our VIPs and potential VIPs closed their offices during 2020 as a result of COVID-19, although some remained open to specifically provide patients our products as our appliances and VIPs were deemed an essential business for health considerations in many jurisdictions. In the face of the pandemic and the results potential for revenue reduction, we worked diligently to reduce expenses and maintain revenues during 2020. While revenue growth flattened in March and April 2020, expenses were reduced and we aggressively expanded our network of healthcare providers familiar with our products by offering online continuing education courses which introduced many in the medical and dental communities to our product line. As businesses continued to reopen through 2021, the impact of COVID-19 on our company began to diminish, although we continue to closely monitor the potential impact of COVID-19 variants on our business. Of note, during the second half of 2021, many of our Canadian VIPs have not traveled to the U.S. for training in light of travel restrictions. As of August 9, 2021, the Government of Canada imposed further restrictions on unvaccinated travelers, which has caused delays with some of our Canadian VIPs receiving required training and commencing Vivos Method cases.

In addition, our fourth quarter 2021 revenue growth was impacted by lower VIP enrollments due largely to the COVID-19 Omicron variant resurgence. We achieved sales growth despite seeing significant headwinds throughout our core customer base, mostly driven by COVID-19 Delta and Omicron variant resurgences in the middle and latter part of 2021. Fortunately, it appears that the latest COVID-19 subvariants evoke generally milder symptoms and do not pose the same health or economic threat as previous strains. However, the residual effects of the pandemic on workforce availability as well as patient precautionary measures continued to negatively impact our VIP dental practices and our revenue across the U.S. and Canada during the first three quarters of 2022.

As such, the long-term financial impact on our business of COVID-19 as well as these other matters cannot reasonably be fully estimated at this time.

Inflation and War in Ukraine

The Company believes the U.S. has entered a period of inflation which has increased (and may continue to increase) the Company and its suppliers’ costs as well as the end cost of the Company’s products to consumers. To date, the Company been able to manage inflation risk without a material adverse impact on its business or results of operations. However, inflationary pressures (including increases in the price of raw material components of the Company’s appliances) made it necessary for the Company to adjust its standard pricing for its appliance products effective May 1, 2022. The full impact of such price adjustments on sales or demand for the Company’s products is not fully known at this time and may require the Company to adjust other aspects of its business as it seek to grow revenue and, ultimately, achieve profitability and positive cash flow from operations.

In addition, worldwide supply chain constraints due in part to Russia’s invasion of Ukraine in February 2022, have emerged as new barriers to long-term economic recovery.

These conditions could cause an economic recession or depression to commence, and if such recession or depression is sustained, it could have a material adverse effect on the Company business as demand for its products could decrease. Such conditions have also had, and may continue to have, an adverse effect on the capital markets, with public stock price decreases and volatility, which could make it more difficult for the Company to raise needed capital at the appropriate time.

Operating Leases

The Company has entered into various operating lease agreements for certain offices, medical facilities and training facilities. These leases have original lease periods expiring between 2022 and 2029. Most leases include an option to renew and the exercise of a lease renewal option typically occurs at the discretion of both parties. For purposes of calculating operating lease liabilities, lease terms are deemed not to include options to extend the lease until it is reasonably certain that the Company will exercise that option.

F-20

In January 2017, the Company entered into a commercial lease agreement for 2,220 square feet of office in Johnstown, CO that was to commence on March 1, 2018 and end February 28, 2025. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $0.4 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.9%.

In May 2018, the Company entered into a commercial lease agreement for 3,643 square feet of office in Highlands Ranch, CO that was to commence on November 1, 2018 and end on January 1, 2029. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $1.4 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.8%.

In October 2020, the Company entered into a commercial lease agreement for 4,800 square feet of office in Orem, Utah that was to commence on January 1, 2021 and end on December 1, 2025. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of $0.6 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.9%.

In April 2019, the Company entered into a commercial lease agreement for 3,231 square feet of office in Highlands Ranch, CO that was to commence on May 1, 2019 and end on May 31, 2022. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $0.1 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.7%.

In April 2019, the Company entered into a commercial lease agreement for 14,732 square feet of office in Denver, CO that was to commence on October 23, 2020 and end on March 22, 2028. As of January 1, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $1.4 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 6.8%.

In April 2022, the Company entered into a commercial lease agreement for 8,253 square feet of office in Littleton, CO that was to commence in May 16, 2022 and end on November 15, 2027. As of May 16, 2022, the Company recorded an operating lease right of use asset and lease liabilities of less than $1.6 million in the consolidated balance sheet representing the present value of minimum lease payments using the Company’s incremental borrowing rate of 10.5%.

As of September 30, 2022, the components of lease expense are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Lease cost:	2022	2021	2022	2021

Operating lease cost	$148	$69	$410	$522
Total net lease cost	$148	$69	$410	$522

Rent expense, including real estate taxes and related costs, for the three months ended September 30, 2022 and 2021 aggregated approximately $0.1 million, respectively, and for the nine months ended September 30, 2022 and 2021 aggregated approximately $0.4 million and $0.5 million, respectively. This is included under general and administrative expense.

As of September 30, 2022, the remaining lease terms and discount rate used are as follows:

2022

Weighted-average remaining lease term (years)	5.18
Weighted-average discount rate	8.0%

F-21

As of September 30, 2022, the maturities of the Company’s future minimum lease payments were as follows:

As of September 30,

2022 (remaining three months)	$141
2023	683
2024	705
2025	654
2026	564
Thereafter	735
Total lease payments	3,482
Less: Imputed interest	(635)
Total	$2,847

NOTE 14 – NET LOSS PER SHARE OF COMMON STOCK

Basic and diluted net loss per share of Common Stock (“EPS”) is computed by dividing (i) net loss (the “Numerator”), by (ii) the weighted average number of shares of Common Stock outstanding during the period (the “Denominator”).

The calculation of diluted EPS is also required to include the dilutive effect, if any, of stock options, unvested restricted stock awards, convertible debt and Preferred Stock, and other Common Stock equivalents computed using the treasury stock method, in order to compute the weighted average number of shares outstanding. As of September 30, 2022 and 2021, all Common Stock equivalents were antidilutive.

Presented below are the calculations of the Numerators and the Denominators for basic and diluted EPS (dollars in thousands, except per share amounts):

	September 30,
	2022	2021
Calculation of Numerator:
Net loss	$(17,756)	(12,895)

Loss applicable to common stockholders	$(17,756)	$(12,895)

Calculation of Denominator:
Weighted average number of shares of Common Stock outstanding	21,233,485	20,634,092

Net loss per share of Common Stock (basic and diluted)	$(0.84)	$(0.62)

As of September 30, 2022 and December 31, 2021, the following potential Common Stock equivalents were excluded from the computation of diluted net loss per share of Common Stock since the impact of inclusion was antidilutive (in thousands):

	September 30,	December 31,
	2022	2021
Common stock warrants	2,766	2,556
Common stock options	2,898	2,851
Total	5,664	5,407

F-22

NOTE 15 - FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the measurement of fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

Level 2—Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability

Level 3—Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any market activity for the asset or liability at measurement date

As of September 30, 2022 and December, 31 2021, the fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values due to the short-term nature of these instruments.

Recurring Fair Value Measurements

For the nine months ended September 30, 2022 and 2021, the Company did not have any recurring measurements for the fair value of assets and liabilities.

The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the nine months ended September 30, 2022 and 2021, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

Significant Concentrations

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash at high-quality financial institutions. Cash deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. As of September 30, 2022, the Company had cash and cash equivalents with two financial institutions in the United States with an aggregate balance of $6.7 million. As of September 30, 2021, the Company had cash and cash equivalents with two financial institutions in the United States with an aggregate balance of $28.5 million. The Company has never experienced any losses related to its investments in cash, cash equivalents and restricted cash.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential bad debts.

NOTE 16 – RECLASSIFICATION OF PRIOR QUARTER PRESENTATION

Certain prior quarter amounts have been reclassified for consistency with the current quarter presentation. These reclassifications had no effect on the reported results of operations. An adjustment has been made to the Consolidated Statements of Operations for the nine months ended September 30, 2021, to identify sales and marketing expenses that were included in general and administrative expense of approximately $0.9 million. This change in classification does not affect previously reported operating expenses, operating loss before interest expense and income taxes and net loss on the Consolidated Statements of Operations.

NOTE 17 – SUBSEQUENT EVENTS

On November 3, 2022, the Company initiated arbitration with the American Arbitration Association against Dr. Gurdev Dave Singh (“Dr. Singh”). The Company’s Demand for Arbitration (“Arbitration Demand”) alleged that Dr. Singh’s behaviors and actions constituted a breach of his employment agreement as well as a breach of a fiduciary duty to which he owed the Company. Additionally, the Arbitration Demand requests that the arbiter declare that Dr. Singh’s sole remedy or relief against the Company is what was agreed upon in his employment agreement. Prior to filing the Arbitration Demand, the Company engaged in voluntary mediation, but the parties were unable to reach a resolution. It is expected that an arbiter will soon be selected after which time the parties will confer on discovery parameters as well as setting an arbitration date.

On December 15, 2022, the Company announced that it had entered into an agreement with Nexus Dental Systems (“Nexus”), a dental practice billing solution company, under which the Company and Nexus will be able to provide both companies’ billing solutions to their respective customers. The Company’s BIS offers fee-based out-of-network insurance claims assistance to dental practice customers, and Nexus provides in-network insurance claims assistance to dental practice customers. The Company anticipates that additional revenue generating opportunities can be created in 2023 and beyond when BIS is offered to Nexus’ dental practice customers.

F-23

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Vivos Therapeutics, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vivos Therapeutics, Inc. and Subsidiaries (the “Company”), as of December 31, 2021 and 2020 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2018.

Denver, Colorado

March 31, 2022

F-24

VIVOS THERAPEUTICS INC.

Consolidated Balance Sheets

December 31, 2021 and 2020

(In Thousands, Except Per Share Amounts)

	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$24,030	$18,206
Accounts receivable, net of allowance of $180 and $508, respectively	1,203	1,431
Current portion of note receivable from related party	-	84
Tenant improvement allowance receivable	516	-
Prepaid expenses and other current assets	1,575	673

Total current assets	27,324	20,394

Long-term assets
Goodwill	2,843	2,671
Property and equipment, net	2,825	872
Note receivable from related party, net of current portion	-	811
Intangible assets, net	341	270
Deposits and other	356	309

Total assets	$33,689	$25,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$920	$781
Payable to related party for redemption of Series A Preferred Stock	-	1,500
Accrued expenses	2,853	1,737
Contract liabilities	2,399	2,938
Current portion of long-term debt	1,265	867
Current portion of deferred rent	3	18
Current portion of lease incentive liability	69	-

Total current liabilities Total current liabilities	7,509	7,841

Long-term liabilities
Long-term debt, net of current maturities	-	423
Deferred rent, net of current portion	343	146
Lease incentive liability, net of current portion	298	-

Total liabilities Total liabilities	8,150	8,410

Commitments and contingencies (Note 13)

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 23,012,119 and 18,209,452 shares as of December 31, 2021 and 2020, respectively	2	2
Additional paid-in capital	81,160	52,250
Accumulated deficit	(55,623)	(35,335)
Total stockholders’ deficit Total stockholders’ equity	25,539	16,917
Total liabilities and stockholders’ deficit Total liabilities and stockholders’ equity	$33,689	$25,327

The accompanying notes are an integral part of these consolidated financial statements.

F-25

VIVOS THERAPEUTICS INC.

Consolidated Statements of Operations

Years Ended December 31, 2021 and 2020

(In Thousands, Except Per Share Amounts)

	2021	2020
Revenue
Product revenue	$6,520	$4,890
Service revenue	10,365	8,176
Total revenue	16,885	13,066

Cost of sales (exclusive of depreciation and amortization shown separately below)	4,281	2,653
Gross profit	12,604	10,413

Operating expenses
General and administrative	25,791	16,090
Sales and marketing	5,551	2,314
Litigation settlement	-	3,331
Impairment loss	911	-
Depreciation and amortization	733	718

Total operating expenses	32,986	22,453

Operating loss	(20,382)	(12,040)

Non-operating income (expense)
Interest expense	(14)	(96)
Other expense	(9)	-
Interest income	117	79

Loss before income taxes	(20,288)	(12,057)
Income tax expense	-	-

Net loss	$(20,288)	$(12,057)

Warrant beneficial conversion feature	-	(3,598)
Preferred stock accretion	-	(2,333)

Net loss attributable to common stockholders	$(20,288)	$(17,988)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.96)	$(1.40)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	21,233	12,869

The accompanying notes are an integral part of these consolidated financial statements.

F-26

VIVOS THERAPEUTICS INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2021 and 2020

(In Thousands)

	Common Stock		Series B Preferred		Additional Paid-in	Accumulated
	Shares	Amount	Units	Amount	Capital	Deficit	Total

Balances, December 31, 2019	12,444,165	$1	-	$-	$20,334	$(23,278)	$(2,943)
Series B preferred stock issued:
For cash, net of issuance costs	-	-	164	2,403	-	-	2,403
In exchange for convertible debt	-	-	196	2,944	-	-	2,944
Issuance of Common Stock:
For exchange of Series B preferred stock	1,199,195	1	(360)	(5,347)	5,346	-	-
In initial public offering, net of issuance costs	4,025,000	-	-	-	21,577	-	21,577
To consultants for services	88,111	-	-	-	677	-	677
For settlement of liability	46,667	-	-	-	350	-	350
For conversion of convertible debt	106,314	-	-	-	796	-	796
In litigation settlement	300,000	-	-	-	1,800	-	1,800
Fair value of warrants issued in litigation settlement	-	-	-	-	1,531	-	1,531
Stock-based compensation expense	-	-	-	-	2,172	-	2,172
Series A preferred stock accretion	-	-	-	-	(2,333)	-	(2,333)
Net loss	-	-	-	-	-	(12,057)	(12,057)

Balances, December 31, 2020	18,209,452	2	-	-	52,250	(35,335)	16,917
Issuance of Common Stock:
In follow-on public offering, net of issuance costs	4,600,000	-			25,362	-	25,362
To consultants for services	2,667	-	-	-	20	-	20
Upon exercise of stock options	200,000	-	-	-	330	-	330
Fair value of warrants issued:
To consultants for services	-	-	-	-	232	-	232
In business combination	-	-	-	-	172	-	172
For purchase of assets	-	-	-	-	136	-	136
Stock-based compensation expense	-	-	-	-	2,658	-	2,658
Net loss	-	-	-	-	-	(20,288)	(20,288)

Balances, December 31, 2021	23,012,119	$2	-	$-	$81,160	$(55,623)	$25,539

The accompanying notes are an integral part of these consolidated financial statements.

F-27

VIVOS THERAPEUTICS INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2021 and 2020

(In Thousands)

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,288)	$(12,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,658	2,172
Depreciation and amortization	733	718
Fair value of warrants issued for services	232	-
Common stock issued for services and settlement of liabilities	20	488
Accretion of discount on note receivable	(29)	(26)
Impairment on note receivable	911
Common stock issued in litigation settlement	-	1,925
Fair value of warrants issued in litigation settlement	-	1,531
Changes in operating assets and liabilities:
Accounts receivable	228	(560)
Deferred rent and lease incentive liability	548	80
Tenant improvement allowance	(516)
Prepaid expenses and other current assets	(902)	(114)
Deposits	(47)	(27)
Accounts payable	139	(274)
Accrued expenses	1,117	474
Contract liability	(539)	(10)

Net cash used in operating activities	(15,735)	(5,680)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(2,396)	(120)
Payment for business acquisition	(225)	-
Principal collections under note receivable	13	-

Net cash used in investing activities	(2,608)	(120)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	27,930	22,290
Series A Preferred Stock redemption payments	(1,500)	(2,150)
Payments for issuance costs	(2,238)	(245)
Principal payments on debt	(25)	(75)
Proceeds from issuance of preferred stock	-	2,452
Proceeds from issuance of debt	-	1,265

Net cash provided by financing activities	24,167	23,537

Net increase in cash and cash equivalents	5,824	17,737
Cash and cash equivalents at beginning of year	18,206	469

Cash and cash equivalents at end of year	$24,030	$18,206

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$18	$33
Cash paid for income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Fair value of warrants issued in asset purchase	$136	$-
Fair value of warrants issued in business acquisition	$172	-
Fair value of warrants issued to underwriters in connection with follow-on offering	$1,486	$-
Conversion of debt to common stock	$-	$770
Exchange of debt to Series B preferred stock	$-	$2,944
Exchange of Series B preferred stock into common shares	$-	$5,347
Common stock issued for payment of interest	$-	$26
Series B Preferred Stock issued for payment of interest	$-	$102
Series A Preferred Stock redemption included in accounts payable	$-	$1,500
Capital expenditures included in accounts payable	$110	$2

The accompanying notes are an integral part of these consolidated financial statements.

F-28

VIVOS THERAPEUTICS INC.

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION, DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

BioModeling Solutions, Inc. (“BioModeling”) was organized on March 20, 2007 as an Oregon limited liability company, and subsequently incorporated in 2013. On August 16, 2016, BioModeling entered into a share exchange agreement (the “SEA”) with First Vivos, Inc. (“First Vivos”), and Vivos Therapeutics, Inc. (“Vivos”), a Wyoming corporation established on July 7, 2016 to facilitate this merger. Vivos was formerly named Corrective BioTechnologies, Inc. until its name changed on September 6, 2016 to Vivos Biotechnologies and on March 2, 2018 to Vivos Therapeutics, Inc. and had no substantial pre-combination business activities. First Vivos was incorporated in Texas on November 10, 2015. Pursuant to the SEA, all of the outstanding shares of common stock and warrants of BioModeling and all of the shares of commons stock of First Vivos were exchanged for newly issued shares of Class A common stock and warrants of Vivos, the legal acquirer, collectively the “Company”.

The transaction was accounted for as a reverse acquisition and recapitalization, with BioModeling as the acquirer for financial reporting and accounting purposes. Upon the consummation of the merger, the historical financial statements of BioModeling became the Company’s historical financial statements and continued to be recorded at their historical carrying amounts.

On August 12, 2020, the Company reincorporated from Wyoming to become a domestic Delaware corporation under Delaware General Corporate Law.

Description of Business

The Company is a medical technology company focused on the development and commercialization to dental practices of a patented oral appliance technology and related treatments called The Vivos Method. The Company believes The Vivos Method represents the first non-surgical, non-invasive and cost-effective treatment for people with dentofacial abnormalities and/or mild to moderate OSA and snoring in adults. The Company’s business model is focused around dentists, and the Company’s program to train dentists and offer them other value-added services in connection with their ordering and use of The Vivos Method for patients is called the Vivos Integrated Practice (“VIP”) program.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries (BioModeling, First Vivos, Vivos Therapeutics (Canada) Inc., Vivos Management and Development, LLC and Vivos Del Mar Management, LLC), are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F-29

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company currently expects to retain its status as an emerging growth company until the year ending December 31, 2026, but this status could end sooner under certain circumstances.

Revenue Recognition

The Company generates revenue from the sale of products and services. Revenue is recognized when control of the products or services is transferred to our customers in a way that reflects the consideration we expect to be entitled to in exchange for those products and services.

The Company determines revenue recognition through the following five-step model, which entails:

1)	identification of the promised goods or services in the contract;
2)	determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract;
3)	measurement of the transaction price, including the constraint on variable consideration;
4)	allocation of the transaction price to the performance obligations; and
5)	recognition of revenue when, or as the Company satisfies each performance obligation.

Service revenue

We review our VIP contracts using the 5-step method outlined above. Once it is determined that a contract exists, service revenue is recognized when the underlying training or other services are performed. Unearned revenue reported on the balance sheet as contract liability represents the portion of fees paid by customers for services that have not yet been performed as of the reporting date and are recorded as the service is rendered. The Company recognizes this revenue over the twelve-month life of the contract. Provisions for discounts are provided in the same period that the related revenue from the products and/or services is recorded.

The Company enters into programs that may provide for multiple element deliverables. Commencing in 2018, the Company began enrolling medical and dental professionals in a one-year program which includes training in a highly personalized, deep immersion workshop format which provides the dentist access to a global team who is dedicated to creating a successful integrated practice. The key topics covered in training include case selection, clinical diagnosis, appliance design, adjunctive therapies, instructions on ordering the Company’s products, guidance on pricing, instruction on insurance reimbursement protocols and interacting with our proprietary software system and the many features on the Company’s website. The initial training and educational workshop is typically provided in the first month that a Vivos Integrated Provider (“VIP” or “Provider”) enrolls. Since Providers are able to begin generating revenue after the first training workshop, we recognize 50% of the service revenue in the second month of enrollment and the remaining 50% prorata throughout the following eleven months of the service contract. Ongoing support and additional training is provided throughout the year and includes access to the Company’s proprietary Airway Intelligence Service (“AIS”) which provides the Provider with resources to help simplify the diagnostic and treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream. Following the year of training and support, the Provider may pay for seminars and training courses that meet the Provider’s needs on a subscription or a course-by-course basis.

In addition to enrollment service revenue, in 2020 the Company launched an additional service on a monthly subscription basis, its Billing Intelligence Service (“BIS”). Revenue for these services is recognized monthly during the month the services are rendered.

F-30

The Company identifies all goods and services that are delivered separately under a sales arrangement and allocates revenue to each deliverable based on relative fair values. Fair values are generally established based on the relevant service period which approximates the prices for relevant training that would be charged if those services were sold separately. In general, revenues are separated between durable medical equipment (product revenue) and education and training services (service revenue). The allocated revenue for each deliverable is then recognized ratably based on relative fair values of the components of the sale. Revenue from training is recognized over the relevant service period, i.e., as the Company satisfies its performance obligations and creates value for the Provider. The Company also evaluates the impact of undelivered items on the functionality of delivered items for each sales transaction and, where appropriate, defers revenue on delivered items when that functionality has been affected. Functionality is determined to be met if the delivered products or services represent a separate earnings process.

From time to time, we offer various discounts to our customers. These include the following:

1) Discount for cash paid in full

2) Conference or trade show incentives

3) Negotiated concessions on annual enrollment fee

The amount of the discount is determined up front prior to the sale. Accordingly, measurement is determined before the sale occurs and revenue is recognized based on the terms agreed upon between the Company and the customer over the performance period. In rare circumstances, a discount has been given after the sale during a conference which is offering a discount to full price. In this situation revenue is measured and the change in transaction price is allocated over the remaining performance obligation.

The amount of consideration can vary by customer due to promotions and discounts authorized to incentivize a sale. Prior to the sale, the customer and the Company agree upon the amount of consideration that the customer will pay in exchange for the services the Company provides. The net consideration that the customer has agreed to pay is the expected value that is recognized as revenue over the service period. Any overpayments are refunded during the reporting period so that no refund liability is recognized. At the end of each reporting period, the Company updates the transaction price to represent the circumstances present at the end of the reporting period and any changes in circumstances during the reporting period.

Product revenue

In addition to revenue from services, the Company also generates revenue from the sale of its patented oral devices and preformed guides, known as appliances or systems to its customer, the Provider. Revenue from the appliance sale is recognized when control of product is transferred to the Provider in an amount that reflects the consideration it expects to be entitled to in exchange for those products. The Provider in turn charges the Provider’s patient and or patient’s insurance a fee for the appliance and for his or her professional services in measuring, fitting, installing the appliance and educating the patient as to its use. The Company is contracted with the Provider for the sale of the appliance and is not involved in the sale of the products and services from the Provider to the Provider’s patient.

The appliance is similar to a retainer that is worn after braces are removed. Each appliance is unique and is fitted to the patient. The Company utilizes its network of certified dental Providers throughout the country to sell the appliances to their customers as well as in two centers that the Company operates. The Company utilizes third party contract manufacturers or labs to produce its unique, patented appliances and preformed guides. The manufacturer designated by the Company produces the appliance in strict adherence to the Company’s patents, design files, treatments, processes and procedures and under the direction and specific instruction of the Company, ships the appliance to the Provider who ordered the appliance from the Company. All of the Company’s contract manufacturers are required to follow the Company’s master design files in production of appliances or the lab will be in violation of the FDA’s rules and regulations. The Company performed an analysis under ASC Topic 606-10-55-36 through 55-40 and concluded it is the principal in the transaction and is reporting revenue gross. The Company bills the Provider the contracted price for the appliance which is recorded as product revenue. Product revenue is recognized once the appliance ships to the Provider under the direction of the Company.

F-31

Within each center, the Company utilizes a team of medical professionals to measure, order and fit each appliance. Upon scheduling the patient (which is the Company’s customer in this case), the center takes a deposit and reviews the patient’s insurance coverage. Revenue is recognized differently for our Company owned centers than for its Providers. The Company recognizes revenue in the centers after the appliance is received from the manufacturer and once the appliance is fitted and provided to the patient.

The Company offers its Clinical Advisors discounts from our standard Provider pricing. This is done to help encourage our Clinical Advisors, who help the Provider with technical aspects of our products, to purchase our products for their own practices. In addition, from time to time, we offer buy one get one offers and other credits to incentivize our Providers to embrace our products and increase volume within their practices.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on existing facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, assessing collectability on accounts receivable and notes receivable, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in business combinations; valuation assumptions for stock options, warrants and equity instruments issued for goods or services; deferred income taxes and the related valuation allowances; and the evaluation and measurement of contingencies. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated. However, the Company has made appropriate accounting estimates based on the facts and circumstances available as of the reporting date. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operations will be affected.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less that are freely available for the Company’s immediate and general business use are classified as cash and cash equivalents.

Accounts Receivable, Net

The accounts receivable in the accompanying financial statements are stated at the amounts management expects to collect. The Company performs credit evaluations of its customers’ financial condition and may require a prepayment for a portion of the services to be performed. The Company reduces accounts receivable by estimating an allowance that may become uncollectible in the future. Management determines the estimated allowance for uncollectible amounts based on its judgements in evaluating the aging of the receivables and the financial condition of our clients.

Note Receivable from Related Party, net

Due to uncertainty around collections, the note receivable due from a related party was impaired as of December 31, 2021. To the extend cash is collected in the future, we will recognize income in the period cash is collected.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 5 years. Amortization of leasehold improvements is recognized using the straight-line method over the shorter of the life of the improvement or the term of the respective leases which range between 5 and 7 years. The Company does not begin depreciating assets until they are placed in service.

F-32

Intangible Assets, Net

Intangible assets consist of assets acquired from First Vivos and costs paid to OMT and Lyon Dental for work related to the Company’s patents, intellectual property and customer contracts. The identifiable intangible assets acquired from First Vivos and Lyon Dental for customer contracts are amortized using the straight-line method over the estimated life of the assets, which approximates 5 years (See Note 5). The costs paid to OMT and Lyon Dental for patents and intellectual property are amortized over the life of the underlying patents, which approximates 15 years. The Company initially determined the fair value of identifiable intangible assets using a discounted cash flow valuation model.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually after the close of the year, or more frequently when events or circumstances indicate that the carrying value of a reporting unit more likely than not exceeds its fair value. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered more likely than not that the fair value of the reporting unit is greater than the carrying amount, further testing of goodwill for impairment is not required. If, on the basis of quantitative factors, the carrying amount of a reporting unit exceeds the reporting unit’s fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

Impairment of Long-lived Assets

Long-lived assets consist of identifiable intangible assets, property and equipment, which are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists for long-lived assets if the carrying amounts of such assets exceed the estimates of future net undiscounted cash flows expected to be generated by such assets. An impairment charge is recognized for the amount by which the carrying amount of the asset, or asset group, exceeds its fair value.

Equity Offering Costs

Commissions, legal fees and other costs that are directly associated with equity offerings are capitalized as deferred offering costs, pending a determination of the success of the offering. Deferred offering costs related to successful offerings are charged to additional paid-in capital in the period it is determined that the offering was successful. Deferred offering costs related to unsuccessful equity offerings are recorded as expense in the period when it is determined that an offering is unsuccessful.

Accounting for Payroll Protection Program Loan

The Company is accounting for the PPP loan as a debt instrument under ASC 470, Debt. The Company recognized the original principal balance as a financial liability with interest accrued at the contractual rate over the term of the loan. On January 21, 2022 the PPP loan received by the Company on May 8, 2020, was forgiven by the SBA in its entirety, which includes approximately $1.3 million in principal. As a result, the Company will record a gain on the forgiveness of the loan in the first quarter of 2022.

Loss and Gain Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. An estimated loss contingency is accrued when it is probable that an asset has been impaired, or a liability has been incurred, and the amount of loss can be reasonably estimated. If some amount within a range of loss appears to be a better estimate than any other amount within the range, the Company accrues that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, the Company accrues the lowest amount in the range. If the Company determines that a loss is reasonably possible and the range of the loss is estimable, then the Company discloses the range of the possible loss. If the Company cannot estimate the range of loss, it will disclose the reason why it cannot estimate the range of loss. The Company regularly evaluates current information available to it to determine whether an accrual is required, an accrual should be adjusted and if a range of possible loss should be disclosed. Legal fees related to contingencies are charged to general and administrative expense as incurred. Contingencies that may result in gains are not recognized until realization is assured, which typically requires collection in cash.

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Share-Based Compensation

The Company measures the cost of employee and director services received in exchange for all equity awards granted, including stock options, based on the fair market value of the award as of the grant date. The Company computes the fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The Company estimates the expected term using the simplified method which is the average of the vesting term and the contractual term of the respective options. The Company determines the expected price volatility based on the historical volatilities of their peer group as the Company does not have a sufficient trading history for their common stock. Industry peers consist of several public companies in the bio-tech industry similar to the Company in size, stage of life cycle and financial leverage. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to Vivos, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation. The Company recognizes the cost of the equity awards over the period that services are provided to earn the award, usually the vesting period. For awards granted which contain a graded vesting schedule, and the only condition for vesting is a service condition, compensation cost is recognized as an expense on a straight-line basis over the requisite service period as if the award were, in substance, a single award. The Company recognizes the impact of forfeitures in the period that the forfeiture occurs, rather than estimating the number of awards that are not expected to vest in accounting for stock-based compensation. Prior to public trading of the Company’s shares which commenced in December 2020, the Company estimated fair value of its shares based on the most recent sales to third parties.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes, under which deferred income taxes are recognized based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. The recorded valuation allowance is based on significant estimates and judgments and if the facts and circumstances change, the valuation allowance could materially change. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for each period presented. Diluted net loss per common share is computed by giving effect to all potential shares of Common Stock, including stock options, convertible debt, Preferred Stock, and warrants, to the extent dilutive.

Recent Accounting Pronouncements

Presented below is a discussion of new accounting standards including deadlines for adoption assuming that the Company retains its designation as an EGC.

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Standards Required to be Adopted in Future Years. The following accounting standards are not yet effective as of December 31, 2021.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires the Company to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-11 Targeted Improvements, which provides lessees the option to adopt either (i) retrospectively to each prior reporting period presented upon initial adoption, or (ii) apply the new leasing standard to all open leases as of the adoption date by recognizing a cumulative-effect adjustment to accumulated deficit in the period of adoption without restating prior periods. The Company adopted the new accounting standard on January 1, 2022, this adoption required the company to recognize a current and long-term lease liability of approximately within the range of $2.4 million to $2.2 million and a right-of-use (ROU) asset of approximately within the range of $1.7 million to $1.5 million. We applied the new lease standard to all open leases as of the adoption date, with no retrospective adjustments to prior comparative periods.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This guidance requires use of an impairment model (known as the “current expected credit losses”, or CECL model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. ASU 2016-13 is effective for the Company beginning in the first quarter of 2023. The Company is still evaluating the impact the adoption of ASU 2016-13 will have on its results of operations or financial position.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for the Company beginning in the first quarter of 2022. Early adoption is permitted, including adoption in an interim period. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not currently expected to have a material impact on the Company’s financial statements upon adoption.

Recently Adopted Standards. The following recently issued accounting standards were adopted by the Company during the year ended December 31, 2021:

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock, which results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Additionally, ASU 2020-06 affects the diluted earnings per share calculation for instruments that may be settled in cash or shares and for convertible instruments and requires enhanced disclosures about the terms of convertible instruments and contracts in an entity’s own equity. Effective January 1, 2021, the Company elected to adopt ASU 2020-06 using the modified retrospective transition method which did not result in any changes to the Company’s financial statements upon adoption.

NOTE 2 – LIQUIDITY

As of December 31, 2021, the Company had an accumulated deficit of $55.6 million. For the years ended December 31, 2021 and 2020, the Company incurred a net loss of $20.3 and $12.1 million, respectively. Net cash used in operating activities amounted to $15.7 million and $5.7 million for the years ended December 31, 2021 and 2020, respectively. Since March 2020, the Company’s business has been negatively impacted as a result of the COVID-19 pandemic. Revenue growth and collections in 2021 were impacted by significant headwinds throughout the Company’s core customer base, mostly driven by COVID-19 Delta and Omicron variant resurgences in the middle and latter part of the year as discussed in Note 13.

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As discussed in Note 9, in December 2020 the Company completed an IPO of approximately 4.0 million shares of Common Stock for net proceeds of approximately $21.6 million, and in May 2021, the Company completed a follow-on underwritten public offering of 4.6 million shares of Common Stock for net proceeds of approximately $25.4 million. As of December 31, 2021, the Company has cash and cash equivalents of $24.0 million and total liabilities of $8.1 million.

Management believes the Company’s existing cash resources will be sufficient to fund the Company’s contractual obligations and working capital requirements at least through the first quarter of 2023.

NOTE 3 – RECEIVABLES, CONTRACT ASSETS AND CONTRACT LIABILITIES

Net Revenue

For the years ended December 31, 2021 and 2020, the components of revenue from contracts with customers and the related timing of revenue recognition is set forth in the table below (in thousands):

	Year Ended December 31,
	2021		2020

Product revenue:
Appliance sales to VIPs	$6,040	(1)	$4,548	(1)
Center revenue	480		342
Total product revenue	6,520		4,890

Service revenue
VIP	8,517		7,541
Billing intelligence services	905	(2)	620	(2)
Management service revenue (includes MID)	313		-
Sponsorship/seminar/other	630		15
Total service revenue	10,365		8,176

Total revenue	$16,885		$13,066

(1)	Revenue from the sale of products is typically fixed at inception of the contract and is recognized at the point in time when shipment of the related products occurs.
(2)	Revenue from maintenance and subscription contracts is typically fixed at inception of the contract and is recognized ratably over time as the services are performed and the performance obligations completed.

Changes in Contract Liabilities

The key components of changes in contract liabilities for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020

Balance at beginning of year	$2,938	$2,948
New contracts, net of cancellations	7,978	7,531
Revenue recognized	(8,517)	(7,541)

Balance at end of year	$2,399	$2,938

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Shipping Costs

Shipping costs for product deliveries to customers are expensed as incurred and totaled approximately $0.1 million for the years ended December 31, 2021 and 2020. Shipping costs for product deliveries to customers are included in cost of goods sold in the accompanying consolidated statement of operations.

NOTE 4 - PROPERTY AND EQUIPMENT, NET

As of December 31, 2021 and 2020, property and equipment consist of the following (in thousands):

	December 31,
	2021	2020

Furniture and equipment	$1,394	$936
Leasehold improvements	2,387	519
Construction in progress	212	143
Molds	75	75
Gross property and equipment	4,068	1,673
Less accumulated depreciation	(1,243)	(801)

Net Property and equipment	$2,825	$872

Leasehold improvements relate to the Vivos Institute and the two Company-owned dental centers in Colorado. Total depreciation and amortization expense was $0.4 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

NOTE 5 – GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill by reporting unit consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
Reporting Unit	2021	2020
Vivos Solutions	$2,619	$2,619
Empowered Dental	52	52
Lyon Dental	172	-
Total goodwill	$2,843	$2,671

On April 14, 2021, we acquired Lyon Management and Consulting, LLC (Lyon Dental). The business acquisition allows us to expand and enhance its current medical billing practice services which are conducted through our BIS offering. The consideration transferred includes $0.2 million in cash and 25,000 warrants at a price of $8.90 per share fair valued using a Black-Scholes Model as of April 14, 2021 for a total of $0.2 million, when combined the total consideration exchanged is $0.4 million, the excess of the consideration transferred over the fair value of the acquired assets was allocated to Goodwill.

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Intangible Assets

As of December 31, 2021 and 2020, identifiable intangible assets were as follows (in thousands):

	December 31,
	2021	2020
Patents and developed technology	$2,136	$1,775
Trade name	330	330
Other	27	27
Total intangible assets	2,493	2,132
Less accumulated amortization	(2,152)	(1,862)
Net intangible assets	$341	$270

Amortization expense of identifiable intangible assets was $0.3 million and $0.4 million for the years ended December 31, 2021 and 2020. The estimated future amortization of identifiable intangible assets is as follows (in thousands):

Year Ending December 31,

2022	$39
2023	39
2024	39
2025	39
2026	23
Thereafter	162

Total	$341

NOTE 6 – OTHER FINANCIAL INFORMATION

Note Receivable

In October 2019, the Company sold its dental center in Utah to an entity controlled by the spouse of an employee for total consideration of approximately $1.2 million, including a note receivable of approximately $1.0 million. This note receivable provides for stated interest rate of 6.0%. Based on consideration of prevailing market interest rates at the time of sale and the credit risk of the purchaser, the Company recorded a discount on the note receivable of approximately $0.1 million that is being accreted to interest income over a five-year period. Interest income related to the note receivable amounted to approximately $0.1 million for each of the years ended December 31, 2021 and 2020. Due to uncertainty around collections, the note receivable was impaired as of December 31, 2021. To the extend cash is collected in the future, we will recognize income in the period cash is collected.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2021	2020
Accrued payroll	$1,397	$1,025
Accrued legal and other	990	412
Lab rebate liabilities	466	300
Total accrued liabilities	$2,853	$1,737

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NOTE 7 - DEBT

Summary of Debt

As of December 31, 2021 and 2020, the Company’s debt consisted of the following (in thousands):

	December 31,
	2021		2020
Empowered Dental loan, due December 2020	$-		$25
PPP loan maturing May 2022	1,265	(1)	1,265	(1)
Total debt	1,265		1,290
Less current maturities	1,265		867
Long-term debt, net of current maturities	$-		$423

(1)	Please see caption below for further discussion of the terms of the PPP loan.

In November 2018, the Company issued convertible debt of $25,000 as part of the consideration in an asset purchase agreement with Empowered Dental Lab, LLC. The debt was convertible into shares of the Company’s common stock at a conversion rate of $7.50 per share. The interest rate on the debt was 10.0% per annum beginning July 1, 2020, and the maturity date was extended to December 31, 2020. The Company repaid this convertible debt plus interest in January 2021.

PPP Loan

On May 8, 2020, the Company received approximately $1.3 million in funding through the U.S. Small Business Administration’s Payroll Protection Program (PPP) that was part of the Coronavirus Aid, Relief, and Economic Security Act signed into law in March 2020. The interest rate on the loan is 1.00% per year and matures on May 5, 2022. The Company used these funds to assist with payroll, rent and utilities. The Company has spent the funding in a manner in which it believes the entire balance of the outstanding promissory note will be eligible for forgiveness through the terms of the PPP. An application to forgive the entire amount was submitted with the lender in January 2021, as of December 31, 2021 the application was under review. On January 21, 2022 the PPP loan was forgiven by the SBA in its entirety. As a result, the Company will record other income on the forgiveness of the loan in the first quarter of 2022.

Convertible Notes

In April 2019, the Company began offering 6.0% convertible notes (the “Convertible Notes”) to accredited investors in a private placement. Upon the closing of an aggregate gross cash consideration to the Company of at least $10 million (a “Qualified Financing”), the outstanding loan balance of the Convertible Notes (the “Loan Balance”) shall be automatically converted into that number or principal amount of the securities of the Company issued in the Qualified Financing (the “New Securities”) at a conversion price equal to (a) seventy-five percent (75%) of the price per share (or conversion price per share as the case may be) of New Securities paid by the investors in such Qualified Financing if the Qualified Financing occurs on or prior to December 31, 2019 and (b) fifty percent (50%) of the price per share (or conversion price per share as the case may be) of New Securities paid by the investors in such Qualified Financing if the Qualified Financing occurs after December 31, 2019; provided, however, that in no event for purposes of any mandatory conversion shall the Loan Balance be convertible at a price lower than $7.50 per share, which shall serve as a floor price. In any such conversion, the holders of the Convertible Notes shall be provided with all of the same rights, privileges and preferences (including contractual rights and protections such as pre-emptive rights, rights of first refusal, co-sale rights, information and registration rights) as are provided to the holders of the New Securities issued in such Qualified Financing. The Company incurred less than $0.1 million in issuance costs associated with the Convertible Notes. The maturity date of the Convertible Notes was March 31, 2020. One holder of a less than $0.1 million note elected to be paid out the principal and interest which was repaid in December 2020. During the year ended December 31, 2020, holders of $2.9 million exchanged outstanding principal and interest on the notes into Series B preferred units discussed in Note 8. Holders of $0.8 million of principal (plus $26 thousand in accrued interest) exchanged their Convertible Notes into the Company Class A common stock.

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NOTE 8 – PREFERRED STOCK

The Company’s Board of Directors has authority to issue up to 50,000,000 shares of Preferred Stock. Through December 31, 2020, the Board of Directors had designated 1.0 million and 1.2 million shares of Preferred Stock as Series A and Series B, respectively. Through December 31, 2020, all previously issued shares of Preferred Stock had been redeemed or converted to shares of Common Stock. As of December 31, 2021, the Board of Directors has authority to designate up to an additional 47.8 million shares of Preferred Stock in various series that provide for liquidation preferences, and voting, dividend, conversion, and redemption rights as determined at the discretion of the Board of Directors.

Further details about the terms of the Series A and Series B Preferred Stock are set forth below.

Redeemable Series A Preferred Stock

In May 2017, the Company entered into a Definitive Purchase Agreement (the “DPA”) to acquire all of the licensed intellectual property, consisting primarily of patents, from its largest shareholder, current Chief Medical Officer and former majority shareholder of BioModeling. The Company’s Board of Directors previously authorized the issuance of 1,000,000 shares of Series A convertible preferred stock (“Series A Preferred Stock”) with a stated value of $5.00 per share. Each share was convertible at any time into one share of Class A common stock and each share of Series A Preferred Stock was also entitled to one vote. The Series A Preferred Stock was redeemable at the Company’s option at any time for the stated value and at the option of the holder at 20% each year, commencing twelve months from the closing date with a limitation of $1.0 million in any twelve-month period unless otherwise authorized by the Board of Directors.

In accordance with ASC 480, the Company accounted for the Series A Preferred Stock as temporary equity. As such, the carrying value of the shares was accreted over time such that the carrying value of the shares was at least equal to the then current redemption value of the shares. The accretion was recorded as a reduction of Additional Paid-In Capital and an increase to Series A Preferred Stock. As a result of the IPO that was completed in December 2020, the Company agreed to redeem all remaining Series A Preferred Stock in December 2020 representing 700,000 shares and $3.5 million. During the year ended December 31, 2020, the Company recognized accretion of $2.3 million for the remaining redemption value. For the year ended December 31, 2020, the Company agreed to redeem 730,000 shares of the Series A Preferred Stock for a total redemption price of $3.7 million. The redemption price was paid in 2020 for a total of $2.2 million and $1.5 million was recognized as a current liability that was paid in January 2021.

Series B Preferred Stock

On January 9, 2020, the Company’s Board of Directors designated 1,200,000 shares of Preferred Stock as Series B. The terms of the Series B Preferred Stock provided for par value of $0.0001 per share and an issuance price of $15.00 per share. The shares of Series B Preferred Stock did not provide the holders with rights to demand redemption, dividends, or to vote as a class with the Company’s holders of Common Stock. Upon liquidation, the shares of Series B Preferred had priority over the holders of shares of Common Stock. The terms of the Series B Preferred Stock provided for mandatory conversion to shares of Common Stock upon a sale of the Company or upon completion of a qualified financing for aggregate gross cash proceeds of at least $15.0 million (referred to as an “MC Event”). Upon a MC Event, the shares of Series B Preferred automatically converted to shares of Common Stock based on a conversion price equal to 75% of the price paid by investors in a sale of the Company or a qualified financing.

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The Company commenced a private placement of units (the “Series B Units”) consisting of (i) one share of Series B Preferred, and (ii) one warrant to be issued for the number of shares of common stock into which the Series B Preferred stock was convertible upon a MC Event (the “Contingent Warrants”). The Contingent Warrants provided for an exercise price equal to 125% of the price of the Company’s shares of Common Stock on the date of a MC Event. The Company reported no beneficial conversion on the Contingent Warrants as the warrant has a contingent beneficial conversion feature that is not calculated as a separate derivative until the contingent event has occurred. The private placement provided for the sale of units at an issuance price of $15.00 per unit. Based on the terms of the Series B Preferred, the Company classified it within permanent equity during the periods it was outstanding.

For the year ended December 31, 2020, the Company issued 163,500 Series B Units for net proceeds of approximately $2.5 million. Additionally, holders of the Convertible Notes discussed in Note 7 agreed to exchange an aggregate principal and accrued interest balance of approximately $2.9 million into 196,258 shares of Series B Preferred. Offering costs associated with this issuance of Series B Unites amounted to approximately less than $0.1 million. In December 2020, all shares of Series B Preferred Stock were converted into 1,199,195 shares of Common Stock since the IPO discussed in Note 9 triggered the MC Event. In addition, as discussed in Note 10, the MC Event resulted in the issuance of the Contingent Warrants that provide for the purchase of 1,199,195 shares of Common Stock at an exercise price of $7.50 per share.

NOTE 9 – COMMON STOCK

The Company is authorized to issue 200,000,000 shares of common stock, par value of $0.0001 per share and 50,000,000 of preferred stock, par value of $0.0001 per share. Holders of the common stock are entitled to one vote for each share held. The Company’s Board of Directors may declare dividends payable to the holders of Common Stock. For the years ended December 31, 2021 and 2020, the Company completed initial public offerings of its shares of Common Stock as discussed below.

May 2021 Follow-on Offering

In May 2021, the Company completed a follow-on offering of 4.6 million shares of Common Stock at an issuance price of $6.00 per share for gross proceeds of $27.6 million. The net proceeds amounted to approximately $25.4 million after deducting an aggregate of $2.2 million for underwriting discounts and commissions and offering expenses payable by the Company.

December 2020 IPO

For the year ended December 31, 2020, the Company issued 4,025,000 shares of common stock for net proceeds of approximately $21.6 million in an initial underwritten public offering. Offering costs associated with this stock issuance were approximately $.07 million. The Company also issued 1,199,195 shares issued through the conversion of all shares of Series B Preferred Stock.

NOTE 10 – STOCK OPTIONS AND WARRANTS

Stock Options

In 2017, the Company’s shareholders approved the adoption of a stock and option award plan (the “2017 Plan”), under which shares were reserved for future issuance for options, restricted stock awards and other equity awards. The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders have approved a total reserve of 1,333,333 million shares for issuance under the 2017 Plan.

In April 2019, the Company’s shareholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which shares were reserved for future issuance for options, restricted stock awards and other equity awards. The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. The Company’s shareholders have approved a total reserve of 333,334 shares for issuance under the 2019 Plan. Consecutively, on June 18, 2020, and July 28, 2021 the Company’s stockholders approved an amendment and restatement of the 2019 Plan to increase the number of shares of Common Stock available for issuance thereunder by 2,033,333 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, and prior to any grants, 2,366,667 shares of Common Stock were available under the 2019 Plan.

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During the years ended December 31, 2021 and 2020, the Company issued stock options to purchase 969,000 and 429,012 shares at a weighted average exercise price of $5.23 and $7.50 per share of the Company’s common stock, respectively, to certain members of the Board of Directors, employees and consultants. The stock options allow the holders to purchase shares of the Company’s common stock at prices between $1.50 and $7.50 per share. Options for the purchase of 220,001 and 26,667 shares of common stock expired as of December 31, 2021 and 2020, respectively. The following table summarizes all stock options as of December 31, 2021 and 2020 (shares in thousands):

	2021				2020
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, beginning of year	2,302		$4.84	1.3	1,900		$4.29	3.1
Grants	969		5.23		429		7.50
Forfeited	(220)		6.25		(27)		7.50
Exercised	(200	)(3)	1.65		-		-

Outstanding, end of year	2,851	(4)	4.96	3.3	2,302	(4)	4.84	1.3

Vested, end of year	1,898	(5)	4.53	2.7	1,673	(5)	4.10	2.5

(1)	Represents the weighted average exercise price.
(2)	Represents the weighted average remaining contractual term until the stock options expire.
(3)	On the respective exercise dates, the aggregate intrinsic value of shares of Common Stock issued upon exercise of stock options amounted to $0.6 million.
(4)	As of December 31, 2021 and 2020, the aggregate intrinsic value of stock options outstanding was $0 million and $3.1 million, respectively.
(5)	As of December 31, 2021 and 2020, the aggregate intrinsic value of vested stock options was $0 million and $2.0 million, respectively.

For the years ended December 31, 2021 and 2020, the valuation assumptions for stock options granted under the 2017 Plan and the 2019 Plan were estimated on the date of grant using the BSM option-pricing model with the following weighted-average assumptions:

	2021	2020

Grant date closing price of Common Stock	$5.23	$7.50
Expected term (years)	3.5	3.2
Risk-free interest rate	0.8%	0.4%
Volatility	141%	134%
Dividend yield	0%	0%

Based on the assumptions set forth above, the weighted-average grant date fair value per share for stock options granted for the years ended December 31, 2021 and 2020 was $4.96 and $4.84, respectively.

For the years ended December 31, 2021 and 2020, the Company recognized approximately $2.7 million and $2.2 million, respectively, of share-based compensation expense relating to the vesting of stock options. Unrecognized expense relating to these awards as of December 31, 2021 was approximately $4.8 million, which will be recognized over the weighted average remaining term of 2.9 years as of December 31, 2021.

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Warrants

The following table sets forth warrant activity for the years ended December 31, 2021 and 2020 (shares in thousands):

	2021				2020
	Shares		Price (1)	Term (2)	Shares		Price (1)	Term (2)

Outstanding, beginning of year	1,960		$7.44	3.5	33		$1.50	1.5
Grants of warrants:
Underwriter pursuant to IPOs	276	(3)	7.50		403	(4)	7.50
Consultants for services	95	(5)	7.50		-		-
Acquisition of assets	200	(6)	7.50		-		-
Business combination	25	(7)	8.90		-		-
Contingent warrants	-		-		1,199	(8)	$7.50
Settlement warrants	-		-		325	(9)	7.50

Outstanding, end of year	2,556	(10)	7.44	2.6	1,960	(10)	7.44	3.5

Vested, end of year	2,311	(11)	7.42	2.2	1,960	(11)	7.40	3.5

(1)	Represents the weighted average exercise price.

(2)	Represents the weighted average remaining contractual term until the warrants expire.

(3)	In connection with its registered underwritten follow-on offering in May 2021, the Company granted warrants to the underwriter that provide for the purchase of 276,000 shares of Common Stock at an exercise price of $7.50 per share with a fair value of approximately $1.5 million. These warrants became exercisable in November 2021 and expire in May 2026.

(4)	In connection with the IPO in December 2020, the Company granted warrants to the underwriter that provide for the purchase of 402,500 shares of common stock at an exercise price of $7.50 per share. These warrants became exercisable in June 2021 and expire in December 2025.

(5)	In March 2021, the Company granted warrants to consultants in exchange for services. Warrants issued in March 2021 provide for the purchase of an aggregate of 95,000 shares of Common Stock and are exercisable at $7.50 per share. The aggregate fair value of the March warrants amounted to $0.2 million which is being recognized over the period that the services are provided. For the year ended December 31, 2021, the Company recognized expense of $0.2 million.

(6)	In March 2021, the Company granted warrants in connection with the acquisition of certain assets from MyoCorrect, LLC (“MyoCorrect”) that provide for the purchase of up to 200,000 shares of Common Stock through March 2026. The aggregate fair value of these warrants amounted to $0.1 million which is being recognized over the vesting period. Warrants to purchase 25,000 shares of Common Stock vested in March 2021 and the remainder vest upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect, with a five-year term.

(7)	In April, 2021, the Company granted warrants in connection with a business combination. Warrants granted in April 2021 provide for the purchase of an aggregate of 25,000 shares of Common Stock and are exercisable at $8.90 per share. The aggregate fair value of the April warrants amounted to $0.2 million which is being recognized over the period that the services are provided. For the year ended December 31, 2021, the Company recognized expense of $0.2 million.

(8)	Pursuant to the terms of the Series B Units and in connection with the IPO which qualified as a MC Event, approximately 1,199,000 Contingent Warrants were issued at an exercise price equal to 125% of the price of the Company’s shares of common stock on the date of an MC event, or $7.50 per share based on the IPO price of $6.00 per share.

F-43

(9)	On October 22, 2020, two minority stockholders initiated a derivative demand which resulted in a settlement and release agreement that was entered into on November 6, 2020. Pursuant to the settlement, the Company issued warrants to purchase an aggregate of 325,000 shares of common stock (the “Settlement Warrants”). The Settlement Warrants are exercisable on a cash only basis at an exercise price of $7.50 per share, are exercisable beginning on June 15, 2021, and expire on May 6, 2024.

(10)	As of December 31, 2021 and 2020, the aggregate intrinsic value of warrants outstanding was $0.

(11)	As of December 31, 2021 and 2020, the aggregate intrinsic value of vested warrants was $0.

For the years ended December 31, 2021 and 2020, the valuation assumptions for warrants were estimated on the measurement date using the BSM option-pricing model with the following weighted-average assumptions:

	2021	2020

Measurement date closing price of Common Stock (1)	$7.44	$7.50
Contractual term (years) (2)	2.6	3.5
Risk-free interest rate	0.3%	0.3%
Volatility	138%	139%
Dividend yield	0%	0%

(1)	Weighted average grant price.

(2)	The valuation of warrants is based on the contractual term of the warrant rather than the expected term.

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company was a party to a management agreement with Upeva, Inc., a company for which the Company’s prior Secretary and one of the Company’s former board members serves as chief executive officer. In return for various legal and other consulting services, the Company paid Upeva a monthly fee of $10,000. This agreement terminated on April 30, 2020. As of December 31, 2020, the Company owed Upeva, Inc. approximately $10,000. The former Secretary and director is the beneficial owner of 254,902 common shares of the Company through Spire Family Holdings, L.P. Additionally, the former Secretary and director is the beneficial owner of 254,902 common shares of the Company through Spire Family Holdings, L.P. The payment was made early 2021, no outstanding fees are due.

During the year ended December 31, 2020, one of the Company’s former directors who held $0.2 million in 2019 Notes exchanged her outstanding notes for Series B preferred units, which converted into 45,252 common shares.

During 2020, one of the Company’s Directors and holder of the Company’s Series A preferred stock, exercised his right to redeem 730,000 shares of the Series A preferred stock for $5.00 per share for a total of $3.7 million. Per the director’s request, $2 million was paid in December 2020, and the rest was paid in full in January 2021.

In July 2020, two of the directors voluntarily entered into separation agreements with our company. Such agreements contained customary releases, confidentiality and non-disparagement provisions. As consideration for the entering the separation agreements, each director received an equity grant in the amount 16,667 shares and the ability to retain and exercise their previously granted and vested options, and the Company also committed to providing continued indemnification obligations consistent with organizational documents and to retain director’s and officer’s insurance for a period of twenty-four months in connection with two of the directors’ prior service on the board.

In August 2020, the Company also entered into a Separation Agreement with another director pursuant to which the Company is required to purchase from the director and her affiliated entities 13,575 shares of Series B Preferred Stock and warrants to purchase common stock and 16,667 shares of common stock held for an aggregate purchase price of $0.3 million. If the Company was unable to close a qualified financing, as defined in the agreement of at least $3 million of equity or equity-linked securities by September 15, 2020 (as was extended up to October 28, 2020), a modified consideration would include 16,667 shares of unrestricted, fully vested common stock, a grant of stock options to purchase 33,334 shares of common stock at a price of $7.50 that will be fully vested and exercisable and $22 thousand in cash. The Company recorded general and administrative expense and accrued expenses of approximately $0.3 million for cash and equity issuances with this settlement. In November 2020, the Company granted this former director 16,667 shares of unrestricted, fully vested common stock, a grant of stock options to purchase 33,334 shares of common stock at a price of $7.50 that will be fully vested and exercisable and paid $47 thousand in cash (including $25 thousand for legal fees) to settle terms outlined in her separation agreement.

F-44

On October 22, 2020, two minority stockholders of the Company, Lazarus Asset Management, LLC and a former director of the Company (who we refer to as the Demanding Stockholders), sent a derivative demand to the Company through counsel asking the board of directors to review and investigate certain recent actions taken by the board of directors, or members thereof, and senior management including (i) pursuit of the initial public offering described in the Company’s filing on Form S-1, (ii) the board of directors’ previous rejection (on two occasions) of a “reverse merger” transaction proposal made by Lazarus Asset Management, LLC, (iii) purported mismanagement of corporate assets, and (iv) various matters related to stock sales and other matters. After discussions with the Demanding Stockholders and their counsel, the Company ascertained that the Demanding Stockholders were acting for themselves and on behalf of an additional group of minority shareholders, (we refer to the Demanding Stockholders and all such other minority shareholders they acted on behalf of collectively as the Stockholder Group).

While the Company believes that the assertions of the Demanding Stockholders lacked any merit in fact and in law, rather than expending resources investigating or litigating the claims of the Demanding Stockholders, and in order to proceed with the Company’s initial public offering, on November 6, 2020, without admitting or denying any claims asserted by the Demanding Stockholders, the Company entered into a Settlement and Release Agreement with each member of the Stockholder Group (which the Company refers to as the Settlement and Release Agreement). Pursuant to the Settlement and Release Agreement, all claims of the Demanding Stockholders were withdrawn with prejudice, and the Company and the Stockholder Group provided each other with full releases of any claims. In consideration of such withdrawal and releases, the members of the Stockholder Group have received: (i) an aggregate of 300,000 shares of Company common stock and (ii) warrants to purchase an aggregate of 325,000 shares of common stock (see Note 9). Such warrants (x) will be exercisable on a cash only basis at a strike price of 125% of the public offering price per share in a Company qualified public offering of more than $10 million, (y) will be exercisable for a period of 36 months, beginning six months after the consummation of a qualified public offering and ending on the forty-second month anniversary of a Company qualified public offering. Finally, the Settlement and Release Agreement contains customary representations, warranties and covenants, including relating to confidentiality and non-disparagement, and the Company agreed to reimburse the Demanding Stockholders for up to $50 thousand of their legal fees associated with the demand letter the Company received on October 22, 2020 from them.

For the year ended December 31, 2021 and 2020, options for the purchase of 539,000 and 429,012 shares, respectively, of the Company’s common stock were granted to the Company’s directors, officers, employees and consultants.

NOTE 12 - INCOME TAXES

For the years ended December 31, 2021 and 2020, the domestic and foreign components of loss before income taxes consist of the following (in thousands):

	2021	2020

Domestic	$(20,307)	$(12,072)
International	19	15
Loss before income taxes	$(20,288)	$(12,057)

For the years ended December 31, 2021 and 2020, income tax expense (benefit) consists of the following (in thousands):

	2021	2020
Current income tax benefit (expense):
Federal	$-	$-
States	-	-
Total current income tax benefit (expense)	-	-

Deferred income tax benefit (expense):
Federal	-	-
States	-	-
Total deferred income tax benefit (expense)	-	-

Total income tax expense (benefit)	$-	$-

For the years ended December 31, 2021 and 2020, income tax benefit differed from amounts that would result from applying the U.S. statutory income tax rate of 21.0% to the Company’s loss before income taxes as follows (in thousands):

	2021	2020

Income tax benefit computed at federal statutory rate	$(4,261)	$(2,507)
Permanent differences	109	1,622
State tax expenses	(502)	(181)
Prior year adjustment to state NOL	(275)
Change in valuation allowance	4,929	1,066

Total income tax benefit	$-	$-

As of December 31, 2021 and 2020, the principal components of deferred tax assets and liabilities were as follows (in thousands):

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	9,150	5,105
Stock based compensation	1,005	609
Other	699	336

Total deferred tax assets before valuation allowance	10,854	6,050
Valuation allowance	(10,766)	(5,837)
Total deferred income tax assets after valuation allowance	88	213
Deferred tax liabilities:
Property, equipment and intangibles	(88)	(213)
Other	-	-
Total deferred income tax liabilities	(88)	(213)

Net deferred tax assets and liabilities	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. On the basis of this evaluation, as of December 31, 2021, a valuation allowance of $10.8 million has been recorded to record the deferred tax asset that is more likely than not to be realized. The net change during the year in the total valuation allowance is an increase of $4.9 million.

F-45

The Company has federal net operating loss carry forwards of $38.4 million. The Company also has various state net operating loss carry forwards. The determination of the state net operating loss carry forwards is dependent upon the apportionment percentages and state laws that can change from year to year and impact the amount of such carry forwards. If federal net operating loss carry forwards are not utilized, approximately $3.3 million will begin to expire in 2036. As of December 31, 2021, the remaining federal net operating losses of $35.1 million have no expiration dates.

Federal and state laws impose substantial restrictions on the utilization of net operating loss (“NOL”) carryforwards in the event of an ownership change for income tax purposes, as defined in Section 382 of the Internal Revenue Code (“IRC”). Pursuant to IRC Section 382, annual use of the Company’s NOL carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382 analysis regarding the limitation of NOL carryforwards. However, it is possible that past ownership changes will result in the inability to utilize a significant portion of the Company’s NOL carryforward that was generated prior to any change of control. The Company’s ability to use its remaining NOL carryforwards may be further limited if the Company experiences an IRC Section 382 ownership change in connection with future changes in the Company’s stock ownership.

Management does not believe that there are significant uncertain tax positions related to the 2021 and 2020 taxable periods. There are no interest and penalties related to uncertain tax positions for the years ended December 31, 2021 and 2020.

The Company files income tax returns in the United States federal and various state jurisdictions. The Company is no longer subject to income tax examinations for federal income taxes before 2016 or for states before 2015. Net operating loss carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOL’s generated as such NOL’s are utilized. As of December 31, 2021, the Company has filed all appropriate foreign operation tax returns.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus. Many of these Orders have been relaxed or lifted in jurisdictions where large portions of the population have been vaccinated, but there is considerable uncertainty about whether the Orders will need to be reinstated due to the ongoing spread of new variants of COVID-19. A significant portion of the worldwide population remains unvaccinated, and uncertainty also exists about whether existing vaccines will be effective as new variants of COVID-19 emerge. Accordingly, the overall impact of COVID-19 continues to have an adverse impact on global business activities.

Many of the Company’s VIPs and potential VIPs closed their offices during periods of 2020 as a result of COVID-19, although some remained open to specifically provide patients with Company products as Company appliances and VIPs were deemed an essential business for health considerations in many jurisdictions. In the face of the pandemic and the results potential for revenue reduction, Company management worked diligently to reduce expenses and maintain revenues during 2020. While revenue growth flattened in March and April 2020, expenses were reduced and the Company aggressively expanded its network of healthcare providers familiar with its products by offering online continuing education courses which introduced many in the medical and dental communities to the Company’s product line. As businesses continued to reopen through 2021, the impact of COVID-19 on the Company began to diminish, although the Company is closely monitoring the potential impact of COVID-19 variants on its business. Of note, second half of the year, many of the Company’s Canadian VIPs have not traveled to the US for training in light of travel restrictions. As of August 9, 2021, the Government of Canada imposed further restrictions on unvaccinated travelers, which has caused delays with some of the Company’s Canadian VIPs receiving required training and commencing Vivos Method cases.

Fourth quarter 2021 revenue growth was impacted by lower VIP enrollments due largely to the COVID-19 Delta and Omicron variant resurgences. The Company achieved sales growth despite seeing significant headwinds throughout our core customer base, mostly driven by such COVID-19 variant resurgences in the middle and latter part of the year. In December 2021, the American Dental Association reported that just 60% of dental practices were open and operating with business as usual. Another industry source reported 92% of dental practices were struggling to hire or replace hygienists, and 77% reported difficulty hiring front desk positions. These challenges across the dental community have impacted both doctor enrollments and patient case starts, as replacement dental personnel must be trained in The Vivos Method.

F-46

The world-wide response to the pandemic resulted in a significant downturn in economic activity and there is no assurance that government stimulus programs will successfully restore the economy to the levels that existed before the pandemic. In addition, worldwide supply chain constraints and inflation have emerged as new barriers to long-term economic recovery. If an economic recession or depression is sustained, it could have a material adverse effect on the Company’s business as demand for its products could decrease. While the current disruption to the Company’s business is expected to be temporary, the long-term financial impact on the Company’s business cannot be reasonably estimated at this time.

Litigation Settlement

In October 2020, the Company received a derivative demand from certain stockholders (the “Derivative Action”) asking the Board of Directors to review and investigate certain recent actions taken on behalf of the Company. Upon further investigation, the Company determined that the assertions of the Derivative Action lacked merit in fact and in law. However, rather than expending resources investigating or litigating the claims set forth in the Derivative Action, and in order to proceed with the Company’s December 2020 IPO discussed in Note 9, the Company entered into a Settlement and Release Agreement in November 2020 without admitting or denying any of the claims that were asserted. Pursuant to the Settlement and Release Agreement, all claims under the Derivative Action were withdrawn with prejudice, and the parties provided each other with full releases of any claims.

In consideration of such withdrawal and releases, the parties to the Derivative Action received (i) an aggregate of 300,000 shares of Common Stock with a fair value of $1.8 million, (ii) warrants to purchase an aggregate of 325,000 shares of Common Stock with an estimated fair value $1.5 million, and (iii) reimbursement of up to $50 thousand for legal fees incurred. The warrants to purchase 325,000 shares of Common Stock are exercisable by paying the exercise price of $7.50 per share in cash, and are exercisable for the period from June 2021 until June 2024 when they expire if not previously exercised. The total costs to settle the Derivative Action amounted to $3.3 million, which is included in the accompanying statement of operations for the year ended December 31, 2020.

Operating Leases

The Company leases office properties under various lease terms. Rent expense, including real estate taxes and related costs, for the years ended December 31, 2021 and 2020 aggregated approximately $0.6 million and $0.5 million, respectively. In connection with some of the Company’s leases, lease incentives were granted. Deferred lease incentives are being amortized on a straight-line basis over the term of the lease.

Future rental payments over the term of the Company’s leases are as follows (in thousands):

Years Ending December 31,

2022	$491
2023	479
2024	495
2025	440
2026	345
Thereafter	555

Total operating lease payments	$2,805

Employment Agreements

During 2020, the Company entered into new employment agreements with its chief executive officer, chief medical officer and chief financial officer. The agreements include incentive compensation in the form of cash bonuses and stock options. The employment agreements require the continuation of salary and benefits for up to two years in the event the employee is terminated without cause.

F-47

Regulatory status

In September 2017, BioModeling was the subject of a routine FDA audit. The audit resulted in certain findings that BioModeling was required to remediate. On September 27, 2017, BioModeling believed that it had filed its response letter to the audit findings with the FDA. In January 2018, BioModeling received notice that the FDA had posted a Warning Letter on its website alleging failure by BioModeling to reply in a timely manner to the September 2017 audit findings. The Company and BioModeling immediately contacted the FDA in January 2018 and resubmitted the September 27, 2017 audit response letter. In April 2018, the FDA completed a second audit of BioModeling which focused on the September 2017 response letter and the Warning Letter. The Company believes that this issue has been satisfactorily resolved although no definitive statement to that effect has been made by the FDA.

401(k) Plan

The Company has a defined contribution employee benefit plan under section 401(k) of the Code (the “401(k) Plan”). The 401(k) Plan covers all eligible U.S. employees that are entitled to participate at the beginning of the first full quarter following commencement of employment. The Company matches the entire amount of the employee contributions up to 3% of the participating employee’s compensation, and then 50% of employee contributions between 4% and 5% of the participating employee’s compensation. These matching contributions vest for 100% when the matching contributions are made. Total contributions to the 401(k) Plan amounted to $0.4 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

NOTE 14 – NET LOSS PER SHARE OF COMMON STOCK

Basic and diluted net loss per share of Common Stock (“EPS”) is computed by dividing (i) net loss, as adjusted for beneficial conversion features and accretion related to Preferred Stock (the “Numerator”), by (ii) the weighted average number of common shares outstanding during the period (the “Denominator”).

The calculation of diluted EPS is also required to include the dilutive effect, if any, of stock options, unvested restricted stock awards, convertible debt and Preferred Stock, and other Common Stock equivalents computed using the treasury stock method, in order to compute the weighted average number of shares outstanding. For the years ended December 31, 2021 and 2020, all Common Stock equivalents were antidilutive.

Presented below are the calculations of the Numerators and the Denominators for basic and diluted EPS (dollars in thousands, except per share amounts):

	2021	2020
Calculation of Numerator:
Net loss	$(20,288)	(12,057)
Warrant beneficial conversion feature	-	(3,598	)(1)
Accretion of Series A Preferred Stock redemption amount	-	(2,333	)(2)

Loss applicable to common stockholders	$(20,288)	$(17,988)

Calculation of Denominator:
Weighted average number of shares of Common Stock outstanding	21,233	12,869

Net loss per share of Common Stock (basic and diluted)	$(0.96)	$(1.40)

(1)	Represents the beneficial conversion feature related to warrants issued in settlement as discussed in Note 9.
(2)	Represents accretion of the Series A Preferred Stock redemption premium discussed in Note 8.

The holder of the Series A Preferred Stock discussed in Note 8 was entitled to participate in Common Stock dividends, if and when declared, on a one-to-one per-share basis. Accordingly, in any periods in which the Company has net income, earnings per share was required to be computed using the two-class method whereby the pro rata dividends distributable to the holder of Series A Preferred Stock would have been deducted from earnings applicable to common stockholders, regardless of whether a dividend was declared for such undistributed earnings. For the years ended December 31, 2021 and 2020, the Company incurred a net loss and, accordingly, there were no undistributed earnings to allocate under the two-class method.

F-48

As of December 31, 2021, the following potential Common Stock equivalents were excluded from the computation of diluted net loss per share of Common Stock since the impact of inclusion was antidilutive (in thousands):

	2021	2020

Common stock warrants	2,556	1,960
Common stock options	2,851	2,302
Total	5,407	4,262

NOTE 15 - FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the measurement of fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

Level 2—Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability

Level 3—Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any market activity for the asset or liability at measurement date

As of December 31, 2021 and 2020, the fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values due to the short-term nature of these instruments. Due to the U.S. government guarantee and the otherwise unique terms of the PPP Loan discussed in Note 7, it was not possible to determine fair value of this debt instrument.

Recurring Fair Value Measurements

For the years ended December 31, 2021 and 2020, the Company did not have any recurring measurements for the fair value of assets and liabilities.

The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the years ended December 31, 2021 and 2020, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

Significant Concentrations

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash at high-quality financial institutions. Cash deposits, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. As of December 31, 2021, the Company had cash and cash equivalents with two financial institutions in the United States with an aggregate balance of $24.0 million. As of December 31, 2020, the Company had cash and cash equivalents with two financial institutions in the United States with an aggregate balance of $18.2 million. The Company has never experienced any losses related to its investments in cash, cash equivalents and restricted cash.

Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising the Company’s customer base and their dispersion across different geographies and industries. The Company performs ongoing credit evaluations on certain customers and generally does not require collateral on accounts receivable. The Company maintains reserves for potential bad debts.

NOTE 16 - SUBSEQUENT EVENTS

On February 7, 2022 the Company filed a Form S-3 with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the Company may offer and sell, either individually or in combination, in one or more offerings, any of the securities described within the Form S-3, for total gross proceeds of up to $75 million.

On February 25, 2022 the Company issued 290,000 stock options to certain employees and officers with an exercise price of $3.27 per share, one-fifth vested on the date of grant, and one-fifth vests annually through February 25, 2027. Additionally, the Company issued warrants to purchase 80,000 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $3.27 per share, vesting monthly over one year term of the agreement.

F-49

VIVOS THERAPEUTICS, INC.

13,333,334 Shares

common stock

PROSPECTUS

_____________, 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company.

Type	Amount
SEC Registration Fee	$1,976.26.
Accounting Fees	7,500.00
Legal Fees	125,000.00
Total expenses	$134,476.26

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our Certificate of Incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

II-1

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

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Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder in that (i) none of the offers and sales constituted a public offering of securities and/or (ii) the securities were only offered and sold to accredited investors.

In November 2020, Vivos Therapeutics issued warrants to certain shareholders to purchase an aggregate of 325,000 shares of common stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of the initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management—October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

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On March 12, 2021, Vivos Therapeutics granted options to purchase up to 145,000 shares of common stock at an exercise price of $7.50 share in the following amounts to employees and consultants, 120,000 to two employees (100,000 and 20,000 respectively) with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant, and 25,000 to a consultant with standard vesting on each of the following dates: (i) 20% as of the date of grant and (ii) 20% at the end of each year following the date of grant.

On March 29, 2021 and as part of the acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, Vivos Therapeutics issued three-year warrants to purchase 200,000 shares of our common stock with an exercise price of $7.50 per share. 25,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On April 14, 2021 and as part of the acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 25,000 shares of our common stock with an exercise price of $8.90 per share. 5,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

During the period from March 12, 2021 through March 30, 2021, Vivos Therapeutics issued warrants to purchase an aggregate of 95,000 shares of common stock to contractors and consultants in exchange for services. These warrants have an exercise price of $7.50 per share. 45,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On February 25, 2022 the Company issued 290,000 stock options to certain employees and officers with an exercise price of $3.27 per share, one-fifth vested on the date of grant, and one-fifth vests annually through February 25, 2026. Additionally, the Company issued warrants to purchase 80,000 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $3.27 per share, vesting monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On May 12, 2022, the Company issued 265,000 stock options to certain employees and officers with an exercise price of $1.29 per share, one-fifth vested on the date of grant, and one-fifth vests annually through May 12, 2027. Additionally, the Company issued warrants to purchase 130,000 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $1.29 per share. 40,000 of these warrants vested immediately upon issuance, 60,000 of these warrants vest monthly over a six month term and 30,000 of these warrants vest monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On July 8, 2022, the Company issued 15,000 stock options to a certain employee with an exercise price of $1.45 per share, one-fifth vested on the date of grant, and one-fifth vests annually through July 8, 2027.

On December 23, 2022, the Company issued 1,404,168 stock options to certain employees and officers with an exercise price of $0.48 per share, 1,220,834 of these options vested one-fifth on the date of grant, and one-fifth vests annually through December 23, 2026, 160,000 of these options vested 50% on the date of grant, and 25% vest on March 23, 2023, and the remaining 25% vest on June 23, 2023, and 23,334 of these options vested immediately upon issuance. Additionally, the Company issued warrants to purchase 850,000 shares of the Company’s common stock to certain consultants for sales consulting services with an exercise price of $0.48 per share. 577,500 of these warrants vested immediately upon issuance, 27,500 of these warrants vest quarterly over one year term, 115,000 of these warrants vest quarterly over two year term of the agreement, 30,000 of these warrants vest annually over two year term, and 100,000 of these warrants exercisable upon the achievement of pre-determined performance metrics . These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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On January 5, 2023, the Company, closed a private placement (the “Private Placement”) pursuant to which the Company agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of the Company’s common stock, $0.0001 par value (or a pre-funded warrant to purchase one share of Common Stock) (the “Pre-Funded Warrants”) and one warrant exercisable for one share Common Stock (the “Common Stock Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”). No actual units will be issued in the Private Placement.

Pursuant to the Purchase Agreement, the Company agreed to issue and sell in the Private Placement 2,000,000 Shares, Pre-Funded Warrants to purchase up to an aggregate of 4,666,667 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 6,666,667 shares of Common Stock (collectively with the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants, the “Warrant Shares”). The purchase price per Share and associated Common Stock Purchase Warrant was $1.20, and the purchase price per Pre-Funded Warrant and associated Common Stock Purchase Warrant was $1.1999.

Each Common Stock Purchase Warrant entitles the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $1.20 per share. Each Pre-Funded Warrant entitles the holder, for a period until all Pre-Funded Warrants are exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation of Vivos Therapeutics, Inc. filed with Delaware Secretary of State on August 12, 2020. (1)

3.2	Amended and Restated Bylaws of Vivos Therapeutics, Inc. (1)

3.3	Certificate of Conversion filed with Delaware Secretary of State on August 12, 2020 (1)

4.1	Form of Stock Certificate (1)

4.2	Form of Representative’s Warrant in connection with the Company’s initial public offering (2)

4.3	Form of Representative’s Warrant in connection with the Company’s May 2021 follow-on offering (5)

4.4	Form of Common Stock Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.5	Form of Pre-Funded Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

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5.1*	Opinion of Ellenoff Grossman & Schole LLP

10.1	Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan (1)

10.2	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between R. Kirk Huntsman and Vivos Therapeutics, Inc. (3) †

10.3	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between Bradford Amman and Vivos Therapeutics, Inc. (3) †

10.4	Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan (1)

10.5	Licensing, Distribution, and Marketing Agreement dated February 12, 2021 between the Company and MyCardio, LLC (4)+

10.6	Sales Agreement dated February 7, 2022, between the Company and Roth Capital Partners, LLC. (6)

10.7	Form of Securities Purchase Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

10.7	Form of Registration Rights Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

10.8	Placement Agency Agreement, dated January 5, 2023, between the Company and Roth Capital Partners, LLC and A.G.P./Alliance Global Partners (7)

21.1*	List of Subsidiaries

23.1*	Consent of Plante & Moran PLLC

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

107*	Calculation of Filing Fee Table

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 9, 2020.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 19, 2020.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on October 26, 2020.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2021.

(6)	Incorporated by refence to the Company’s Registration Statement on Form S-3, filed with the SEC on February 7, 2022.

(7)	Incorporated by refence to the Company’s Current Report on Form 8-K, filed with the SEC on January 9, 2023.

+	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company will furnish supplementally an unredacted copy of such exhibit to the U.S. Securities and Exchange Commission or its staff upon request.

†	Includes management contracts and compensation plans and arrangements

(b) Financial Statement Schedules. None.

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Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado on January 27, 2023.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints R. Kirk Huntsman and Bradford Amman and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 27, 2023.

Name	Title

/s/ R. Kirk Huntsman	Chairman of the Board & Chief Executive Officer
R. Kirk Huntsman	(Principal Executive Officer)

/s/ Bradford Amman	Chief Financial Officer
Bradford Amman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ralph E. Green	Director
Ralph E. Green, DDS, MBA

/s/ Anja Krammer	Director
Anja Krammer

/s/ Mark F. Lindsay	Director
Mark F. Lindsay

/s/ Leonard J. Sokolow	Director
Leonard J. Sokolow

/s/ Matthew Thompson	Director
Matthew Thompson, MD

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